      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996

                                                 REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                           NATIONAL PROCESSING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      OHIO
                          (STATE OR OTHER JURISDICTION
                       OF INCORPORATION OR ORGANIZATION)

                                      7374
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   61-1303983
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                               ------------------
                               1231 DURRETT LANE
                        LOUISVILLE, KENTUCKY 40285-0001
                                 (502) 364-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                                TONY G. HOLCOMBE
                            CHIEF EXECUTIVE OFFICER
                           NATIONAL PROCESSING, INC.
                               1231 DURRETT LANE
                        LOUISVILLE, KENTUCKY 40285-0001
                                 (502) 364-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ------------------
                                   COPIES TO:

DENNIS W. LABARRE, ESQ.       DAVID L. ZOELLER, ESQ.         PETER H. DARROW, ESQ.
CHRISTOPHER M. KELLY, ESQ.    National City Corporation      Cleary, Gottlieb, Steen & Hamilton
Jones, Day, Reavis & Pogue    1900 E. Ninth Street           One Liberty Plaza
901 Lakeside Avenue           Cleveland, Ohio 44114-3484     New York, New York 10006
Cleveland, Ohio 44114         (216) 575-2000                 (212) 225-2000
(216) 586-3939

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                               ------------------
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                 PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF         AMOUNT        PROPOSED MAXIMUM      AGGREGATE
    SECURITIES TO BE            TO BE          OFFERING PRICE        OFFERING          AMOUNT OF
        REGISTERED          REGISTERED(1)       PER SHARE(2)         PRICE(2)       REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------
Common Stock............      6,900,000            $16.00          $110,400,000         $38,069

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Includes 900,000 shares to cover an over-allotment option granted by the Registrant to the Underwriters.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933.
                               ------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           NATIONAL PROCESSING, INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM
 NO.                  FORM S-1 HEADING                   CAPTION OR LOCATION IN PROSPECTUS
- -----  ---------------------------------------------- ----------------------------------------
  1.   Forepart of the Registration Statement and
         Outside Front Cover Page Page of
         Prospectus.................................. Front Cover Page of the Registration
                                                        Statement; Front Cover Page of
                                                        Prospectus
  2.   Inside Front and Outside Back Cover Pages of
         Prospectus.................................. Inside Front and Outside Back Cover
                                                        Pages of Prospectus
  3.   Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges................... Prospectus Summary; Risk Factors
  4.   Use of Proceeds............................... Use of Proceeds
  5.   Determination of Offering Price............... Underwriting
  6.   Dilution...................................... Dilution
  7.   Selling Security Holders...................... Not Applicable
  8.   Plan of Distribution.......................... Outside Front Cover Page of Prospectus;
                                                        Underwriting
  9.   Description of Securities to be Registered.... Prospectus Summary; Description of
                                                        Capital Stock
 10.   Interests of Named Experts and Counsel........ Not Applicable
 11.   Information with Respect to the Registrant.... Outside Front Cover Page of Prospectus;
                                                        Available Information; Prospectus
                                                        Summary; Risk Factors; Use of
                                                        Proceeds; Dividend Policy;
                                                        Capitalization; Dilution; Selected
                                                        Consolidated Financial Data;
                                                        Management's Discussion and Analysis
                                                        of Financial Condition and Results of
                                                        Operations; Business; Management;
                                                        Description of Capital Stock; Shares
                                                        Available for Future Sale;
                                                        Consolidated Financial Statements
 12.   Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities................................. Not Applicable

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                                  JUNE 7, 1996
PROSPECTUS

6,000,000 SHARES

NATIONAL PROCESSING, INC.                                                 [LOGO]
COMMON STOCK
(WITHOUT PAR VALUE)

All of the shares of common stock, without par value (the "Common Stock"), of National Processing, Inc. (the "Company") being offered hereby (the "Offering") are being sold by the Company. The Company is an Ohio corporation organized to hold all of the capital stock of National Processing Company.

The Company is currently a wholly owned subsidiary of National City Corporation ("National City"), a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Upon consummation of the Offering, National City will continue to own directly approximately 87.8% of the outstanding Common Stock or, if the Underwriters exercise their over-allotment option in full, approximately 86.2% of the outstanding Common Stock.

Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between
$          and $          per share. See "Underwriting" for a discussion of the
factors to be considered in determining the initial public offering price.

Up to 200,000 shares of Common Stock included in the Offering are being reserved for sale at the initial public offering price to officers, directors, prospective directors and employees of the Company and its subsidiaries, and to certain executive officers of National City and one of its subsidiaries.

The Company has applied to have the Common Stock approved for listing on the New York Stock Exchange under the symbol NAP.

SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

                                              PRICE TO THE      UNDERWRITING      PROCEEDS TO THE
                                                 PUBLIC           DISCOUNT          COMPANY(1)
Per Share................................     $                 $                  $
Total(2).................................     $                 $                  $

- --------------------------------------------------------------------------------
(1) Before deducting offering expenses payable by the Company estimated to be
    $       .
(2) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 900,000 additional shares of Common Stock at the Price to the Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discount and Proceeds to the Company will be
    $        , $        and $        , respectively. See "Underwriting."

The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Common Stock being offered hereby will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through the facilities of The Depository Trust Company, on
or about               , 1996.

SALOMON BROTHERS INC
                    MONTGOMERY SECURITIES
                                       NATCITY INVESTMENTS, INC.
                                                      SMITH BARNEY INC.
The date of this Prospectus is               , 1996.

                           [INSIDE FRONT COVER PAGE]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    [PHOTOS]

                                  [FLOW CHART]

                                   [TO COME]

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall encompass any amendment thereto) on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted from the Prospectus as permitted by the rules and regulations promulgated by the Commission. For further information with respect to the Company and the Common Stock offered in the Offering, reference is hereby made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the provisions of any contract, agreement or other document referred to are not necessarily complete. With respect to each such statement as to a contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     After consummation of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. The Registration Statement and the exhibits thereto, as well as any such reports and other information to be filed by the Company with the Commission, may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company intends to furnish its shareholders with annual reports containing audited consolidated financial statements and quarterly reports containing unaudited condensed consolidated financial information for the first three quarters of its fiscal year.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Investors should carefully consider the information set forth under the caption "Risk Factors." National Processing, Inc. is an Ohio corporation organized to hold all of the capital stock of National Processing Company ("NPC"). Unless the context otherwise requires, references herein to the Company mean National Processing, Inc., NPC and the subsidiaries of NPC.

                                  THE COMPANY

     The Company is a leading provider of low-cost, high-volume transaction processing services and customized processing solutions. Deploying technology and applications software, the Company currently provides products and services which include (i) processing of card and check transactions for merchants and other commercial businesses ("Merchant Services"), (ii) outsourcing of administrative and financial functions for corporations seeking to reduce overhead costs ("Corporate Services"), and (iii) ticket processing and settlement for providers of travel-related services ("Travel Services"). The Company focuses in particular on the high-growth markets for Merchant Services and Corporate Services by sustaining and enhancing its long-term customer relationships, expanding its offerings of products and services, and aggressively pursuing acquisitions.

     In the Merchant Services market, the Company is the second largest processor of merchant credit and debit card transactions and the third largest provider of check acceptance and collection services in the United States, according to published industry sources. Merchant Services represented approximately 60.8% of the Company's revenues in 1995 and were provided to over 125,000 merchant locations. In the Corporate Services market, the Company believes that it is one of the largest providers of outsourcing services in the United States, processing more than 600 million transactions annually. The Company's Corporate Services include accounts payable processing, remittance processing, audit and funds settlement for freight-related charges and electronic imaging solutions. Corporate Services represented approximately 23.8% of the Company's revenues in 1995. In its Travel Services market, the Company is the exclusive processor and clearinghouse for all airline tickets issued by travel agents in the United States and for the U.S. government. Travel Services, which accounted for approximately 15.4% of the Company's revenues in 1995, also includes processing services for air cargo sales, direct airline ticket sales and passenger flight data. As a leading provider of Merchant Services, Corporate Services and Travel Services, the Company's current customer base includes seven of the top ten and 22 overall of the Fortune 100 companies.

     The Company has experienced steady growth in both revenue and net income in recent years, with revenue increasing from $272.5 million in 1993 to $339.3 million in 1995, representing a compounded annual growth rate of 11.6%. Over the same period, net income has grown from $17.4 million to $25.8 million, representing a compounded annual growth rate of 21.8%. A significant portion of the Company's revenue results from long-term customer relationships. The Company estimates that the tenure of its relationships with its 50 largest customers is approximately ten years. The Company's net income has grown faster than revenues through improvement in its margins as a result of continuous cost reduction efforts and a greater mix of higher margin products. An important contributor to the Company's cost reductions has been the use of low-cost international labor markets. The Company established its initial presence internationally with the opening of a processing facility in Juarez, Mexico in 1988. Over time, the Company's Juarez operations have become increasingly significant, representing 43.8% and 31.5% of the Company's full-time employees during 1995 and 1994, respectively.

     The transaction processing industry has experienced strong growth in recent years, as acceptance and use of credit and debit cards have grown. According to industry publications, consumer usage of VISA(R) and MasterCard(R) credit and debit cards for purchases and cash advances in the United States was approximately $574.5 billion in 1995 compared to approximately $463.1 billion in 1994, representing an increase of approximately 24.1%. Transaction volume increased 23.2% during this same period, from 5.6 billion transactions processed in 1994 to 6.9 billion transactions processed in 1995. The market for corporate outsourcing has also grown as corporations have increasingly outsourced non-core functions to reduce costs, capitalize upon advances in technology, and enhance the quality and availability of management information. According to industry sources, more than 67% of the 500 largest companies in the United States outsourced one or more administrative functions in 1993, compared to approximately 25% in 1985. This growth is creating additional market opportunities for transaction processing providers like the Company, who possess the scale of operations, breadth of products and services, and expertise to provide low-cost processing and full-featured information services.

     The rapid growth of the transaction processing industry has also resulted in considerable competition in the marketplace, while the costs of advancing technology, the efficiencies derived from economies of scale and customer demands for a broad product line have caused consolidation among industry participants. The Company believes that its Merchant Services and Corporate Services markets will continue to grow and consolidate.

     The Company's objective is to continue its growth and enhance its position as a market leader in the transaction processing industry by (i) penetrating new markets which offer higher margin growth opportunities by broadening the range of products and services it offers, such as Virtual PAY (TM) (which allows the payment of bills over the Internet), expanding its sales team and entering into relationships with independent sales organizations; (ii) expanding the customer base for its existing products and services by offering such products and services to middle-market companies that it has not historically targeted and through aggressive cross-selling to its large and diverse base of long-term customers; (iii) leveraging its status as a low-cost transaction processor by continuously investing in systems, operations and new technology and by opening additional international facilities; and (iv) actively pursuing acquisitions that enhance its technology base, expand its products and services or offer increased efficiencies or economies of scale.

     The Company is an Ohio corporation organized to hold all of the capital stock of NPC. NPC began its business in 1977 and maintains its corporate headquarters at 1231 Durrett Lane, Louisville, Kentucky 40285-0001, telephone
(502) 364-2000.

                                  THE OFFERING

Common Stock Offered........................     6,000,000 shares(1)
Common Stock Outstanding after
  the Offering..............................     49,100,000 shares(1)(2)
Use of Proceeds.............................     To fund future acquisitions and strategic
                                                 technology investments and for general
                                                 corporate purposes, including research and
                                                 product development and expansion of
                                                 international processing facilities. See
                                                 "Use of Proceeds."
Proposed NYSE Symbol........................     NAP

- ---------------

(1) Does not include 900,000 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option.

(2) Excludes 2,150,000 shares of Common Stock issuable upon the exercise of outstanding options granted by the Company in connection with the Offering. See "Executive Compensation -- Compensation Pursuant to Employee Benefit Plans."

                  RELATIONSHIP WITH NATIONAL CITY CORPORATION

     The Company is a wholly owned subsidiary of National City Corporation ("National City"), a multi-bank holding company headquartered in Cleveland, Ohio and registered under the Bank Holding Company Act of 1956, as amended. See "Business -- Regulation." Following completion of the Offering and assuming no exercise of the Underwriters' over-allotment option, National City will continue to own approximately 87.8% of the outstanding shares of Common Stock and will have the ability to elect all of the members of the Board of Directors of the Company. See "Risk Factors -- Control by National City and Potential Conflicts of Interest." The Company maintains operations, employees and contracts substantially independent of National City's other operating subsidiaries. In connection with the Offering, the Company and National City have entered into certain agreements pursuant to which National City and its subsidiaries will provide the Company, and the Company will provide National City and its subsidiaries, certain administrative support, operational, and processing services. The Company is also a party to a tax allocation agreement and registration rights agreement with National City. See "Certain Transactions."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated income statement data for each of the three years in the period ended December 31, 1995 are derived from the consolidated financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors. The following summary consolidated income statement data for the years ended December 31, 1991 and 1992 and for the three months ended March 31, 1995 and 1996 and balance sheet data as of March 31, 1996 are derived from the unaudited consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements and notes thereto and other financial information, as well as the Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein. The results of operations for the three month period ended March 31, 1996 are not necessarily indicative of results to be expected for the full year.

                                                                                                      THREE MONTHS
                                                                                                         ENDED
                                                          YEAR ENDED DECEMBER 31,                      MARCH 31,
                                            ---------------------------------------------------    ------------------
                                             1991       1992       1993       1994       1995       1995       1996
                                            -------    -------    -------    -------    -------    -------    -------
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:(1)
Revenues..................................  $ 173.2    $ 199.3    $ 272.5    $ 319.5    $ 339.3    $  78.4    $  83.9
Operating Expenses........................     83.0      100.0      148.9      178.6      189.5       43.1       46.4
Wages and Benefits........................     38.6       44.1       49.6       56.9       53.8       13.6       14.2
General and Administrative Expenses.......     18.9       22.5       36.0       40.2       41.8       10.4       10.6
Depreciation and Amortization(2)..........      4.1        4.7        7.4        9.6       10.4        2.5        2.8
                                            -------    -------    -------    -------    -------    -------    -------
Income from Operations....................     28.6       28.0       30.6       34.2       43.8        8.8        9.9
Net Interest Income (Expense).............      (.7)       (.5)       (.4)       (.6)        .6         .1         .3
                                            -------    -------    -------    -------    -------    -------    -------
Income Before Taxes.......................     27.9       27.5       30.2       33.6       44.4        8.9       10.2
Provision for Income Taxes................     11.2       10.4       12.8       14.3       18.6        3.7        4.3
                                            -------    -------    -------    -------    -------    -------    -------
Net Income................................  $  16.7    $  17.1    $  17.4    $  19.3    $  25.8    $   5.2    $   5.9
                                             ======     ======     ======     ======     ======     ======     ======
Net Income per Share(3)...................  $  0.39    $  0.40    $  0.40    $  0.45    $  0.60    $  0.12    $  0.14
                                             ======     ======     ======     ======     ======     ======     ======

                                                                                             MARCH 31, 1996
                                                                                        -------------------------
                                                                                        ACTUAL     AS ADJUSTED(4)
                                                                                        ------     --------------
BALANCE SHEET DATA:(1)
Working Capital...........................                                              $ 69.6         $157.4
Goodwill(2)...............................                                                72.1           72.1
Total Assets..............................                                               273.0          360.9
Total Liabilities.........................                                                93.2           93.2
Shareholder's Equity......................                                               179.8          267.7
OTHER DATA:(1)
Merchant Services
  Number of merchant transactions
    processed.............................    717.7      892.4    1,128.0    1,266.6    1,467.8      311.3      337.6
Corporate Services
  Number of transactions processed........    326.4      270.1      266.7      389.1      434.5      104.6      136.9
Travel Services
  Number of transactions processed........    242.6      285.1      296.3      364.4      374.1       94.1       96.9

- ---------------

(1) The Company made the following acquisitions during the periods presented: on July 1, 1991, the Company acquired Consolidated Data Technology, an accounts payable processor; on February 1, 1992, the Company acquired B&L Consultants, Inc., a freight payable processor; on July 1, 1992, the Company acquired Check Security Services, a check acceptance and collection company; on February 1, 1993, the Company acquired JBS Associates, a check acceptance and collection company; and on February 1, 1994, the Company acquired CTI Logistics Inc., a freight payable processor. These transactions were accounted for as purchases; accordingly, the results of operations are included in the statements of income from the respective acquisition dates.
(2) Goodwill related to acquisitions is amortized over 40 years.
(3) Net income per share for all periods has been calculated based on 43,100,000 shares outstanding, which reflect the retroactive effect of the 57,465 2/3-to-one stock split effective June 6, 1996.
(4) As adjusted to give effect to the sale of 6.0 million shares of Common Stock pursuant to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors evaluating an investment in the shares of Common Stock offered by this Prospectus.

COMPETITION AND CONSOLIDATION

     The markets for credit and debit card processing for merchants ("Merchant Card Services") and for check acceptance and collection services ("Merchant Check Services") are highly competitive. Together, these markets represented approximately 60.8% of the Company's revenues for the year ended December 31, 1995. As a provider of Merchant Services, the Company faces intense competition from numerous firms who may employ various competitive strategies. The majority of the Company's contracts with its Merchant Services customers provide for frequent renewal after the initial term and, accordingly, the Company and its competitors continuously rebid such contracts. This competition may influence the prices the Company can charge and requires the Company to control costs aggressively in order to maintain acceptable profit margins.

     Further tightening of margins may result in banks and other card and check processors abandoning the transaction processing business, thus accelerating the current industry consolidation. Due to market demands that require transaction processors to provide advanced and efficient technology, certain card and check processors have recently left the business or merged with other providers. This consolidation has enabled certain of the Company's competitors to have access to significant capital, management, marketing and technological resources that are equal to or greater than those of the Company, and there can be no assurance that the Company will continue to be able to compete successfully with such processors.

     In addition, the Company believes that recently enacted changes in telecommunications and other laws, as well as developments regarding the Internet and other new technologies related to electronic commerce, may result in competition from entities with access to significant capital and technological resources not currently serving the markets for Merchant Services.

     The Company also faces competition in the market for Corporate Services, where the Company competes against various smaller logistics management firms. The Company believes that some of these companies provide essentially the same services as the Company. The Company also faces competition from current and prospective customers who evaluate the Company's capabilities against the merits of performing such services internally. See "Business -- Competition."

CHARGEBACKS; RISK OF NONPAYMENT

     Under the rules of VISA(R) and MasterCard(R), when a merchant card services processor such as the Company (an "acquiror") acquires card transactions, it has certain contingent liabilities for the transactions it processes. This contingent liability arises in the event of a billing dispute between the merchant and a cardholder that is not ultimately resolved in favor of the merchant. In such a case, the transaction is "charged back" to the merchant and the disputed amount is credited or otherwise refunded to the cardholder. If the acquiror or its clearing banks are unable to collect this amount from the merchant's account, and if the merchant refuses or is unable due to bankruptcy or other reasons to reimburse the acquiror for the chargeback, the acquiror bears the loss for the amount of the refund paid to the cardholder. In most cases, this contingent liability is unlikely to arise because most products or services are delivered when purchased, and credits are issued on returned items. For certain industries, where the product or service is not typically provided until some later time following the purchase, the acquiror's contingent liability is greater. See "Business -- Products and Services -- Merchant Services."

     In certain cases, the Company bears the risk of merchant nonpayment of applicable interchange, assessment and other fees. The Company receives payments for merchant transactions from a card association clearing bank net of the fees payable to the card issuer ("interchange fees"). For those merchants which the Company bills on a weekly or monthly basis, the Company then advances payment to the merchant for the gross amount of the merchant's transactions. The Company then bills on a weekly or monthly basis for interchange fees as well as its processing fees. To the extent the merchant lacks sufficient funds to pay such fees, the Company's revenues will be adversely affected. See "Business -- Products and Services -- Merchant Services."

     Credit losses incurred by the Company relating to chargebacks and nonpayment of fees were $282,000 and $88,000 for the three months ended March 31, 1995 and 1996, respectively, and $627,000, $1,145,000 and $531,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

MERCHANT AND EMPLOYEE FRAUD

     The Company is susceptible to fraudulent credit card transactions initiated by its merchant customers. Examples of merchant fraud include inputting false sales transactions and altering transaction amounts. The Company conducts a background review of its customers and monitors merchant transactions against standards it has developed to help prevent merchant fraud. The Company also has the ability to hold a merchant's daily settlement if fraudulent activity is suspected. Notwithstanding these measures, however, there can be no assurance that the Company will not experience significant amounts of merchant fraud in the future, which may have a material adverse effect on the Company's financial condition and results of operations.

     In certain of its markets, the Company is responsible for handling customer payroll check printing and distribution as well as the processing of credit card and check payments. In processing these transactions, there is a risk of employee fraud due to employee access to sensitive documents or account information. While the Company historically has experienced very little employee fraud and attempts to mitigate the risk of employee fraud through process controls, separation of duties, employee background checks, and contractual limitations of liability in its contracts with customers, there can be no assurance that the Company will continue to be successful in preventing the fraudulent acts of employees. See "Business -- Risk Management."

POTENTIAL LOSSES FROM CHECK GUARANTEE SERVICES

     The Company is obligated to fund amounts for returned checks covered under its check guarantee program. If a merchant subscribes to the Company's check guarantee services, the Company is ultimately responsible for the full face value of checks that are accepted by merchants but dishonored by the check writer's bank. At the time the Company pays merchants amounts due for guaranteed checks that are returned, the Company makes an estimate of the uncollectible amounts of such checks and recognizes this amount as a current period expense. The remaining balance is presumed collectible and is recorded by the Company as check inventory. In certain cases, the Company's estimate for uncollectible amounts may be less than actual uncollectible amounts. In these cases, the Company is required to recognize an additional expense associated with the writedown of check inventory to reflect amounts actually collectible. While the Company tracks collection rates to validate the accuracy of its estimates, there can be no assurance that the Company will be able to match its collection rates with its estimates in the future.

     The Company sets fees for check guarantee services based on the credit profile of the merchant's customer base, the merchant's industry classification, its products sold and its prior experience with the Company. While the Company's fees from check guarantee services and recoveries from collections currently exceed aggregate amounts paid to merchants on guaranteed checks, there can be no assurance that this performance will continue. See "Business -- Products and Services -- Merchant Services."

VISA(R) AND MASTERCARD(R) REGISTRATION

        The Company, along with all other nonbank transaction processors, must be sponsored by a financial institution that is a principal member of the VISA(R) and MasterCard(R) credit card associations in order to process bankcard transactions. Through National City Bank of Kentucky ("NCBK"), a wholly owned banking subsidiary of National City that serves as a member clearing bank for the Company, the Company is registered with VISA(R) and MasterCard(R) as a certified processor and member service provider. See "Certain Transactions -- Sponsorship Agreement." The Company's designation as a certified processor and its status as a member service provider are dependent upon the Company's continuing adherence to the standards of the VISA(R) and MasterCard(R) credit card associations. If the Company fails to comply with these standards, the Company's designation as a certified processor or its status as a member service provider could be suspended or terminated. While the Company attempts to adhere to the standards of the VISA(R) and MasterCard(R) associations, as they may be amended from time to time, there can be no assurance that VISA(R) and MasterCard(R) will maintain the Company's registrations or that the current VISA(R) and MasterCard(R) rules allowing the Company and other nonbank transaction processors to market and provide transaction processing services will remain in effect. Moreover, VISA(R) and MasterCard(R) rules are set by the respective member financial institutions of VISA(R) and MasterCard(R), some of which are competitors of the Company. The termination of the Company's member service provider registrations or the Company's status as a certified processor, or any changes in the VISA(R) or MasterCard(R) rules that prevent the Company's registration or otherwise limit the Company's ability to provide transaction processing and marketing services for VISA(R) or MasterCard(R), would have a material adverse effect on the Company's financial condition and results of operations.

POTENTIAL CONSEQUENCES OF CERTAIN CONTRACTS

     The Company derived approximately 15.4% of its revenues in 1995 from its Travel Services business, where the Company functions as the exclusive processor and clearinghouse of airline ticket transactions generated by travel agents in the United States through its contract with the Airlines Reporting Corporation ("ARC"), a corporation operated by the airline industry. The Company is compensated on a "cost plus" basis under its contract with the ARC. The ARC is currently developing a "paper free" reporting system ("IAR") which is scheduled to be implemented in the years 1997 through 2000 and which is expected to reduce significantly the amount of labor required to process and clear airline ticket transactions generated by travel agents. Pursuant to this contract, the Company has also completed certain projects for which it earned revenue and profit bonuses in the past three years that will not be available after 1996. The Company expects that the effect of the loss of these bonuses and the reduction in labor costs will be to reduce net income associated with the ARC contract by approximately $2.0 million in 1997 and that additional cost reductions will reduce net income associated with the ARC contract by an additional $500,000 in each subsequent year through the end of the current contract term. While the Company is aggressively seeking to replace this expected lost income, there can be no assurance that the Company's efforts will be successful.

     The Company's contract with the ARC expires in December 2001. Although the Company has been the exclusive transaction processor for the ARC since 1987, the Company anticipates that other transaction processors will compete against the Company for the ARC's business. See "Business -- Competition." There can be no assurance that the Company will continue to be the exclusive transaction processor for the ARC following the expiration of the current contract.

HOLDING COMPANY STRUCTURE

     As a holding company, the Company is dependent on the cash flow from NPC and its subsidiaries, received through dividends and other intercompany transfers of funds, in order to meet its obligations. Dividends and other intercompany transfers of funds from NPC, together with any net proceeds from the Offerings retained by the Company for general corporate purposes, are expected for the foreseeable future to be a significant source of the Company's liquidity. See "Use of Proceeds" and "Dividend

Policy." Limitations on the availability to the Company of dividends and other intercompany transfers of funds from NPC could adversely impact the Company's liquidity.

CONTROL BY NATIONAL CITY AND POTENTIAL CONFLICTS OF INTEREST

     All of the capital stock of the Company is currently owned by National City. Upon completion of the Offering, National City will own approximately 87.8% of the outstanding Common Stock (or approximately 86.2% of the outstanding Common Stock if the Underwriters' overallotment options are exercised in full). As a result, upon completion of the Offering, National City will continue to be able to elect all of the members of the Company's Board of Directors and to exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the incurrence of indebtedness by the Company, the issuance by the Company of any additional Common Stock or other equity securities, and the payment of any dividends with respect to the Common Stock. Upon completion of the Offering, a majority of the members of the Company's Board of Directors will be directors or employees of National City or its affiliates other than the Company.

     In addition, National City will have the power to approve matters submitted to a vote of the Company's shareholders without the consent of the Company's minority shareholders and to cause or prevent a change in control of the Company. Certain conflicts of interest and disagreements between National City and the Company could arise in connection with the interpretation of the various intercompany agreements entered into between National City or its subsidiaries and the Company in connection with the Offering. See "Certain Transactions." National City, through its wholly owned subsidiaries, will continue to have an interest in the business of issuing credit cards. Although National City has advised the Company that it does not intend to engage directly in offering Merchant Services or Corporate Services products in competition with the Company, National City is not contractually prohibited from offering such products. As a result, conflicts of interest may arise between National City and the Company in connection with future card processing or corporate services opportunities. Such conflicts of interest will be more difficult to resolve than would be the case if the Company did not have directors who are connected to National City and may be resolved in a manner that may appear to be more favorable to one of the parties. NatCity Investments, Inc., one of the underwriters of this Offering, is a wholly owned subsidiary of National City and is an affiliate of the Company.

BENEFITS OF THE OFFERING TO NATIONAL CITY

     Although National City is not selling shares in the Offering, it will receive substantial benefits as a result of the Offering. National City will benefit from the fact that after the Offering there will be a public market for shares of Common Stock and therefore greater liquidity for shares of Common Stock than existed prior to the Offering. In addition, up to 200,000 shares included in the Offering are being reserved for sale at the offering price to officers, directors, prospective directors and employees of the Company and its subsidiaries and to certain executive officers of National City and its subsidiary Stored Value Systems, Inc., a Delaware corporation ("SVS").

FACTORS RELATING TO ACQUISITIONS

     An important part of the Company's growth strategy is the acquisition of other processing companies and assets. See "Business -- Business Strategy." The success of the Company's acquisition strategy will depend upon the Company's ability to integrate and manage acquired businesses, realize economies of scale and control costs. Acquisitions involve risks, including difficulties in integrating acquired operations, diversion of management resources and unanticipated problems and liabilities. As a result, there can be no assurance that the Company will be able to implement its acquisition strategy successfully. The Company has experienced certain integration and other unanticipated difficulties as a result of past acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Depending upon the circumstances of a particular acquisition, the Company may fund an acquisition through the issuance of Common Stock, with cash flow from operations, with a portion of the proceeds of the Offering or with borrowed funds. Acquisitions may result in potentially dilutive issuances of equity securities, increased depreciation and amortization expense, increased interest expense, increased financial leverage, or decreased operating income, any of which could have a material adverse effect on the Company's operating results. There can be no assurance that the Company will be able to complete acquisitions on terms favorable to it or that the Company's existing financial resources, including cash flow from operations, will be sufficient to fund such acquisitions. If the Company does not have sufficient cash resources available to fund acquisitions, its growth could be limited unless it is able to obtain additional capital through subsequent debt or equity financings. There can be no assurance that the Company will be able to obtain such financings or that, if available, such financings will be on terms acceptable to the Company.

     Acquisitions by the Company and issuances of Common Stock in connection therewith may be subject to the approval of National City. There can be no assurance that the Company will be able to obtain the approval of National City in connection with any such acquisitions or that National City will permit its ownership of Common Stock to be diluted by the issuance of additional shares in connection with such acquisitions.

EFFECT OF TECHNOLOGICAL CHANGE

     Some of the markets served by the Company require the use of advanced computer hardware and software technology, and the development of new products and services to meet increasingly complex and rapidly changing client and regulatory requirements. The Company's future success depends in part on its ability to continue to adapt its technology, on a timely and cost effective basis, to meet these requirements. There can be no assurance that the Company will be able to respond adequately to these technological demands or that its competitors will not develop more advanced technology that will place the Company's products and services at a competitive disadvantage. See
"Business -- Industry Overview." The Company has recently introduced several new products. See "Business -- Products and Services." There can be no assurance that these new products and services will perform satisfactorily or be widely accepted in the marketplace.

RELIANCE ON PROCESSING FACILITIES

     The Company's processing business is dependent on its main processing facilities located in Louisville, Kentucky; Juarez, Mexico and Phoenix, Arizona. The Company is also dependent upon long-distance and local telecommunications access in order to transmit and process information among these facilities. Although the Company maintains disaster response plans which it considers adequate, a natural disaster or other calamity that causes long-term damage to one of these facilities or that interrupts its telecommunications networks could have an adverse effect on the Company.

IMPORTANCE OF INTERNATIONAL OPERATIONS

     The Company's business strategy emphasizes the increased utilization of its processing facilities in Juarez, Mexico and the development of other non-U.S. operations facilities. See "Business -- Business Strategy." This strategy could be affected by many factors beyond its control, such as political and labor unrest in Mexico, governmental changes and United States and Mexican government laws and policies affecting investment. Expenses associated with the Company's Mexican operations as well as the Company's expense base under its contract with the ARC are also subject to currency fluctuations. Although the Company has not experienced any material adverse effects arising from its operations in Mexico, there can be no assurance that such problems will not arise in the future. To the extent that the Company expands into other international locations, the Company's operations may be subject to similar risks.

FLUCTUATION IN QUARTERLY OPERATING RESULTS

     The Company generally experiences seasonality in its business. The Company typically realizes higher revenues in the third and fourth calendar quarters and lower revenues in the first calendar quarter, reflecting increased transaction volumes during the summer and holiday months and a decrease in transaction volume during the quarter immediately following the holiday season. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DISCRETION OVER USE OF PROCEEDS

     While the Company has identified certain objectives for use of a substantial portion of the proceeds it receives from the Offering, including general corporate purposes, the Company has not identified any specific projects or commitments that will necessarily be funded. Accordingly, the Company's Board of Directors and management will have broad discretion, without any direct action or approval on the part of the Company's shareholders, over the use of proceeds received by the Company in connection with the Offering. See "Use of Proceeds."

DEPENDENCE UPON KEY PERSONNEL; MANAGEMENT OF GROWTH

     The success of the Company's operations during the foreseeable future will depend largely upon the continued services of its senior executives. These executives have entered into agreements with the Company that contain noncompetition covenants that may extend for a period of up to three years following termination of employment. See "Executive Compensation -- Certain Agreements with Employees."

     The Company's success also depends in part on its ability to attract, manage and retain qualified management and clerical personnel. Competition for qualified management personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the management personnel it requires to manage the growth of its business successfully. The Company realizes substantial turnover on a regular basis among a large portion of its workforce, primarily among those workers in entry-level positions who perform tasks integral to the Company's operations such as data entry. There can be no assurance that the Company will continue to be able to attract a sufficient number of workers for its entry-level positions in the future. The Company's results of operations could be adversely affected if the Company were unable to attract, manage and retain management and clerical personnel, or if revenue were to fail to increase at a rate sufficient to absorb any resulting increase in associated expenses.

ANTI-TAKEOVER PROVISIONS

     The Company's Amended Articles of Incorporation and Code of Regulations contain certain provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination involving the Company that is deemed undesirable by the Company's Board of Directors, or of delaying or preventing changes in control or management of the Company. Although such provisions do not have substantial practical significance to investors while National City controls the Company, such provisions could become significant should National City reduce its ownership interest in the Company such that National City no longer controls the Company. See "Description of Capital Stock -- Ohio Law and Certain Charter Provisions."

REGULATION OF THE COMPANY

     As a corporation that will for the foreseeable future continue to be controlled by National City, the Company is subject to federal banking regulations, as well as other federal and state regulations. To facilitate National City's compliance with applicable banking laws, regulations and orders (collectively, the "Banking Laws"), and to allow National City to obtain any required consents or approvals, the Company's Amended Articles of Incorporation prohibit the Company from entering into any business activities prior to the receipt of any consents and approvals required pursuant to the Banking Laws and, if such consents are not received, prohibit the Company from engaging in such business activities.

     The restrictions imposed by the Banking Laws limit the Company's discretion in operating its businesses. No assurance can be given that the Banking Laws will not be amended or construed differently, or that new laws and regulations will not be adopted, the effect of which could be to affect adversely the operations of the Company. See "Business -- Regulation."

     The Company's business is also subject to numerous federal and state consumer protection laws and regulations, which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the fees and other charges the Company is allowed to charge; and (iii) require specified disclosures. Changes in existing laws or regulations, or in the interpretation thereof, or the promulgation of any additional laws or regulations could have an adverse effect on the Company's business. See "Business -- Regulation."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market, whether by purchasers in the Offering or other shareholders of the Company, or the perception that such sales could occur, may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

     Following the Offering, National City will beneficially own 87.8% of the outstanding Common Stock (or approximately 86.2% of the outstanding Common Stock if the Underwriters' over-allotment option is exercised in full), and a decision by National City to sell shares could adversely affect the market price of the Common Stock. The Company and National City have entered into a registration rights agreement which requires the Company to effect a registration statement, covering some or all of National City's shares, subject to certain terms and conditions. See "Certain Transactions -- Registration Rights Agreement."

     Upon completion of the Offering, the shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act by persons other than executive officers and directors of National City or the Company (the "Restricted Persons"). The 43,100,000 shares of Common Stock which are held by National City are subject to a "lock-up" agreement under which National City has agreed, subject to certain exceptions, not to offer, sell, pledge, or otherwise dispose of any shares of Common Stock without the prior written consent of Salomon Brothers Inc, on behalf of the Underwriters, for a period of 360 days after the date of this Prospectus. Shares of Common Stock held by Restricted Persons are subject to a similar "lock-up" agreement for a period of 90 days after the date of this Prospectus. Following such times, National City and any such Restricted Person who is an affiliate of the Company may sell such shares only pursuant to the requirements of Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act. See "Underwriting."

     In connection with the Offering, the Company has granted options to key employees and directors to purchase 2,150,000 shares of Common Stock under the Company's stock option plans. Such plans authorize up to 4,200,000 shares of Common Stock to be issuable upon the grant of stock options under such plans. See "Executive Compensation -- Compensation Pursuant to Employee Benefit Plans."

NO PRIOR PUBLIC MARKET

     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market for the Common Stock will develop or continue after the Offering. The initial public offering price per share of Common Stock being offered in the Offering has been determined by negotiations among the Company and representatives of the Underwriters and may not be indicative of the price at which the Common Stock will trade after completion of the Offering.

DILUTION OF PURCHASERS OF COMMON STOCK

     Purchasers of the Common Stock will experience immediate and substantial dilution in the net tangible book value per share of Common Stock. The net tangible book value of the Company's Common Stock as of March 31, 1996 was approximately $103.0 million or $2.39 per share. After giving effect to the receipt by the Company of the estimated net proceeds from the Offering (without giving effect to any exercise of the Underwriters' over-allotment option), and after deducting the underwriting discounts and estimated expenses payable by the Company, the pro forma net tangible book value of the Common Stock as of March 31, 1996 would have been approximately $3.89 per share. This represents an immediate increase in net tangible book value of $1.50 per share to existing shareholders and an immediate dilution of $12.11 per share to purchasers of the Common Stock in the Offering. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds from the sale of shares of Common Stock offered pursuant to the Offering, based on an assumed initial public offering price of $16.00 per share, are expected to be $87,840,000 (approximately $101,200,000 if the Underwriters' over-allotment option is exercised in full). The Company intends to use the proceeds as follows: (i) approximately 60% to fund future acquisitions; (ii) approximately 15% to fund strategic technology investments; and (iii) the remaining balance for general corporate purposes, including the funding of research, product development and the expansion of international processing facilities. There are currently no negotiations, understandings or agreements with respect to any acquisitions or material technology investments or any specific projects or commitments relating to any material research, product development or expansion of international processing facilities.

     Pending application for the foregoing uses, the net proceeds will be invested in short-term U.S. Treasury securities, certificates of deposit, commercial paper and/or investment grade, interest-bearing securities. Such investments may be made with or through affiliates of National City at market rates.

                                DIVIDEND POLICY

     The Company currently intends to retain all future earnings for use in the operations of its business and does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment in the future of any cash dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the earnings, capital requirements and financial position of the Company, existing and/or future loan covenants and general economic conditions.

     The Company is a holding company whose principal asset is the capital stock of NPC. The Company's cash flow, therefore, will consist primarily of dividends and other intercompany transfers of funds received from NPC. The payment of any cash dividends to holders of Common Stock will depend on the receipt of dividend payments and other intercompany transfers of funds from NPC.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at March 31, 1996, as adjusted to give effect to the issuance and sale of 6,000,000 shares of Common Stock in the Offering at the assumed initial offering price of $16.00 per share and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                            MARCH 31, 1996
                                                                       ------------------------
                                                                                         AS
                                                                        ACTUAL        ADJUSTED
                                                                       ---------      ---------
                                                                            (IN THOUSANDS)
Capital lease obligation, less current portion......................   $   2,635      $   2,635
Shareholders' equity
  Preferred Stock, without par value, 5,000,000 shares authorized;
     no shares issued and outstanding...............................          --             --
  Common Stock, without par value; 95,000,000 shares authorized;
     43,100,000 shares issued and outstanding; 49,100,000 shares
     issued and outstanding as adjusted(1)..........................           1              1
  Additional paid-in capital........................................      64,825        152,665
  Retained earnings.................................................     114,989        114,989
                                                                       ---------      ---------
     Total shareholders' equity.....................................     179,815        267,655
                                                                       ---------      ---------
       Total capitalization.........................................   $ 182,450      $ 270,290
                                                                       =========      =========

- ---------------

(1) Excludes a total of 4,200,000 shares of Common Stock which are reserved for issuance pursuant to stock option plans. Options with respect to 2,150,000 shares of Common Stock have been awarded with an effective grant date immediately prior to the Offering at an exercise price per share equal to the initial public offering price. See "Executive Compensation -- Compensation Pursuant to Employee Benefit Plans."

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1996 was approximately $103.0 million, or $2.39 per share of Common Stock. Net tangible book value per share is determined by dividing the amount of the Company's total tangible assets less total liabilities by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 6,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $16.00 per share), the pro forma net tangible book value of the Company as of March 31, 1996 would have been approximately $190.8 million, or $3.89 per share. This represents an immediate dilution of $12.11 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this per share dilution:

Initial public offering price per share...................................               $ 16.00
                                                                                         -------
  Net tangible book value per share as of March 31, 1996..................   $ 2.39
  Increase per share attributable to new investors........................     1.50
                                                                             ------
Pro forma net tangible book value per share after the Offering............                  3.89
                                                                                         -------
Dilution per share to new investors.......................................               $ 12.11
                                                                                          ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated income statement data for each of the three years in the period ended December 31, 1995 and the consolidated balance sheet data as of December 31, 1993, 1994 and 1995 are derived from the consolidated financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors. The following selected consolidated income statement data for the years ended December 31, 1991 and 1992 and for the three months ended March 31, 1995 and March 31, 1996, and the balance sheet data as of December 31, 1991 and 1992 and March 31, 1995 and 1996 are derived from the unaudited consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements and notes thereto and other financial information, as well as the Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein. The results of operations for the three month period ended March 31, 1996 are not necessarily indicative of results to be expected for the full year.

                                                                                                        THREE MONTHS
                                                                                                           ENDED
                                                          YEAR ENDED DECEMBER 31,                        MARCH 31,
                                           ------------------------------------------------------    ------------------
                                            1991       1992        1993        1994        1995       1995       1996
                                           -------    -------    --------    --------    --------    -------    -------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:(1)
Revenues.................................  $ 173.2    $ 199.3    $  272.5    $  319.5    $  339.3    $  78.4    $  83.9
Operating Expenses.......................     83.0      100.0       148.9       178.6       189.5       43.1       46.4
Wages and Benefits.......................     38.6       44.1        49.6        56.9        53.8       13.6       14.2
General and Administrative Expenses......     18.9       22.5        36.0        40.2        41.8       10.4       10.6
Depreciation and Amortization(2).........      4.1        4.7         7.4         9.6        10.4        2.5        2.8
                                           -------    -------    --------    --------    --------    -------    -------
Income from Operations...................     28.6       28.0        30.6        34.2        43.8        8.8        9.9
Net Interest Income (Expense)............      (.7)      ( .5)        (.4)        (.6)         .6         .1         .3
                                           -------    -------    --------    --------    --------    -------    -------
Income Before Taxes......................     27.9       27.5        30.2        33.6        44.4        8.9       10.2
Provision for Income Taxes...............     11.2       10.4        12.8        14.3        18.6        3.7        4.3
                                           -------    -------    --------    --------    --------    -------    -------
Net Income...............................  $  16.7    $  17.1    $   17.4    $   19.3    $   25.8    $   5.2    $   5.9
                                            ======     ======     =======     =======     =======     ======     ======
Net Income per Share(3)..................  $  0.39    $  0.40    $   0.40    $   0.45    $   0.60    $  0.12    $  0.14
                                            ======     ======     =======     =======     =======     ======     ======
BALANCE SHEET DATA:(1)
Working Capital..........................  $  14.7    $  18.9    $   32.9    $   45.6    $   64.1    $  51.6    $  69.6
Goodwill(2)..............................      3.8       21.4        70.0        73.5        72.6       73.2       72.1
Total Assets.............................     77.3      133.6       209.9       288.4       281.3      257.7      273.0
Total Liabilities........................     41.6       75.8        81.0       140.2       107.3      104.4       93.2
Shareholder's Equity.....................     35.7       57.8       128.9       148.2       174.0      153.3      179.8

OTHER DATA:(1)
Merchant Services
  Number of merchant transactions
    processed............................    717.7      892.4     1,128.0     1,266.6     1,467.8      311.3      337.6
Corporate Services
  Number of transactions processed.......    326.4      270.1       266.7       389.1       434.5      104.6      136.9
Travel Services
  Number of transactions processed.......    242.6      285.1       296.3       364.4       374.1       94.1       96.9

- ---------------

(1) The Company made the following acquisitions during the periods presented: on July 1, 1991, the Company acquired Consolidated Data Technology, an accounts payable processor; on February 1, 1992, the Company acquired B&L Consultants, Inc., a freight payable processor; on July 1, 1992, the Company acquired Check Security Services, a check acceptance and collection company; on February 1, 1993, the Company acquired JBS Associates, a check acceptance and collection company; and on February 1, 1994, the Company acquired CTI Logistics Inc., a freight payable processor. These transactions were accounted for as purchases; accordingly, the results of operations are included in the statements of income from the respective acquisition dates.

(2) Goodwill related to acquisitions is amortized over 40 years.

(3) Net income per share for all periods has been calculated based on 43,100,000 shares outstanding, which reflects the retroactive effect of the 57,465 2/3 to one stock split effective June 6, 1996.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is a leading provider of low-cost, high-volume transaction processing services and customized processing solutions. The Company deploys technology and applications software primarily to merchants and other commercial businesses, corporations and providers of travel-related services.

     The Company's annual revenues have grown from $272.5 million in 1993 to $339.3 million in 1995, representing an 11.6% compound annual growth rate. During the same period, the Company's net income grew from $17.4 million to $25.8 million, representing a compound annual growth rate of 21.8%. The Company's revenue growth is attributable to increased debit and credit card usage and strategic acquisitions. Net income has grown as a result of increased revenue and economies of scale, aggressive cost containment and the introduction of higher margin products and services.

     Recent strategic acquisitions by the Company include the purchase of Check Security Services in 1992 and JBS Associates in 1993 through which the Company entered the check services business; the purchase of B&L Consultants, Inc. in 1992 and CTI Logistics Inc. ("CTI") in 1994 through which the Company entered the freight services business; and the purchase of the remittance processing assets of First Data Resources ("FDR") in December 1995 (the "FDR Remittance Acquisition"). The Company plans to continue to supplement its growth by entering into relationships with independent sales organizations ("ISOs") and by acquiring processing companies, processor portfolios, ISOs, transaction processors serving corporations seeking to outsource administrative and financial functions, and software development operations. In evaluating acquisitions, the Company analyzes the merchant or account base, opportunities for cost reductions, operating efficiencies and economies of scale, and revenue enhancements.

     The Company's Travel Services business, which accounted for 15.4% of the Company's revenues for the year ended December 31, 1995, derives a substantial portion of its revenues from an exclusive long-term contract with the ARC. The Company is compensated on a "cost plus" basis under its contract with the ARC, which expires in December 2001. The Company expects that, due to cost reductions, revenues received under this contract will decline as the ARC moves to a paper-free reporting system, which implements a program designed to reduce the labor costs required to process paper transactions. Pursuant to this contract, the Company has also completed certain projects for which it has earned revenue and profit bonuses in the past three years that will not be available after 1996. The Company expects that the effect of the loss of these bonuses and the reduction in labor costs will be to reduce net income associated with the ARC contract by approximately $2.0 million in 1997 and that additional cost reductions will reduce net income associated with the ARC contract by an additional $500,000 in each subsequent year through the end of the current contract term.

COMPONENTS OF REVENUE AND EXPENSES

     Revenues. The Company's revenues are generated from a variety of sources. The Company's Merchant Services revenues are primarily derived from fees paid by merchants for the authorization and processing of credit and debit card transactions, exclusive of interchange fees, and for the acceptance of checks. Merchant fees paid to the Company include assessment fees, which are amounts charged by credit card associations for clearing services, advertising and other expenses. Revenues from Corporate Services are derived from transaction fees for the processing of remittances, accounts payable and freight bills, and for providing integrated document solutions involving electronic imaging, archival, processing and payment settlement. Revenues from Travel Services are dependent on the volume of ticket sales by travel agents on behalf of airlines. A small portion of revenues are derived from earnings on cash balances which are maintained by customers pursuant to contract terms. Revenues derived from services provided to affiliates are immaterial.

     Expenses. Operating expenses include all costs directly attributable to the Company's provision of services to customers. The most significant components of operating expenses are assessment fees, authorization fees and data processing expenses. Wages and benefits include wages and benefits for hourly employees. General and administrative expenses include management salaries and benefits, facilities maintenance and software applications programming. Depreciation of property and equipment and software amortization are recognized on a straight-line basis over the estimated useful life of the related asset. Amortization of goodwill associated with acquisitions is recognized over 40 years. Amortization of other costs associated with the purchase of contracts or other business assets is recognized over 15 years based upon the Company's attrition experience and projected revenue stream.

RESULTS OF OPERATIONS

     The following table summarizes the Company's operating results and sets forth such results as a percentage of revenues for the periods indicated:

                                                                                 THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                               ----------------------------     ---------------
                                                1993       1994       1995      1995      1996
                                               ------     ------     ------     -----     -----
OPERATING RESULTS:
(IN MILLIONS)
Revenues...................................... $272.5     $319.5     $339.3     $78.4     $83.9
Operating Expenses............................  148.9      178.6      189.5      43.1      46.4
Wages and Benefits............................   49.6       56.9       53.8      13.6      14.2
General and Administrative Expenses...........   36.0       40.2       41.8      10.4      10.6
Depreciation and Amortization.................    7.4        9.6       10.4       2.5       2.8
                                               ------     ------     ------     -----     -----
Income from Operations........................   30.6       34.2       43.8       8.8       9.9
Net Interest Income (Expense).................    (.4)       (.6)        .6        .1        .3
                                               ------     ------     ------     -----     -----
Income Before Taxes...........................   30.2       33.6       44.4       8.9      10.2
Provision for Income Taxes....................   12.8       14.3       18.6       3.7       4.3
                                               ------     ------     ------     -----     -----
Net Income.................................... $ 17.4     $ 19.3     $ 25.8     $ 5.2     $ 5.9
                                               ======     ======     ======     =====     =====
AS A PERCENTAGE OF REVENUES:
Revenues......................................  100.0%     100.0%     100.0%    100.0%    100.0%
Operating Expenses............................   54.7       55.9       55.9      55.0      55.4
Wages and Benefits............................   18.2       17.8       15.9      17.3      16.9
General and Administrative Expenses...........   13.2       12.6       12.3      13.3      12.6
Depreciation and Amortization.................    2.7        3.0        3.0       3.2       3.3
                                               ------     ------     ------     -----     -----
Income from Operations........................   11.2       10.7       12.9      11.2      11.8
Net Interest Income (Expense).................    (.1)       (.2)        .2        .1        .3
                                               ------     ------     ------     -----     -----
Income Before Taxes...........................   11.1       10.5       13.1      11.3      12.1
Provision for Income Taxes....................    4.7        4.5        5.5       4.7       5.1
                                               ------     ------     ------     -----     -----
Net Income....................................    6.4%       6.0%       7.6%      6.6%      7.0%
                                               ======     ======     ======     =====     =====

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

     Revenues. Consolidated revenue increased $5.5 million, or 7.0%, to $83.9 million for the three months ended March 31, 1996 from $78.4 million for the comparable 1995 period. The increase was primarily due to (i) increases in Merchant Card Services revenues, which rose 13.3% over the prior year's quarter despite weather conditions that negatively impacted volume, and (ii) growth in the remittance processing business, which experienced a 44.5% revenue increase during the first quarter of 1996 compared to the comparable 1995 period, primarily as a result of the FDR Remittance Acquisition in December 1995. These increases more than offset an 8.6% revenue decline in the Company's Merchant Check Services business, which was down primarily as a result of management's effort to eliminate unprofitable contracts in its portfolio. The Company began limiting its marketing efforts relating to its Merchant Check Services business in 1994 as a result of poor collection performance and unfavorable contracts related to its acquisitions in 1992 and in 1993. Revenue also declined in the Company's freight services business as a result of a strike in the automobile industry and adverse weather conditions. The Company processed 571.4 million transactions for the three months ended March 31, 1996, representing a 12.1% increase over the comparable period in 1995.

     The composition of the Company's revenue for these periods is as follows:

                                                                         FOR THE THREE
                                                                            MONTHS
                                                                        ENDED MARCH 31,
                                                                      -------------------
                                                                      1995           1996
                                                                      ----           ----
    Merchant Services...............................................  58.0%          56.9%
    Corporate Services..............................................  24.1           26.6
    Travel Services.................................................  17.9           16.5

     Costs and Expenses. Consolidated costs and expenses increased $4.4 million, or 6.3%, to $74.0 million for the three months ended March 31, 1996 from $69.6 million during the comparable 1995 period. The expense increases during the three months ended March 31, 1996 were comprised of several major items, including a $2.9 million, or 28.0%, rise in merchant processing assessment fees resulting from increased volume and an increase in fees charged by VISA(R), and a $1.2 million, or 35.0%, rise in wages and benefits for hourly employees in the remittance processing business as a result of the FDR Remittance Acquisition. Other cost increases during the quarter were offset by reductions in the uncollectible check expense and in certain administrative expenses and wages for businesses other than remittance.

     Uncollectible check expense declined $1.4 million, or 18.9%, to $6.0 million during the three months ended March 31, 1996 from $7.4 million during the comparable 1995 period. The smaller uncollectible check expense reflected a 4.0% improvement in the collection rate on returned checks as well as a 9.0% decline in dollar volume of guaranteed checks compared to the prior year period. The increase in the collection rate was the result of customer mix changes, improved check acceptance methodology and better collection practices while the smaller dollar volume was due primarily to limiting check services marketing efforts as described above.

     Depreciation and amortization for the three months ended March 31, 1996 was $2.8 million compared to $2.5 million for the comparable 1995 period, reflecting an increase in the amortization of intangibles related to the FDR Remittance Acquisition and depreciation related to purchases of property and equipment for the Company's automated chargeback and retrieval systems.

     Tax Provision. Income taxes for the first three months of 1996 were $4.3 million compared to $3.7 million for the comparable period in 1995. The Company is included in the consolidated federal income tax return of National City. It is National City's policy to allocate taxes to its subsidiaries on a separate return basis. See "Certain Transactions -- Tax Allocation Agreement." The Company has commenced a tax planning program designed to manage its tax liability.

     Net Income. Net income for the three months ended March 31, 1996 increased 13.5% to $5.9 million from $5.2 million for the three months ended March 31, 1995. The increase resulted from revenue growth and improved margins due to the factors described above.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Revenues. Consolidated revenue increased $19.8 million, or 6.2% to $339.3 million for the year ended December 31, 1995 from $319.5 million for the comparable 1994 period. The increase was primarily due to revenue gains in Merchant Services and Corporate Services which offset a small revenue decline in Travel Services as a result of the devaluation of the Mexican Peso, which reduced the Company's expense base under its cost-plus contract with the ARC. Merchant Card Services revenue increased 16.7% in 1995 compared to 1994 due to increased transaction volume. Corporate Services revenue growth of 7.6% was attributable to strong performances by electronic imaging solutions ("Imaging Solutions"), freight services and remittance operations, which realized revenue increases of 27.0%, 13.0% and 8.9%, respectively, for the year ended December 31, 1995 over the comparable 1994 period. This growth more than offset a decline of 4.0% in Merchant Check Services revenue during this period, resulting from management's limitation of marketing efforts as described above. The Company processed 2.3 billion transactions during the year, representing a 12.7% transaction volume increase over the prior year.

     The composition of the Company's revenues for these periods is as follows:

                                                                          FOR THE YEAR
                                                                              ENDED
                                                                          DECEMBER 31,
                                                                        -----------------
                                                                        1994         1995
                                                                        ----         ----
    Merchant Services.................................................  59.3%        60.8%
    Corporate Services................................................  23.5         23.8
    Travel Services...................................................  17.2         15.4

     Costs and Expenses. Consolidated costs and expenses increased $10.2 million, or 3.6%, to $295.5 million for the year ended December 31, 1995 from $285.3 million during the comparable 1994 period. The increase was primarily due to higher levels of purchased services including merchant processing assessment fees, which increased $14.3 million, or 19.8%, to $86.6 million during the year ended December 31, 1995 from $72.3 million during the prior year. Partially offsetting these increases, wages for hourly employees declined $3.1 million, or 5.4%, to $53.8 million for the year ended December 31, 1995 from $56.9 million during the prior year, primarily due to transfer of work to Mexico and devaluation of the peso.

     Uncollectible check expense decreased $1.0 million, or 3.2% to $30.5 million for the year ended December 31, 1995 from $31.5 million during 1994. This decrease resulted from a revision in collection rates which were estimated at the time contracts were acquired by the Company, based upon actual collection rates on returned checks.

     Depreciation and amortization for the year ended December 31, 1995 was $10.4 million compared to $9.6 million during 1994. This increase was primarily due to additions to property and equipment related to the Company's data center and the implementation of its merchant processing automated chargeback and retrieval system.

     Tax Provision. Income taxes for 1995 were $18.6 million, compared to $14.3 million for 1994. The Company is included in the consolidated federal income tax return of National City. It is National City's policy to allocate taxes to its subsidiaries on a separate return basis. See "Certain Transactions--Tax Allocation Agreement."

     Net Income. Net income for the year ended December 31, 1995 increased 33.7% to $25.8 million from $19.3 million for the year ended December 31, 1994. The increase resulted from revenue growth and improved margins due to the factors described above.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Revenues. Consolidated revenue increased $47.0 million, or 17.2%, to $319.5 million for the year ended December 31, 1994 from $272.5 million for the comparable 1993 period. The increase was primarily attributable to greater transaction volume, which increased 19.5% over the prior year. The primary sources of transaction volume increases were (i) Merchant Card Services, which grew 18.9% in 1994 primarily as a result of industry growth; and (ii) the acquisition of CTI, which more than doubled freight services volume.

     The composition of the Company's revenues for these periods is as follows:

                                                                          FOR THE YEAR
                                                                              ENDED
                                                                          DECEMBER 31,
                                                                        -----------------
                                                                        1993         1994
                                                                        ----         ----
    Merchant Services.................................................  60.9%        59.3%
    Corporate Services................................................  20.0         23.5
    Travel Services...................................................  19.1         17.2

     Costs and Expenses. Consolidated costs and expenses increased $43.4 million, or 17.9%, to $285.3 million for the year ended December 31, 1994 from $241.9 million during 1993. The increase was primarily due to higher operating volumes. Purchased services, including merchant processing assessment fees, increased $7.9 million, or 12.3%, to $72.3 million during the year ended December 31, 1994 from $64.4 million during 1993. Wages for hourly employees increased $7.3 million (including a $5.4 million increase in freight services as a result of the acquisition of CTI), or 14.7%, to $56.9 million for the year ended December 31, 1994 from $49.6 million during 1993.

     Uncollectible check expense increased $3.6 million, or 12.9%, to $31.5 million during the year ended December 31, 1994 from $27.9 million during 1993. This increase resulted from a revision in collection rates which were estimated at the time contracts were acquired by the Company, based upon actual collection rates on returned checks.

     Depreciation and amortization for the year ended December 31, 1994 was $9.6 million compared to $7.4 million during 1993. The increase was primarily attributable to increased amortization expense resulting from the acquisition of CTI.

     Tax Provision. Income taxes were $14.3 million for 1994 and $12.8 million for 1993. The Company is included in the consolidated federal income tax return of National City. It is National City's policy to allocate taxes to its subsidiaries on a separate return basis. See "Certain Transactions--Tax Allocation Agreement."

     Net Income. Net income for the year ended December 31, 1994 increased 10.9% to $19.3 million from $17.4 million for the year ended December 31, 1993. The increase resulted primarily from revenue growth.

SEASONALITY

     The Company experiences seasonality in its businesses, particularly in its Merchant Services and Travel Services business. The Company typically realizes higher revenues in the third and fourth calendar quarters and lower revenues in the first calendar quarter, reflecting increased transaction volumes and travel in the summer and holiday months and a decrease in transaction volume during the quarter immediately following the holiday season.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary uses of capital resources include acquisitions, capital expenditures and working capital.

     The Company had no outstanding obligations associated with bank indebtedness as of December 31, 1995 or March 31, 1996. The Company maintains a $20.0 million borrowing facility with NCBK. This borrowing facility, typically used to finance working capital requirements, bears interest based on NCBK's internal cost of funds. In accordance with Section 23A of the Bank Holding Company Act of 1956, as amended, this facility is fully secured by certain assets of the Company. The Company intends to enter into a credit facility with an unaffiliated lender or lenders prior to the Offering, which will replace its existing borrowing facility.

     Expenses associated with the Company's Mexican operations as well as the Company's expense base under its cost-plus contract with the ARC are subject to currency fluctuations. The Company regularly monitors its exposure to risk resulting from such currency fluctuations and may take steps to minimize such risks as it deems appropriate from time to time.

     The Company's capital expenditures include amounts for computer systems hardware as well as scanning and other document processing equipment. During the year ended December 31, 1995, the Company's capital expenditures totaled approximately $10.0 million. Such expenditures were financed from operating cash flow, which totaled approximately $38.9 million before capital expenditures for the twelve months ended December 31, 1995. Operating cash flow during the three months ended March 31, 1996 totaled $17.0 million. Capital expenditures for 1996 (including expenditures totaling $3.5 million made in the first quarter of 1996) are expected to be $10.8 million.

     As the Company does not carry significant amounts of inventory and historically has experienced short collection periods for its accounts receivable, it does not require substantial working capital to support its revenue growth. Working capital requirements will vary depending upon future acquisition activity. Increases in working capital needs are expected to be financed through operating cash flow and proceeds from the Offering. The Company maintains cash balances held on behalf of clients pending distribution to vendors which are shown on the balance sheet as assets and equivalent, offsetting liabilities. These cash balances totaled approximately $55.8 million and $51.5 million as of December 31, 1995 and March 31, 1996, respectively. From time to time, the Company also maintains cash deposits from certain Merchant Card Services customers as collateral for potential contingent liabilities that are the responsibility of such customers. See "Business -- Risk Management." At December 31, 1995, and March 31, 1996, the amount of such cash deposits was immaterial.

     It is expected that the Company's anticipated acquisitions will be funded from the proceeds of the Offering, through the issuance of Common Stock, with operating cash flow or with borrowed funds.

                                    BUSINESS

     The Company is a leading provider of low-cost, high-volume transaction processing services and customized processing solutions. Deploying technology and applications software, the Company currently provides products and services which include (i) processing of card and check transactions for merchants and other commercial businesses ("Merchant Services"), (ii) outsourcing of administrative and financial functions for corporations seeking to reduce overhead costs ("Corporate Services"), and (iii) ticket processing and settlement for providers of travel-related services ("Travel Services"). The Company focuses in particular on the high-growth markets for Merchant Services and Corporate Services by sustaining and enhancing its long-term customer relationships, expanding its offerings of products and services, and aggressively pursuing acquisitions.

     In the Merchant Services market, the Company is the second largest processor of merchant credit and debit card transactions and the third largest provider of check acceptance and collection services in the United States, according to published industry sources. Merchant Services represented approximately 60.8% of the Company's revenues in 1995 and were provided to over 125,000 merchant locations. In the Corporate Services market, the Company believes that it is one of the largest providers of outsourcing services in the United States, processing more than 600 million transactions annually. The Company's Corporate Services include accounts payable processing, remittance processing, audit and funds settlement for freight-related charges and Imaging Solutions. Corporate Services represented approximately 23.8% of the Company's revenues in 1995. In its Travel Services market, the Company is the exclusive processor and clearinghouse for all airline tickets issued by travel agents in the United States and for the U.S. government. Travel Services, which accounted for approximately 15.4% of the Company's revenues in 1995, also includes processing services for air cargo sales, direct airline ticket sales and passenger flight data. As a leading provider of Merchant Services, Corporate Services and Travel Services, the Company's current customer base includes seven of the top ten and 22 overall of the Fortune 100 companies.

     The Company has experienced steady growth in both revenue and net income in recent years, with revenue increasing from $272.5 million in 1993 to $339.3 million in 1995, representing a compounded annual growth rate of 11.6%. Over the same period, net income has grown from $17.4 million to $25.8 million, representing a compounded annual growth rate of 21.8%. A significant portion of the Company's revenue results from long-term customer relationships. The Company estimates that the tenure of its relationships with its 50 largest customers is approximately ten years. The Company's net income has grown faster than revenues through improvement in its margins as a result of continuous cost reduction efforts and a greater mix of higher margin products. An important contributor to the Company's cost reductions has been the use of low-cost international labor markets. The Company established its initial presence internationally with the opening of a processing facility in Juarez, Mexico in 1988. Over time, the Company's Juarez operations have become increasingly significant, representing 43.8% and 31.5% of the Company's full-time employees during 1995 and 1994, respectively.

INDUSTRY OVERVIEW

     The transaction processing industry has experienced strong growth in recent years, as acceptance and use of credit cards, debit cards and checks have grown, and corporations have increasingly outsourced non-core administrative and financial functions in order to reduce costs, capitalize upon advances in technology, and enhance the quality and availability of management information. This continuing growth has resulted in considerable competition in the marketplace, while the costs of advancing technology, the efficiencies derived from economies of scale, and customer demands for a broad product line have caused rapid consolidation among transaction processing providers. The industry is expected to continue to grow and consolidate.

  MERCHANT SERVICES MARKET

     Payment processing for commercial businesses has grown rapidly in recent years as a result of a proliferation in the uses and types of credit and debit cards, wider acceptance of such cards among merchants and increased consumer use of such cards. Advances in payment processing and telecommunications technology have been a key factor contributing to such growth. The transition from paper-based to electronic processing, for example, provides greater convenience to merchants and consumers, reduces fees charged to merchants, and facilitates faster, more accurate settlement of payments. According to industry publications, consumer usage of VISA(R) and MasterCard(R) credit and debit cards for purchases and cash advances in the United States was $574.5 billion in 1995 compared to $463.1 billion in 1994, representing an increase of 24.1%. Transaction volume increased 22.3% during this same period, from 5.6 billion transactions processed in 1994 to 6.9 billion transactions processed in 1995. Despite this rapid growth, current estimates indicate that in 1994 only 17.3% of all payment transactions were made using a credit or debit card, compared to 14.3% in 1990.

     The market for check verification services has also demonstrated rapid growth while the market for guarantee services has been relatively flat, according to industry publications. The dollar volume of checks verified in 1995 increased 18.1% to $177.8 billion from $150.6 billion in 1994. In contrast, the dollar volume of checks guaranteed in 1995 increased 4.5% to $48.7 billion from $46.6 billion in 1994. However, it is estimated that only 33% of all checks accepted in merchant locations throughout the United States are authorized through a check authorization system.

     The transaction processing market is generally characterized by three tiers of merchants consisting of national, regional, and numerous local merchants. The Company and one other transaction processor have primarily focused on servicing national merchants, while many smaller transaction processors, such as ISOs and regional banks, have offered a more limited range of services to regional and local businesses. ISOs are independent agents that typically market and sell a range of transaction processing services to merchants, generally outsourcing such services. National merchants with multiple locations and high volumes of card and check transactions typically demand and receive a broad range of transaction processing services as well as customized information services at low per-transaction costs. By contrast, regional and local merchants historically have received more standardized products and have incurred relatively higher per-transaction costs. However, the growth in check and card transactions and the transition from paper-based to electronic transaction processing have caused regional and local merchants increasingly to demand sophisticated transaction processing and information services similar to those provided by the Company to national merchants.

     The transaction processing industry is extremely competitive, which results in pricing pressure and creates the need for continuous investment in technology both to satisfy customer demands and to reduce operating costs. The costs to convert from paper-based to electronic processing, meet merchant requirements for improved service, and satisfy the demands for additional technology-driven applications have made it difficult for small scale transaction processors to remain competitive. Many of these providers are unwilling or unable to invest the capital required to meet these evolving demands and are increasingly leaving the transaction processing business or seeking partners to provide the necessary processing for their customers. As a result, the transaction processing industry has undergone rapid consolidation over the last several years. According to published industry sources, the three largest credit and debit card transaction processors handled 49.5% of total credit and debit card sales volume for calendar year 1995. In addition, according to published sources, the three largest check acceptance processors handled 53.5% of the total check sales volume authorized by third-party check acceptance providers for calendar year 1995. The remainder of these markets are highly fragmented among numerous smaller transaction processors.

  CORPORATE SERVICES MARKET

     The market for the outsourcing of corporate administrative and financial functions has also experienced strong growth in recent years. According to industry sources, more than 67% of the 500 largest companies in the United States outsourced one or more administrative functions in 1993, compared to 25% of such companies in 1985. Outsourcing is a relatively new phenomenon that before 1980 had been limited primarily to payroll and remittance processing (the collection of bill payments) functions. Service organizations, such as the Company, specializing in cost-effective, high-volume transaction processing have emerged to assist businesses in their outsourcing efforts as they seek ways to reduce overhead costs, improve the accuracy of payments and collections, and utilize data more effectively. Advances in technology and increased transaction complexity have made even large scale in-house performance of administrative and financial functions comparatively less efficient and outsourcing more attractive. In addition to payroll and remittance processing, administrative functions currently outsourced include accounts payable processing, freight cost audit and settlement, and database and document management (through electronic imaging). The trend toward outsourcing is creating additional market opportunities for providers like the Company, who possess the scale of operations, broad product line and expertise to provide low-cost processing services while simultaneously capturing management information for use by the customer.

     The corporate outsourcing marketplace is highly competitive with a few relatively large, well capitalized providers and numerous smaller providers. The cost advantages associated with large-scale processing, and the ability to invest in new technology that delivers value-added services at lower per unit costs have enabled large-scale providers to capture most of the transaction processing and outsourcing requirements of large corporations.

BUSINESS STRATEGY

     The Company's objective is to continue its growth and enhance its position as a market leader in the transaction processing industry by serving markets for Merchant Services, Corporate Services and Travel Services. The Company's business strategy is comprised of the following principal components: (i) penetration of new markets; (ii) expansion of customer relationships; (iii) leveraging low-cost operations; and (iv) pursuing strategic acquisitions which complement the Company's existing business lines. The Company's strategy for each of the markets it presently serves is more fully described below.

                         PENETRATE                   EXPAND                   LEVERAGE
                            NEW                     CUSTOMER                  LOW-COST                   PURSUE
                          MARKETS                     BASE                   OPERATIONS               ACQUISITIONS
                  ------------------------  ------------------------  ------------------------  ------------------------
MERCHANT          Hospitality               Market card services      Expand offshore           Merchant portfolios
SERVICES                                      to middle market          operations
                  Grocery                                                                       ISOs
                                            Market check services     Upgrade systems
                  Gaming                      to national market                                Technology providers
                                                                      Deploy imaging
                                            Cross-selling               technology

CORPORATE         Utilities                 Target regional           Upgrade systems           Competitors
SERVICES                                      businesses
                  Financial services                                  Expand off-shore          Complementary
                                            Cross-selling               operation                 product lines
                  Healthcare
                                                                      Deploy imaging            Technology providers
                                                                        technology

TRAVEL SERVICES   Car rental                Develop new               Automate processing       Technology
                                              products for                                        enhancements
                  Cruise lines                hospitality industry

                  Hotels

  MERCHANT CARD SERVICES

     Penetrate New Markets. The Company's Merchant Card Services staff will aggressively pursue industries such as the hospitality and grocery markets that it has not previously served. To penetrate these new markets, Merchant Card Services is expanding its sales team and entering into relationships with ISOs.

     Expand Customer Base. Merchant Card Services will expand its customer base by offering to regional and local merchants its products, which have been targeted historically to national merchants. The Company intends to use its cost advantages to compete for new middle-market merchant contracts with aggressive pricing strategies. These contracts typically have higher per transaction pricing than national customer contracts.

     Leverage Low-Cost Operations. Already one of the low-cost providers in the transaction processing industry, the Company's Merchant Card Services operation is initiating new projects to further automate its operations. By continuously investing in systems, operations and new technology, the Company will be able to compete effectively in price sensitive markets. In 1995, the Company invested in capital equipment and software to automate its chargeback and retrieval system, which both reduced costs and improved customer service. In 1996 and 1997, the Company will replace or upgrade substantial parts of its existing processing systems in order to enhance customer service and further reduce costs.

     Pursue Acquisitions. Merchant Card Services will seek acquisitions of merchant processing portfolios and ISOs as well as strategic investments in providers of technology to expand its offering of products and services. As the second largest and one of the lowest-cost providers of payment processing services, the Company believes that it is well positioned to participate in the consolidation occurring within the card processing industry.

  MERCHANT CHECK SERVICES

     Penetrate New Markets. Merchant Check Services will pursue opportunities in new markets such as the gaming industry where the Company perceives high-margin growth opportunities. To support this effort, the Company will seek to introduce database development and management tools that provide a competitive advantage in the assessment of industry-specific risk factors. The Company will also seek to establish partnerships with businesses that give it a competitive advantage in the distribution of its products and services.

     Expand Customer Base. The Company will attempt to expand the base of customers served by Merchant Check Services by cross-selling to large, national accounts currently served by Merchant Card Services. The Company will dedicate part of its sales staff to pursuing opportunities that leverage existing relationships.

     Leverage Low-Cost Operations. Merchant Check Services will continue to move its labor intensive operations to low-cost labor markets such as Juarez, Mexico. The Company believes that this will continue to improve margins and enhance the Company's ability to offer cost-effective solutions to its customers. Merchant Check Services is also upgrading its systems and utilizing imaging technology to improve customer service and reduce costs.

     Pursue Acquisitions. Merchant Check Services will pursue acquisitions that will provide technology and product enhancements, improve negative file and risk management functions, and make point-of-sale processing easier for merchants.

  CORPORATE SERVICES

     Penetrate New Markets. Corporate Services will pursue outsourcing opportunities in new industries such as utilities, financial services, and health care which, due to deregulation or competitive pressures, are seeking third-party providers for non-core administrative and financial functions. The Company has added new products, such as Virtual PAY(TM) (which allows the payment of bills over the Internet), to meet the needs of such markets on a cost-effective basis. Corporate Services' use of imaging technology to access the Company's low-cost offshore processing provides a competitive advantage in penetrating new markets.

     Expand Customer Base. In addition to its national account base, Corporate Services will offer integrated solutions to a growing number of regional businesses that are seeking cost savings and improved access to management information. Corporate Services has increased its sales force to address these opportunities.

     Leverage Low-Cost Operations. Using imaging technology, Corporate Services will shift much of its labor-intensive operations to the Company's facilities in Juarez, Mexico. This project requires software programming and capital investments which are now underway with a technology partner. The margin improvement from this shift will further improve the Company's strong competitive position in these product lines.

     Pursue Acquisitions. The Company will continue actively to pursue acquisitions of existing operations that compete with the Corporate Services businesses or complement existing product lines. The Company's acquisition strategy will be based on enhancing its product offerings and the potential for economies of scale and improved processing efficiency. Corporate Services will also seek investments in technology firms to advance its imaging and database management skills.

  TRAVEL SERVICES

     Penetrate New Markets. Travel Services is leveraging its knowledge of the travel industry to provide settlement services to new industries such as hospitality providers, cruise lines and auto rental businesses. The Company's current work with travel agents and the airline industry uniquely positions it to provide value-added services. For example, the Company is currently developing a product for rental car companies and hotels that will allow them to consolidate travel agent commission payments rather than distributing many small-dollar-value payments individually.

     Leverage Low-Cost Operations. The Company will substantially reduce labor costs by offering automated solutions, such as its travel agent commission payment plan.

     Pursue Acquisitions. Travel Services will seek acquisitions and strategic investments to enhance its technology base and assist in delivering electronic solutions in new travel industry-related markets.

PRODUCTS AND SERVICES

     The Company currently provides transaction processing products and services in three principal markets: Merchant Services, Corporate Services and Travel Services. For the year ended December 31, 1995, no Merchant Services or Corporate Services customer accounted for more than 4.0% of the Company's revenues. The Company believes that its customer relationships provide a significant competitive advantage due to the high quality and low cost of its operations.

  MERCHANT SERVICES

     The Company provides a variety of products and services to merchants to facilitate the processing of transactions at the point of sale ("POS"), focusing primarily on markets for credit card and debit card processing ("Merchant Card Services") and for check acceptance and collection ("Merchant Check Services"). The Company processed 1,467.8 million Merchant Services transactions in 1995 compared to 1,128.0 million transactions in 1993, representing a compounded annual growth rate of 14.1%. Merchant Services collectively accounted for approximately 60.8% of the Company's revenues in 1995.

     Merchant Card Services

     The Company provides merchants with credit card, debit card and other transaction processing services, as well as related information services and product support. The market for Merchant Card Services has grown rapidly in recent years as a result of wider merchant acceptance of cards, increased consumer use of such cards and advances in transaction processing and telecommunications technol-ogy. In 1995, the Company was the second largest transaction processor of merchant debit and credit card purchases, with a 15.3% market share based on sales volume. The Company's leading customers for Merchant Card Services include several of the largest major national retailers and the largest oil company in the United States, as measured by transaction volume. Additionally, Merchant Card Services processes payments for six of the ten largest airlines in the United States. The Company believes it is the lowest cost provider of credit and debit payment processing services in the United States.

     In the market for Merchant Card Services, information and services are transmitted electronically among the Company, the merchant-customer, and certain other parties involved in the payment processing system. The transaction cycle includes authorizing card transactions at the POS, capturing data related to transactions, settling transactions through the card associations on behalf of the merchant and providing transaction reporting to the merchant. In the course of processing an electronic transaction, numerous functions are performed simultaneously over various proprietary and third-party national networks. This transaction cycle is illustrated by the following diagram (numbers indicate the order of steps in the transaction cycle):

                         CARD TRANSACTION CYCLE CHART

                               ---------------
                                GRAPHIC CHART
                               ---------------

     The Company provides all of the services in the transaction cycle or specific components of them on behalf of its customers and receives a fee, typically on a per transaction basis, from merchants, whether national, regional or local. With respect to regional and local merchants, the Company's pricing differs from that of its competitors, who generally offer services priced as a percentage of the transaction processed ("discount"). The Company's transaction-based pricing insulates it from fluctuations in retail sales volume per transaction, as the cost to process large and small transactions is the same. As competition results in reduced fees being charged to regional and local merchants, the Company believes its low-cost operations will become increasingly beneficial. The Company is also increasing its use of marketing alliances with ISOs to assist the Company in reaching regional and local merchants.

     Electronic Authorization. The authorization and capture processes are completed simultaneously, usually within 3-15 seconds. The authorization process begins when the merchant "swipes" the card through its POS terminal and includes obtaining approval from the card issuing bank for the cardholder's purchase at the merchant location. Through third-party national networks available on a subscription basis, the Company confirms that the cardholder has the available credit to cover the purchase and verifies that the card has not been reported lost or stolen. As a large customer of these networks, the Company is able to obtain such authorization information on a favorable cost basis. In the event that the merchant is not able to connect with the electronic network, the Company provides access to voice authorization and automated voice response that is available 24 hours a day, seven days a week through its new call center in El Paso, Texas.

     Data Capture and Reporting. While the transaction is being processed, the transaction data, including purchase price and card number, are captured both at the merchant's POS terminal and at the Company. This redundancy maximizes accurate transaction reconciliation with each merchant and protects against potential loss of data. Periodically throughout the day, the Company aggregates and organizes data from the merchant's POS terminal for use in settling transactions and preparing reports for merchants. For certain national merchants, the Company captures data via a "host-to-host" linkage with the merchant's own mainframe computer which, in turn, allows the merchant enhanced access to the Company's reporting capabilities on its proprietary systems. As a result of the Company's high transaction volume and its efficient customized reporting systems, the Company is able to provide data capture and reporting services at a low cost per transaction.

     Settlement and Clearing. Settlement involves managing a record of each merchant's transactions and transferring funds for payment from the card issuer to the merchant. The Company transmits transaction information to the card-issuing bank through the card association, such as VISA(R) or MasterCard(R), and arranges for funds to be transferred to the merchant's bank account via Automated Clearing House ("ACH") or Fedwire transfer. The cardholder is billed by the card issuer. Settlement payments, which are received by the Company from a card association clearing bank and forwarded to the merchant, are paid net of interchange fees payable to card issuers. For merchants who are billed by the Company for processing fees on a daily basis, settlement payments are also net of such fees. For merchants who are billed by the Company for processing fees on a weekly or monthly basis, settlement payments are for the gross amount of the merchant's transactions. In these cases, the Company then bills the merchant on a weekly or monthly basis for its processing fees and for fees payable to card issuers. For its customers who are billed weekly or monthly, the Company bears the risk of merchant nonpayment of applicable fees and assessments. See "Risk Factors -- Chargebacks; Risk of Nonpayment." The Company attempts to convert merchants currently billed on a weekly or monthly basis, usually due to their long-term relationships with the Company, to a daily billing cycle upon the renewal of its contracts with such merchants. Each step in the settlement process involves a number of procedures that must be completed in accordance with VISA(R), MasterCard(R) and various card issuers' requirements. See "-- Regulation." From the time of closing a batch of transactions, the Company is generally able to credit the merchant's account within 24 to 72 hours.

     The Company, along with all other nonbank transaction processors that process VISA(R) and MasterCard(R) transactions, must be sponsored by a financial institution that is a principal member of the VISA(R)and MasterCard(R) credit card associations in order to process bankcard transactions. Through NCBK, the Company's clearing bank, the Company is registered with VISA(R) and MasterCard(R) as a certified processor and member service provider under a clearing bank arrangement. Following the Offering, NCBK will continue its sponsorship of the Company through a sponsorship arrangement so that the Company will remain registered with VISA(R) and MasterCard(R). See "Risk
Factors -- Visa(R) and Mastercard(R) Registration" and "Certain
Transactions -- Sponsorship Agreement."

     Chargeback. In the event of a billing dispute between a cardholder and a merchant, the Company as the "acquiror" of the transaction, assists the merchant in investigating and resolving the dispute. If a billing dispute between a cardholder and a merchant is not resolved in favor of the merchant, the transaction is "charged back" to the merchant and that amount is credited or otherwise refunded to the cardholder. If the Company or its clearing banks are unable to collect such amounts from the merchant's account, and if the merchant refuses or is unable due to bankruptcy or other reasons to reimburse the Company for the chargeback, the Company bears the loss for the amount of the refund paid to the cardholder. See "Risk Factors -- Chargebacks; Risk of Nonpayment." The Company provides a sophisticated chargeback control system for its merchants that includes actively prescreening disputes and the use of proprietary software programs to automate chargeback controls. These chargeback control systems are designed to reduce the total number of chargebacks, as well as the time and expense that the Company and its merchant customers spend on resolving them. The Company has received awards from VISA(R) in 1993, 1994 and 1995, and from MasterCard(R) in 1995, as the most efficient chargeback processor in its processing category, an award based on the ratio of chargebacks to total transactions processed. In addition, the Company uses various risk management and fraud avoidance practices to minimize its exposure to potential losses in this area. See "-- Risk Management."

     New Products. The Company devotes significant time and resources to the development of new products for its Merchant Card Services business. The Company is currently developing integrated processing technology called NPC Advantage, which is a host-based, front-end processing platform providing for a single point of interaction for a merchant to facilitate authorization, data capture and settlement of all non-cash payments. In addition, the Company is developing a PC-based merchant work station that provides on-line access to all processing data in a flexible format for customized merchant reporting. In addition, as a result of certain partnerships with other technology providers, the Company offers POS products targeted to the retail food industry that permit data capture relating to customer frequency, traits and other factors. The Company has also developed a signature capture product which electronically captures a customer's signature at the POS and stores it for future verification. This digitized procedure eliminates paper storage and improves response time on disputes, providing cost savings for the merchant. The Company has also recently introduced the Compra(TM) terminal, a proprietary product which enables the merchant to obtain credit, debit and check authorizations through one unit, thereby achieving cost savings on counter space, telephone line installation and hardware.

     Customer Service and Support. The Company provides its merchant customers with a variety of customer services and support. As part of the customer's initial account applications process, business and technical representatives explore opportunities to customize the Company's Merchant Card Services based on the customer's business requirements. On-going services include leasing, renting or selling POS terminals, downloading software application products and services to POS terminals, maintaining POS terminals and customizing software for merchant applications. To ensure customer satisfaction, the Company maintains a 24-hour-a-day, seven-days-a-week helpline staffed by full-time customer service representatives.

     Merchant Check Services

     The Company provides a variety of services to merchants that accept checks as a form of payment. These merchants include large retail and specialty stores, restaurants and home delivery services, mail order and hospitality businesses, automobile dealerships and gaming establishments. Under the Company's Merchant Check Services, the merchant may choose a check verification service, whereby the merchant retains the risk associated with returned checks and is charged a per transaction fee, or the merchant may choose a fully bundled check guarantee service. The Company entered this business through the acquisition of Check Security Services in June 1992 and JBS Associates in February 1993. The Company has since consolidated these businesses into NPC Check Services, Inc., with its principal office in Riverdale, New Jersey.

     Check Authorization. Through its check authorization services, the Company facilitates merchant acceptance of checks as a form of payment, thereby increasing consumer payment options and merchant sales. When a check is presented to the merchant, the merchant electronically transmits to the Company, over various proprietary and third-party networks, all relevant transaction data for check authorization. All data elements are captured by the merchant, either by manually entering the pertinent information into the merchant's POS terminals and cash registers or through the use of more sophisticated technology, such as magnetic ink character recognition ("MICR") check readers, which electronically capture relevant data elements. This technology facilitates the speed of POS check-out and significantly improves the accuracy of merchant data capture.

     Depending on the level of service provided to the merchant, the transaction data is cross-checked in the Company's negative database, which compiles information concerning returned checks, uncollectible items and closed accounts, as well as in its positive database, which compiles transaction data for individuals who have presented checks without overdraft throughout the Company's merchant base. These proprietary databases are updated daily from merchants, financial institutions and other industry sources, as well as from the Company's own experience in processing check transactions for over 75,000 customer locations. The Company's closed account files, which cross-reference bank account closings nationwide, are updated daily over a shared network provided by a third-party vendor, as well as directly from financial institutions. On a periodic basis, or if circumstances merit based on check velocity and the merchant's customized parameters, the Company will obtain consumer credit information from national credit reporting bureaus to augment its review process. Before a transaction is approved, it may also be verified against customized acceptance protocols established by the merchant and/or the Company. These protocols vary but assist in diminishing the risk associated with accepting checks from "unknown" checkwriters, who are not identified in the Company's positive or negative databases.

     Typically, the authorization process is completed in less than 15 seconds. In addition, the Company maintains a fully staffed voice authorization center and an automated voice response unit, both available 24 hours a day, seven days a week. The authorization cycle is illustrated by the following diagram (numbers indicate the order of steps in the authorization cycle):

                       CHECK AUTHORIZATION CYCLE CHART

                              -----------------
                                GRAPHIC CHART
                              -----------------

     Check Verification. If a merchant subscribes to the Company's check verification services, the merchant may choose to utilize all or part of the Company's check authorization service. With the verification service, the merchant retains the risk associated with returned checks and is charged a per transaction fee dependent upon the level of authorization service that is utilized.

     Check Guarantee. If a merchant subscribes to the Company's check guarantee services and complies with the Company's other standard procedures, the Company charges the merchant a fee for all checks approved and, in exchange, the Company will bear the risk of returned checks that are accepted by the merchant but dishonored by the consumer's bank. The Company attempts to minimize its losses from check guarantee services by requiring merchant customers to subscribe to the Company's check authorization service. See "Risk Factors -- Potential Losses from Check Guarantee Services." The

Company sets fees for check guarantee services based on the credit profile of the merchant's consumer base, the merchant's industry classification, products sold, volume and average face value of checks accepted, and the merchant's prior experience with check losses. If a merchant accepts a check that is ultimately dishonored, whether for lack of funds or otherwise, the merchant collects the full face value of the check from the Company, and the Company pursues collection of the dishonored check and retains all proceeds from any recovery. Through its check collection efforts, the Company recaptures a portion of the amounts it pays to merchants pursuant to check guarantee services.

     Check Collection. The Company assists merchants in reducing check losses by providing collection services for dishonored checks. Check collection services are often customized for the specific merchant's individual requirements. In general, such services are provided under either a contingency collection arrangement or a guarantee reimbursement arrangement. Under a contingency arrangement, the Company will pursue collection on behalf of its merchant in exchange for a service fee and/or a portion of the face value of the checks that are collected. Under a guarantee arrangement, the Company purchases returned checks from merchants at a discounted percentage of the face value. The Company's rates for collection services vary depending upon characteristics of the checks under collection, including the age of the returned checks, characteristics of the relevant industry, reasons why the checks were returned, and average face values. The Company's collection efforts are tailored to the circumstances but generally include the use of customized letters, outbound calling programs, bank letters and/or redeposit efforts, and, if necessary, legal action. In a guaranteed reimbursement arrangement, the Company may itself outsource the collection effort to regional collection agencies. See
"-- Regulation." Other returned check processing services are provided to merchants on a customized basis.

     New Products. The Company makes regular investments in product development for Merchant Check Services. The Company has recently completed development of a returned check concentration product, in which returned checks are systematically routed to a centralized bank account. This product facilitates negative file updates, merchant reimbursement and control over returned checks and significantly reduces the banking fees that merchants pay for returned items. Additionally, the Company has recently introduced customized negative and positive files that focus on gaming industry patrons. The Company is also investing in the development and implementation of an E-Check product, which will convert checks into electronic ACH transactions at the POS, eliminating the need to process a check through the banking system. The Company further plans to implement image-based technology in the data capture of return items.

  CORPORATE SERVICES

     The Company currently provides outsourcing services for four major corporate functions: remittance processing, freight bill processing, corporate accounts payable and printing services, and Imaging Solutions. In providing these services, the Company positions itself as an integrated outsourcing solutions provider, and differentiates itself and adds value by capturing operating and financial data to create databases that provide management information that is typically not available when such functions are performed internally. The Company's transaction volume in Corporate Services increased from 266.7 million transactions in 1993 to 434.5 million transactions in 1995, representing a compounded annual growth rate of 27.6%. Services are provided to more than 500 customers in industries such as oil, passenger and cargo transportation, financial services, manufacturing, health care, utilities, retail and telecommunications. Corporate Services collectively accounted for approximately 23.8% of the Company's revenues in 1995.

     Remittance Processing Services

     Remittance processing involves the acceptance of payments, typically checks, received on behalf of a customer of the Company, as well as the related clearing and settlement of the customer's accounts receivable. The Company provides customers with remittance processing for payment transactions relating to credit card purchases, utility bills or other kinds of invoice payments. Because outsourced remittance processing services are generally cost effective and reduce the customer's handling and overall collection time, the Company believes that the market for such services will continue to expand.

     Remittance payments are generally mailed directly to the Company at one of four sites in the United States. Once received, the Company records and processes the check and accompanying payment invoice, simultaneously capturing the transaction documents on microfiche for archival purposes using high speed scanners. Checks are power-encoded with MICR ink, facilitating deposit of the item into a customer's bank account through automated procedures. These deposits are then disbursed, customer accounts receivable files are updated and customized electronic reports are generated for the customer. The Company also provides a wide range of exception processing services for non-standard payments, address change and various other customer service functions. According to industry sources, the Company maintains the lowest error rate per hundred thousand transactions in the industry. For providing remittance processing services, the Company is paid a transaction-based fee that varies by complexity of the documents handled during the processing function.

     In December 1995, the Company purchased the existing remittance processing assets of FDR and, concurrently, entered into a marketing alliance with FDR whereby the Company will provide future FDR customers with remittance processing services typically offered as part of a package of bundled services.

     In January 1996, the Company began offering access to electronic payment processing over the Internet through Virtual PAY(TM). This product is accessible through the Internet Web site home pages of the Company or corporate customers who subscribe to it and is customized for their needs. Virtual PAY(TM) uses advanced encryption techniques to offer secure and convenient consumer access to on-line bill paying capabilities. Because the Company markets Virtual
PAY(TM) to its corporate customers, the service is made available at no charge to the consumer. The consumer may use Virtual PAY(TM) to pay by credit card or by an electronically-generated check. Consumers can decide to use Virtual PAY(TM) regularly or only as an occasional form of payment. This service may be accessed from any location connected to the Internet and does not require any additional software to be installed on the consumer's PC.

     Freight Services

     The Company provides a specialized form of accounts payable processing for payments relating to freight bills. The Company maintains a comprehensive proprietary database of tariff and negotiated rate structures in place throughout the United States and internationally that vary by distance, weight, freight class and other factors. This database allows the Company to provide a range of value-added services and software products that permit customers to reduce freight costs, enhance freight logistics and improve planning and rate negotiations. The Company's freight payment processing activities generate more than 40 million transactions annually, making the Company the market share leader in freight payment processing as measured by volume of transactions. The Company entered this market through the acquisitions of B&L Consultants, Inc. in February 1992, and CTI Logistics, Inc. in January 1994. The Company expects continued growth in demand for its freight services as the trend of outsourcing corporate administrative services continues.

     Approximately 45% of freight payment processing transactions are electronic, using electronic data interchange protocols, while the remainder are paper-based. Customers' freight bills are sent directly to the Company by both domestic and international freight carriers. The Company audits these bills prior to payment by reviewing the invoice, accompanying bills of lading, and other supporting documents for content and accuracy and entering selected data from these documents into the Company's proprietary rate verification system. The Company's audit staff uses proprietary software to identify billing errors. The software is designed to compare the actual rates charged for shipping with the established freight rates housed in the system database in order to identify billing errors and reject them for further processing and correction. The Company's automated systems are able to perform a high volume of such tasks quickly and accurately, reducing processing costs by focusing resources efficiently and taking advantage of economies of scale. In this manner, the Company generates savings for its customers that could not otherwise be realized if processed by customers internally. The Company is paid a service fee, typically on a per transaction basis, for each transaction processed on behalf of its customers. The reductions in freight costs achieved by the Company typically exceed the transaction fees charged, making this outsourcing service self-funding to the customer. Once freight bills are verified for accuracy and approved, and upon receipt of the necessary customer funds, the Company makes payment on behalf of its customers, further streamlining the processing function.

     In addition to processing services, the Company offers customers a variety of proprietary, PC-based software applications such as PC Pro and Shipmaster that are sold independently or can be used in conjunction with the Company's services. These products allow customers to access real-time information relating to the status of shipments and freight bill payments, permitting customers to enhance the quality of their in-house freight management systems. This also permits the Company to tailor its outsourcing services to meet the customer's requirements. The Company continues to develop new software products to meet the needs of its customers.

     Corporate Payables and Printing Services

     The Company offers accounts payable payment processing services that consist of accepting, reviewing and making payments on invoices issued to the Company's customers. The Company offers a wide range of value-added outsourced services based on capturing customers' accounts payable data, and matching and verifying the accuracy of customers' purchase orders against vendors' invoices, receiver documents and other supporting paperwork. The Company is the largest provider of accounts payable outsourcing in the United States, processing more than 30 million accounts payable transactions annually. The Company entered this market in 1989 through internal efforts and in July 1991 through the acquisition of Consolidated Data Technology.

     Following guidelines established by the Company's customers, skilled payment processors review documents for accuracy, verify discounts earned and other arrangements established between customers and their vendors, enter appropriate data and prepare accounts for payment. Once payment is approved based on terms established by the customer, checks are printed and payments are distributed. Because of the nature of the accounts payable process, many of the Company's customers request payment processing activities to be conducted through customer-owned systems accessed by the Company through data lines and terminal emulation. The Company's advanced capabilities in this area permit real-time updates to customers' general ledgers and open accounts payable files, enhancing the timeliness and quality of information available to the customer. Additionally, the Company provides vendor call center support to answer payment status queries and to research questions about invoice processing. The Company's expertise in processing accounts payable transactions permits customers to re-engineer their procurement process and materials flow, avoid late payments and associated penalties, verify the accurate crediting of vendor discounts, eliminate duplicate payments and reduce internal overhead and printing costs. The implementation of image processing by the Company provides customers access to CD-ROM retrieval of documents in electronic form.

     In addition to payables processing, the Company offers high-speed, high-resolution printing services for payroll checks, account statements, invoices, purchase orders, coupons and other customized paper-based output. The Company prints more than 13 million payroll checks and over one million customized reports per year.

     Imaging Solutions

     The Company offers electronic imaging services that provide customers with the ability to convert paper-based transactions into a more efficient electronic format, thereby reducing overhead costs. In providing such Imaging Solutions, the Company processes data from 600,000 images daily and handles 500 million transactions annually. The Company provides customized Imaging Solutions to improve customers' cost controls and management systems by reducing transaction cycle time, improving financial and business information and enhancing employee productivity.

     The Company offers, via Imaging Solutions, various data capture services including: data warehousing for archival purposes; customer service support for claims processing and order fulfillment; application and enrollment processing; and credit database management. These services are offered to airlines and financial institutions, among others. For example, using software developed by Andersen Consulting, the Company currently provides services to airlines seeking to verify airfare accuracy. Additionally, the Company has developed software internally to service its airline industry customers. Tickets are scanned to create an electronic image, data elements are captured at the Company's facilities in Juarez, Mexico, and rates are then compared to established airline fares maintained in the Company's database. Using the Company's account settlement and reporting skills, the Company's Imaging Solutions specialists then generate customized revenue reports for accounting purposes. As the Company develops advanced technology applications for image processing, it expects opportunities for such applications to become increasingly significant, both as products to offer its customers and as a technology that can be exploited internally to the benefit of the Company's overall operations. By accessing low-cost labor markets that permit efficient use of imaging technology, the Company expects to capitalize on future demand for Imaging Solutions. See "-- Business Strategy."

     The Company is currently developing image-based products that will permit customers' documents to be scanned and transmitted for data entry at an offshore processing site. These products will enable the Company to provide customers with low-cost processing solutions as well as image-based archival and retrieval services, creating customer opportunities for dramatic efficiency improvements.

  TRAVEL SERVICES

     Through an exclusive long-term contract with the Airlines Reporting Corporation ("ARC"), a corporation formed and owned by the airline industry, the Company acts as processor and clearing house of all airline ticket payment transactions generated by travel agents in the United States. The Company has been the exclusive ticket processor for the ARC since 1987. The Company is also the exclusive provider of similar processing services for airline tickets issued to U.S. government agencies and the armed forces, as well as air cargo sales made by independent cargo agents. In addition, the Company processes audit coupons for tickets sold directly by several commercial airlines. The Company processed 374.1 million Travel Services transactions in 1995 compared to 296.3 million transactions in 1993, representing a compounded annual growth rate of 12.4%. These Travel Services are provided through two facilities in the United States and the Company's facilities in Juarez, Mexico. Travel Services represented 15.4% of the Company's revenues in 1995.

     In fulfilling its obligations pursuant to the ARC contract, the Company captures travel agent transaction information electronically through the various computerized reservation systems ("CRS") for the airline industry. Captured data is stored and compared to sales reports (which must include copies of tickets issued) received weekly from all U.S. travel agents to verify sales reporting accuracy. In processing the transaction, the Company ensures that travel agent commissions are calculated accurately and that proper remittance is made to the airlines. The accuracy rate for all significant processing categories is 99.5% or better. The Company's accuracy rate permits it to meet its responsibility for ensuring accurate settlement of over $60 billion annually, representing approximately 85% of each airline's cash flow.

     The Company processes the payments distributed to the respective airlines and, in some cases, to travel agents. In the settlement process for non-credit card transactions, the Company debits each agent's account in an amount equal to the purchase price of the tickets sold by such travel agent in non-credit card transactions during the relevant period, less commissions owed to the travel agent for both credit card and non-credit card transactions during the period. Amounts debited are then credited to the accounts of the relevant airlines. For credit card transactions, the card issuer is billed on behalf of the airline and the card issuer is thereby notified to post the transaction to the cardholder's account. Credit card transactions are then settled in accordance with the procedures of the card sponsor. Through this process, the Company serves the needs of the approximately 47,000 authorized travel agency locations throughout the United States. The Company also provides similar payment processing services for tickets sold directly by the airlines. In those cases, the movement of funds for non-credit card transactions is not required since the funds already reside with the airline. For credit card transactions, and other processing services such as itinerary capture, the Company offers customized services based on the requirements of each airline. Further, the Company's vast database of information allows it to offer additional value added services, including form processing, usage tracking and database management.

     The Company is compensated on a "cost plus" basis under its contract with the ARC, which expires in December 2001. The Company expects that, due to cost reductions, revenues received under this contract will decline as the ARC moves to a paper-free reporting system, which implements a program designed to reduce the labor cost required to process paper transactions. Pursuant to this contract, the Company has also completed certain projects for which it has earned revenue and profit bonuses in the past three years that will not be available after 1996. The Company expects that the effect of the loss of these bonuses and the reduction in labor costs will reduce net income associated with the ARC contract by approximately $2.0 million in 1997 and that additional cost reductions will reduce net income associated with the ARC contract by an additional $500,000 in each subsequent year through the end of the current contract term. See "Risk Factors -- Potential Consequences of Certain Contracts" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company also has exclusive contracts to provide similar services and settlement procedures for the processing of airline tickets issued for U.S. government agencies and the armed forces, as well as air cargo sales made by independent air cargo agents. As with passenger sales, the airlines provide a "settlement plan" system to obtain data and funds from agency locations that sell government and cargo transportation. The processing for government sales is similar to the passenger ticket processing described above. In the case of cargo sales, these transactions involve the processing of air waybills rather than passenger tickets. Over time, the Company expects this product to transition from paper reporting to electronic reporting but anticipates participating fully in this transition with its customers.

     Processing and settlement services in connection with government ticket and air cargo sales are generally priced on the basis of accounts or transactions processed. These services are provided pursuant to written contracts that will expire by their terms over the next one to two years but which also contain provisions that either permit the customer to renew the contract or that automatically extend the term unless either party takes affirmative action to terminate such contract.

     An additional product the Company provides directly to leading airlines is the processing of passenger flight data needed to reconcile the airlines' financial accounting. As passengers present tickets for air travel, the airlines must record the flight coupons as proof of their earned revenues. From its facilities in Juarez, Mexico, the Company offers processing services that capture the required data from flight coupons, which are collected by airlines at the gate and forwarded in bulk to the Company. The Company also has contracts with certain airlines for processing direct ticket sales. The revenues resulting from these two products are also expected to decline in value over the next several years as the result of "ticketless" air travel. The Company hopes to offset this reduction with new customer volume by consolidating all residual paper ticket processing for airlines.

     New Products. In an attempt to minimize the impact of expected reductions in the revenues generated by Travel Services, the Company intends to launch new products. For example, the Company is currently developing a product for auto rental companies and hotels which will allow them to consolidate travel agent commission payments rather than distributing many small-dollar-value payments individually. The Company believes that, as a leader in providing transaction processing and related services, it can develop other services which will be attractive to travel industry participants.

INTERNATIONAL OPERATIONS

     In international markets, the Company's strategy is to follow major customers overseas, providing them with transaction processing and customized processing solutions. The Company currently provides services on a selective basis to customers in Mexico and Canada. The Company will investigate strategic partnerships in other international markets as appropriate opportunities arise.

     As part of its strategy to enhance growth by reducing labor costs, in 1988 the Company established operations in Juarez, Mexico, located approximately ten miles from the Company's office in El Paso,

Texas. By utilizing advancements in high-speed imaging technology to transmit manually-intensive paper-based transactions, the Juarez facilities permit the Company to reduce operating costs by accessing low-cost labor markets. All of the Company's Imaging Solutions processing is currently performed at Juarez, as well as a significant portion of its Travel Services and Merchant Check Services processing.

     To support these operations, the Company maintains redundant data and voice transmission networks, including multiple private, direct-access microwave links. The Company trains clerical workers in the use of its technologies and systems and in other aspects of its operations. As part of its strategy to continue to emphasize its low-cost operation, the Company intends to increase the use of its operations in Juarez and also intends to seek other opportunities to expand its presence in low-cost international labor markets. See "-- Business Strategy."

SALES AND MARKETING

     The Company markets its products and services through traditional marketing techniques, sales personnel located throughout the United States and newly evolving communications methods on the Internet. The Company's sales representatives specialize in particular services offered by the Company, relevant product technology and the requirements of customer markets. Each sales representative is responsible for staying abreast of developments in these areas. In order to enhance its sales and marketing efforts, the Company hires sales representatives who have significant experience in the industries served by the Company.

     The Company's sales force is made up of 170 sales, marketing and customer service professionals for Merchant Services, Corporate Services and Travel Services. Sales representatives are informed about all the Company's services and products in order to facilitate cross-selling of products and services. To facilitate communications across its geographically dispersed organization, the Company uses Goldmine(R), an online customer contact system providing access to real-time information about customers and prospects.

     Through its network of sales professionals, the Company identifies potential users of its products and services and tailors its marketing programs to those potential users. The Company participates in industry and trade associations and pursues strategic alliances with niche participants in various industries.

     Merchant Services is increasing its use of ISOs as an alternative marketing channel. ISOs are independent sales organizations that target regional and local merchants which historically have not been served by the larger Merchant Services providers. ISOs typically resell a third party's transaction processing services on a non-exclusive basis. ISOs set fees independently, retaining the residual fee after paying the third-party processor. The Company expects that ISO partnering will be an increasingly significant component of its Merchant Services marketing efforts. In this regard, the Company recently established an ISO relationship that will facilitate offering services to the hospitality industry.

     The Company's future marketing strategy is to develop a differentiated brand identity for appropriate products. Through this strategy, the Company intends to launch new products effectively and promote its services aggressively.

     With respect to its provision of products and services, the Company enters into written contracts with most of its clients, generally having an initial multi-year term and providing for frequent renewal thereafter. The notice requirements for termination of these contracts vary.

RISK MANAGEMENT

     As a result of the Company's exposure to potential liability for merchant fraud, employee fraud, chargebacks, guaranteed checks and other losses created by its Merchant Services business, the Company views its risk management and fraud avoidance practices as integral to its operations and overall success. Risk management and fraud avoidance occur initially at the account application stage, when the merchant's account application is reviewed by the Company against certain proprietary criteria to determine acceptance or denial. These criteria include the credit history of the applicant, the industry in which the applicant conducts business, the Company's experience with the applicant and various other factors. In certain instances, guarantees or contractual covenants may be required before an application is approved. From time to time, the Company maintains cash deposits from certain customers as collateral for potential contingent liabilities and payment obligations that are the responsibility of such customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In its risk management and fraud avoidance practices, the Company leverages its more than twenty-five years of experience in processing merchant and corporate administrative transactions. Compiling data from public records, industry sources and the more than three billion transactions it processes annually, the Company captures database information about approved and declined transactions, closed accounts, credit use history and other proprietary and publicly available information. This database allows the Company to examine proposed transactions for fraudulent practices before funds are transferred to or on behalf of customers. If potentially fraudulent activity is identified, the Company analyzes and reviews the suspect transactions to resolve potential problems. Often, problems can be resolved before funds are ultimately transferred.

     If the Company believes an extensive review of a transaction or series of transactions is required, the Company can specify that the batches containing the identified transactions be withheld from further processing to allow additional time to attempt to verify the authenticity of such transactions. Consequently, the Company has the ability to intercept and review potentially fraudulent transactions and stop payment or otherwise resolve them, as appropriate, prior to the time when financial liability for such transactions has shifted to the Company.

     The Company also employs fraud avoidance specialists with substantive expertise in the Company's business. Based on information from industry sources, the Company believes that its fraud unit has been highly successful in detecting and preventing internal and external potential misconduct. In the past, to the best of the Company's knowledge, there have been no material instances of fraudulent misconduct by employees. Despite the Company's risk management and fraud avoidance capabilities, the Company is unable to identify all fraudulent activity which may result in financial exposure to the Company.

COMPETITION

     The Company faces significant competition in most of its markets. The following summarizes certain competitive factors in each of the markets served by the Company.

     Merchant Services. The Company's merchant card processing business competes against several other national service providers and banks that provide these services to their merchant customers. The transaction processing market is generally characterized by three tiers of merchants consisting of national, regional, and numerous local merchants. The Company and one other transaction processor have primarily focused on servicing national merchants, while many smaller transaction processors, such as ISOs and regional banks, have offered a more limited range of services to regional and local businesses.

     Uniform interchange requirements and VISA(R) and MasterCard(R) compliance rules limit significant pricing variances among processors. Price remains, however, a significant competitive factor among providers, creating the need for continuous investments in technology to satisfy customer demands and reduce operating costs. Many small scale providers cannot reduce costs sufficiently and are leaving the transaction processing business. As a result, the transaction processing industry has undergone rapid consolidation over the last several years. According to published industry sources, the three largest credit and debit card transaction processors handled 49.5% of total credit and debit card sales volume for calendar year 1995 (when two of the three largest payment processors merged). The Company is ranked as the second largest payment processor and believes it processed 15.3% of total sales volume in calendar year 1995. Additional competitive factors include customer service, product offerings and features, processing speed and systems reliability, which the Company believes are critical considerations for merchants when selecting a transaction processor. The Company also faces competition from VISA(R) and MasterCard(R), who have recently entered into joint ventures to provide card transaction processing services.

     The market for the Company's check services business is also highly competitive. According to published industry sources, the three largest check acceptance processors handled 53.5% of the total check sales volume authorized by third-party check acceptance providers for calendar year 1995. During this period, approximately one-half of those merchants who used an acceptance system subscribed to the services of a third-party provider, while the other half generally used an internal system. The Company is ranked as the third largest provider and believes it processed 11.3% of the total check sales authorized by third-party processors in 1995. The two largest competitors of the Company processed 30.4% and 11.8% of the total check sales authorized by third-party processors, respectively. The Company competes principally with these two other national services providers primarily on the basis of price, product offerings and customer service.

     Corporate Services. The market for the outsourcing of corporate administrative functions is highly competitive and consists of a few relatively large, well capitalized providers and numerous smaller providers. The Company also faces competition from current and prospective customers, who evaluate the Company's capabilities against the merits of performing services internally. The cost advantages associated with large-scale processing, and the ability of high-volume processors to invest in new technology that delivers value-added services at lower per unit costs, have enabled large-scale providers to capture most of the transaction processing and outsourcing requirements of large corporations.

     Among the several markets of outsourced administrative functions, the market for the Company's remittance processing services is highly competitive. The principal basis of competition in this market is reliability, quality of services provided and price. The Company believes that its quality controls, which have resulted in the Company's error rates being significantly lower than the industry average, constitute a competitive advantage in this market.

     In the market for payables processing and freight payments processing, the Company competes with other specialized payables and freight service processors. Competition is based primarily on price, quality of processing, data capture features for accessing management information, and other product features. With respect to freight payment processing, the Company competes against numerous independent, mid-sized payment processors who generally lack the Company's scale of resources. Competitive factors include price, database quality, and customer service. The Company believes that it is an industry leader in each of these areas and that it is the largest provider of payables processing and freight payment services in the United States.

     In the market for Imaging Solutions, the Company competes against large system integration companies that develop image processing products. Many of these competitors possess technical and financial resources that are equivalent or superior to those of the Company.

     Travel Services. The Company is currently the exclusive processor of airline tickets sold by travel agents throughout the United States, for the federal government and military agencies, and air cargo sales made by U.S. air cargo agents. These services are provided pursuant to contracts which have terms of varying durations. See "-- Products and Services -- Travel Services." The Company has been successful in maintaining its exclusive provider relationships for over ten years, and the Company believes there are only a few other companies that can compete for this high-volume processing business.

REGULATION

     As a result of National City's ownership interest in the Company and until National City no longer has a controlling interest in the Company, the Company is subject to certain Banking Laws. For example, the Company is subject to the supervision and examination of the Board of Governors of the Federal Reserve

System ("FRB"), one of the principal regulatory bodies having jurisdiction over National City. The FRB reviews acquisitions and new businesses to be engaged in by the Company, and the FRB's written approval is required in order for the Company to consummate a material acquisition. Pursuant to the Bank Holding Company Act of 1956, as amended (the "Bank Holding Act"), the Company shall not engage in any activity, or own, control, or have the power to vote more than 5% of any class of voting security of any company engaged in any activity (i) for which the Bank Holding Act requires a bank holding company to receive prior approval from the FRB without such approval having been obtained, or (ii) that would cause the Company or any affiliate of the Company to violate any regulation, administrative order, or court order made pursuant to the Bank Holding Act. If at any time it is determined that an activity conducted by the Company or any subsidiary does not comply with the requirements of the Bank Holding Act, the Company is required to take all reasonable steps to cease such activity, or to divest any ownership or control position. If National City is unable to obtain the necessary consent or approval necessary for any business activity substantially different from those business activities the Company currently conducts, then the Company may not engage in any of those new business activities or proceed with the contemplated acquisition of a business that would engage in such new activities. The Company does not believe, however, that either the Banking Laws or the Bank Holding Act will impede significantly the manner in which the Company intends to conduct its business or its product and service offerings, although there can be no assurance that the Banking Laws or Bank Holding Act will not have such an effect.

     The Company is engaged in check guarantee and collection services. As such, the Company is subject to certain consumer collection laws, orders and regulations (collectively, "Consumer Laws") and the laws of the various states in which such activities are conducted, which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the fees and other charges the Company is allowed to charge; and (iii) require specified disclosures. The Company is also subject to various other federal, state, local and foreign laws, orders and regulations applicable to the Company's operations in the jurisdictions where it conducts business. Where applicable, regulators and other persons are authorized to seek remedies against entities such as the Company for violations of such laws, including the Consumer Laws.

     Through NCBK, which serves as a member bank for the Company, the Company is registered with VISA(R) and MasterCard(R) as a certified processor and member service provider. As a result, the Company must adhere to the standards of the VISA(R) and MasterCard(R) credit card associations or else risk suspension or termination of its designation and/or status. There can be no assurance that (i) VISA(R) and MasterCard(R) will maintain the Company's registrations; (ii) the current VISA(R) and MasterCard(R) rules allowing the Company and other nonbank transaction processors to market and provide transaction processing services will remain in effect; or (iii) VISA(R) and MasterCard(R) will continue to interpret their rules as they have done in the past, which may have an impact on the Company's business operations.

EMPLOYEES

     As of March 31, 1996, the Company had 5,564 full-time employees. Of these, 170 employees were engaged in marketing, sales and customer service, 5,006 were engaged in operations and systems development and 388 were corporate and general administrative employees. There were 1,419 employees based in Louisville, Kentucky, the location of the Company's principal executive offices and one of its main operations centers. The Company has two other principal operations centers, located in Phoenix, Arizona, and Juarez, Mexico, at which 441 employees and 2,438 employees were based, respectively. Remaining employees, which include marketing and sales personnel, were based at various offices and processing centers throughout the United States. The Company's employees are not represented by a collective bargaining agreement, and the Company has not experienced any work stoppages. The Company views current employee relations as satisfactory.

PROPERTIES

     The Company leases its principal executive offices and processing facility in Louisville, Kentucky, consisting of approximately 178,000 square feet, from NCBK. See "Certain Transactions." The Company's lease for the Louisville facility is scheduled to expire on August 31, 2019. The Company also leases its operations center in Phoenix, Arizona and certain of its facilities in Juarez, Mexico. The Phoenix facility consists of approximately 50,000 square feet, the lease on which expires on July 31, 1998. The Company's Juarez operations utilized 163,000 square feet in the aggregate, divided among three separate parcels as follows: 50,000 square feet is owned by the Company; 68,000 square feet is subject to a lease that will expire on February 28, 1998; and 45,000 square feet is subject to a lease that will expire on March 31, 2001. The Company's other processing facilities have varying lease expiration terms and range in size from 3,944 square feet to 41,300 square feet and are located throughout the United States and Canada. The Company's 26 marketing and sales offices have varying lease expiration terms and range in size from 100 square feet to 9,000 square feet and are located throughout the United States. All properties leased by the Company are in good repair and suitable condition for the purposes for which they are used.

LEGAL MATTERS

     Various legal actions arising in the ordinary course of business are pending against the Company. None of the litigation pending against the Company, individually or collectively, is expected to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information regarding the Company's directors and executive officers.

            NAME               AGE                              POSITION
- ----------------------------   ----   ------------------------------------------------------------
Tony G. Holcombe............    40    President, Chief Executive Officer and Director
Richard A. Alston...........    40    Executive Vice President, Finance and Corporate Development
Robert E. Johnson...........    50    Executive Vice President, Travel Services
Kurt S. Knipp...............    39    Executive Vice President, Merchant Card Services
Thomas A. Wimsett...........    32    Executive Vice President, Merchant Check Services
David R. Zook...............    45    Executive Vice President, Corporate Services
William R. Robertson........    54    Chairman of the Board of Directors
James R. Bell III...........    39    Director
Robert G. Siefers...........    50    Director
Delroy R. Hayunga...........    52    Director

     Mr. Holcombe has served NPC as Chief Executive Officer and a Director since 1995, as President since 1994 and as Executive Vice President, Corporate Services from 1991 through 1994. Mr. Holcombe also serves as a director of NCBK. Prior to joining the Company, Mr. Holcombe served for two years as a management consultant with Ernst & Young LLP, a national accounting firm, and for six years as a Vice President with C&S Banks.

     Mr. Alston has served NPC as Executive Vice President, Finance and Corporate Development since 1994. Prior to joining NPC, Mr. Alston served for over three years as President of Alston Associates, a strategic consulting firm, and for over five years as Senior Vice President of Sealy Inc., a mattress manufacturer. Mr. Alston also serves as a director of Opcode Systems, Inc.

     Mr. Johnson has served NPC as Executive Vice President, Travel Services since 1987. Prior to joining NPC, Mr. Johnson served in various capacities for 19 years with Eastern Airlines. Mr. Johnson was also a member of the Board of Directors for the Agent Reporting Plan in Puerto Rico.

     Mr. Knipp has served NPC as Executive Vice President, Merchant Card Services since 1995. Prior to joining NPC, Mr. Knipp served with National Bankcard Corporation, a credit card processor, as Senior Vice President, Finance from 1994 through 1995 and as Vice President, Finance from 1990 through 1994.

     Mr. Wimsett has served NPC as Executive Vice President, Merchant Check Services since 1995. Mr. Wimsett has served in various management positions with NPC since 1985 including Senior Vice President, Merchant Check Services; Vice President, Remittance Processing and as Operations Manager for the Juarez and Louisville facilities.

     Mr. Zook has served NPC as Executive Vice President, Corporate Services since 1995 and in various other management positions since 1988. His most recent roles include Executive Vice President, Merchant Check Services and Executive Vice President, Administration. Prior to joining NPC, Mr. Zook was a senior manager with First Bank Systems.

     Mr. Robertson has served NPC as a Director since 1988 and Chairman of the Board since 1996. Mr. Robertson has served National City as President and a director since 1995 and as Deputy Chairman and director from 1987 through 1995. Mr. Robertson also serves as a director of Capitol American Financial Corporation.

     Mr. Bell has served NPC as a Director since 1996. Mr. Bell has served NCBK as a director and Vice Chairman since 1995, President and Chief Executive Officer since 1996 and Executive Vice President from 1994 through 1995. Mr. Bell also served as Senior Vice President for National City Bank, an affiliate of National City, from 1989 through 1994.

     Mr. Siefers has served as a Director of NPC since 1996. Mr. Siefers has served as Executive Vice President and Chief Financial Officer of National City since 1991. Mr. Siefers currently serves as a director of Health Care & Retirement Corporation, an integrated long-term health care provider.

     Mr. Hayunga has been a Director of NPC since 1985. Mr. Hayunga served as Chief Executive Officer of NPC from 1985 to 1995. Mr. Hayunga currently serves as President of SVS, a wholly owned subsidiary of National City.

     The Board of Directors intends to appoint two independent directors as soon as practicable following the Offering. The size of the Board of Directors is fixed at not less than five nor more than nine members, divided into two or three classes serving for staggered terms depending on the number of classes, with each class of directors holding office until the annual meeting of shareholders in the year their respective term ends, at which time their successors are elected. The Board of Directors will establish a standing Audit Committee and Compensation Committee. The functions of the Audit Committee will include recommending to the Board of Directors the retention of independent auditors, reviewing the scope of the annual audit undertaken by the Company's independent auditors and the progress and results of their work, and reviewing the financial statements of the Company, its internal accounting and auditing procedures, as well as its corporate program to ensure compliance with all applicable laws. The functions of the Compensation Committee will include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain officers of the Company, administering the Company's 1996 Stock Option Plan and considering such other matters as may from time to time be referred to the Compensation Committee by the Board.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain summary information concerning compensation earned by the Company's Chief Executive Officer and the five other most highly compensated executive officers for the year ended December 31, 1995 as well as its former Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                   ---------------------------
                                                                                             AWARDS
                                               ANNUAL COMPENSATION                 ---------------------------
                                   -------------------------------------------                    SECURITIES
                                                                        OTHER      RESTRICTED     UNDERLYING      ALL
      NAME AND PRINCIPAL                                               ANNUAL        STOCK         OPTIONS/      OTHER
           POSITION                YEAR      SALARY        BONUS        COMP        AWARD(S)         SARS         COMP
- -------------------------------    ----     ---------     --------     -------     ----------    ------------ ------------
Tony G. Holcombe                   1995     $ 225,000     $138,600                                  10,000       23,277(1)(2)
President and
Chief Executive Officer
Richard A. Alston                  1995       142,034       72,800                                   5,000       64,852(3)
Executive Vice President,
Finance and Corporate
Development
Robert E. Johnson                  1995       157,500       70,200                                   4,000       30,938(1)(2)
Executive Vice President,
Travel Services
Kurt S. Knipp                      1995       149,452       90,800                                   5,000      131,587(3)
Executive Vice President,
Merchant Card Services
Thomas A. Wimsett                  1995       103,833       58,000                                   3,500       17,413(1)(4)
Executive Vice President,
Merchant Check Services
David R. Zook                      1995       157,500      190,000(2)(5)                             7,000       69,665(1)(2)(6)
Executive Vice President,
Corporate Services
Delroy R. Hayunga                  1995       245,417      220,000     $4,800 (7)                   10,500       49,216(1)(2)(8)
Former Chief Executive Officer

- ---------------

(1) All Other Compensation includes the Savings and Investment Plan and Executive Savings Plan matching and profit sharing components. For the year 1995 each of the named executive officers were credited with the following matching and profit sharing amounts: Tony G. Holcombe, $16,873; Robert E. Johnson, $12,740; Thomas A. Wimsett, $7,413; David R. Zook, $12,749; and Delroy R. Hayunga, $20,438.

(2) Includes premium for participation in the Split Dollar Life Program paid by the Company on behalf of the following individuals: Tony G. Holcombe, $6,404; Robert E. Johnson, $18,198; David R. Zook, $6,915; and Delroy R. Hayunga, $21,023.

(3) As an inducement for certain individuals to commence employment, the Company paid amounts associated with one-time relocation expenses and signing bonuses as follows: Richard A. Alston, $64,852; and Kurt S. Knipp, $131,587.

(4) Includes $10,000 signing bonus paid by the Company pursuant to an employment agreement.

(5) Includes retention bonus payment by the Company of $130,000 pursuant to a prior agreement.

(6) Includes $50,000 payment by the Company as a signing bonus.

(7) Represents amount allocated for auto allowance.

(8) Includes $2,203 for a deferred compensation tax distribution and $5,552 as payment with respect to financial services fees.

OTHER AGREEMENTS WITH EMPLOYEES

     Each of Tony G. Holcombe, Richard A. Alston, Robert E. Johnson, Kurt S. Knipp, Thomas A. Wimsett and David R. Zook (the "Executive Officers") have employment agreements (the "Employment Agreements") with NPC. The agreements with Messrs. Holcombe, Alston, Johnson and Knipp provide generally that if such Executive Officer is terminated for any reason other than his violation of the contract, his salary will be continued for two years after his termination. The agreements with Mr. Wimsett and Mr. Zook contain similar provisions which provide, in the case of Mr. Wimsett, for his salary to be continued for one year, and in the case of Mr. Zook, for his salary to be continued through the end of his non-compete period referred to below.

     Each of the Executive Officers has agreed pursuant to the Employment Agreements not to compete with the Company in the United States (and, with respect to Mr. Holcombe, in Mexico) by engaging in any capacity in any business that is competitive with, in the case of Messrs. Holcombe and Alston, any business of NPC, and in the case of the other Executive Officers, the business of the Company for which such officer bears primary managerial responsibility. These non-competition restrictions remain in effect for the period in which such Executive Officer is entitled to salary following termination as described above, except in the case of Mr. Zook, where the restriction continues until the earlier of March 1, 1998 and any date on which compensation is not paid when due or described in Mr. Zook's employment agreement.

     The Company has also entered into separate severance agreements (the "Severance Agreements") with each of the Executive Officers and certain other key employees, which are designed to ensure continuity of management in the event of a change in control ("Change in Control"). The Severance Agreements provide that following a Change in Control such executives will be entitled to severance compensation upon termination of employment during the period commencing with the occurrence of the Change in Control and continuing until the earliest of (i) the third anniversary of the occurrence of the Change in Control, (ii) death, or (iii) attainment of age sixty-five and upon the occurrence of one or more certain additional events. The Severance Agreements also provide fifteen executives the right to terminate their employment with the Company for any reason during the thirty-day period immediately following the first anniversary of the first occurrence of a Change in Control with the right to receive severance compensation.

     The severance compensation will be a lump sum payment in an amount equal to three times the sum (for Executive Officers) and two times the sum (for other executives) of (i) base pay at the highest rate in effect for any period prior to the termination date plus (ii) incentive pay in an amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurs. For three years following termination, the Company will arrange to provide the executives with welfare benefits substantially similar to those they were receiving or were entitled to receive immediately prior to the termination date, with such three-year period qualifying as service with the Company for the purpose of determining service credits and benefits under the Company's various retirement benefit plans. Each executive may waive one year of severance pay in exchange for being released from the non-competition restrictions contained in their respective Employment Agreements.

     The Company has agreed to pay any and all legal fees incurred by the executives in connection with the interpretation, enforcement, or defense of his rights under the Severance Agreements. The terms of the Severance Agreements run until the later of (i) the close of business on May 24, 1999 or (ii) the expiration of the three-year period of severance benefit coverage. Beginning next year, the Severance Agreements will automatically be renewed for successive one year terms unless the Company or the executive gives notice of intent to terminate before such renewal.

     Under the Severance Agreements, a Change in Control occurs upon either of the following events: (i) the Company is merged, consolidated or reorganized into or with another person other than National City, a successor of National City or an affiliate of National City, and as a result of such merger, consolidation or reorganization, less than fifty percent of the combined voting power of the then outstanding securities of such resulting corporation is held by National City or
(ii) the Company sells or otherwise transfers all or substantially all of its assets to another person, and as a result of such sale or transfer less than fifty percent of the combined voting power of the then outstanding securities of such corporation is held by National City. The benefits payable upon a Change in Control include a lump sum payment equal to three times the sum of (a) annual base salary (at the highest rate in effect for any period prior to termination) plus (b) bonus compensation (equal to not less than the highest aggregate annual bonus rendered in the three calendar years immediately preceding the year in which the Change in Control occurs) less the sum of (c) any and all payments received from the Company, National City, a successor or their affiliates following a Change in Control plus (d) any future payments to be made in accordance with any employment agreements or other contracts between the Company and such other entities.

COMPENSATION PURSUANT TO EMPLOYEE BENEFIT PLANS

     Described below are certain employee benefit plans of the Company pursuant to which cash or non-cash compensation was paid or distributed to its executive officers during fiscal year 1995, or is proposed to be paid or distributed to its executive officers in the future.

     The following table provides information on option grants of National City common stock ("National City Common Stock") during fiscal year 1995 to the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                           --------------------------------------------------------------       VALUE AT ASSUMED
                            NUMBER OF         % OF TOTAL                                      ANNUAL RATES OF STOCK
                            SECURITIES       OPTIONS/SARS                                      PRICE APPRECIATION
                            UNDERLYING        GRANTED TO       EXERCISE OR                     FOR OPTION TERM (1)
                           OPTIONS/SARS      EMPLOYEES IN      BASE PRICE      EXPIRATION     ---------------------
          NAME              GRANTED(2)      FISCAL YEAR(3)       ($/SH)           DATE           5%          10%
- -------------------------  ------------     --------------     -----------     ----------     --------     --------
Tony G. Holcombe.........     10,000              .50%           $29.875         6/14/05      $187,882     $476,131
Richard A. Alston........      5,000              .25             29.875         6/14/05        93,941      238,065
Robert E. Johnson........      4,000              .20             29.875         6/14/05        75,153      190,452
Kurt S. Knipp............      5,000              .25             29.875         6/14/05        93,941      238,065
Thomas A. Wimsett........      3,500              .18             29.875         6/14/05        65,759      166,646
David R. Zook............      7,000              .35             29.875         6/14/05       131,518      333,291
Delroy R. Hayunga........     10,500              .53             29.875         6/14/05       197,276      499,938

- ---------------

(1) The amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the Commission when the "Potential Realizable Value" alternative is used and are not intended to be a forecast of the price of National City Common Stock.

(2) One half of each option grant becomes exercisable one year after the date of the grant and the remainder becomes exercisable on the second anniversary of the grant. For incentive stock options, a further restriction is placed on the exercise of options such that the maximum number of shares of National City Common Stock which become initially available for purchase under all post-1986 incentive stock option grants from National City in any calendar year shall be limited to that number of shares the aggregate exercise price of which does not exceed $100,000.

(3) National City granted options representing 1,993,050 shares to employees during 1995.

     The following table sets forth the National City stock options exercised by each of the Executive Officers during fiscal year 1995 and the December 31, 1995 value of all unexercised options for National City Common Stock held by the Executive Officers.

               AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                   NUMBER OF
                                                                  SECURITIES           VALUE OF
                                                                  UNDERLYING          UNEXERCISED
                                                                  UNEXERCISED        IN-THE-MONEY
                                                                 OPTIONS/SARS        OPTIONS/SARS
                                                                  AT 12/31/95         AT 12/31/95
                                 SHARES                          -------------      ---------------
                               ACQUIRED ON         VALUE         EXERCISABLE/        EXERCISABLE/
            NAME               EXERCISE(1)       REALIZED        UNEXERCISABLE       UNEXERCISABLE
- ----------------------------   -----------      -----------      -------------      ---------------
Tony G. Holcombe............          --                --       15,299/12,501      $163,407/49,070
Richard A. Alston...........          --                --             0/5,000             0/16,250
Robert E. Johnson...........      13,430         $ 177,647        20,949/6,151       270,309/27,251
Kurt S. Knipp...............          --                --             0/5,000             0/16,250
Thomas A. Wimsett...........          --                --         1,450/4,950         9,606/20,981
David R. Zook...............          --                --         7,899/9,501        65,686/39,319
Delroy R. Hayunga...........      45,312           482,874       21,573/16,501       204,462/73,882

- ---------------

(1) The ultimate realization of profit on the sale of such options on National City Common Stock is dependent upon the market price of such stock at the time of the sale. National City Common Stock had a closing price on December 31, 1995 (the end of the fiscal year) on the NYSE of $33.125. The numbers shown reflect the value of unexercised options accumulated over a ten-year period based on the 1995 year-end closing price.

     The following table provides information on the awards of long term incentive plan ("LTP") participants during fiscal year 1995.

                      LONG TERM INCENTIVE PLANS -- AWARDS
                              IN LAST FISCAL YEAR

                                                   PERFORMANCE OR
                                   NUMBER OF        OTHER PERIOD          ESTIMATED FUTURE PAYOUTS UNDER
                                 SHARES, UNITS         UNTIL                 NON-STOCK PRICE PLANS(3)
                                    OR OTHER       MATURATION OR     -----------------------------------------
             NAME                  RIGHTS(1)         PAYOUT(2)        THRESHOLD       TARGET         MAXIMUM
- ------------------------------   --------------    --------------    -----------    -----------    -----------
Tony G. Holcombe..............            --          12/31/97              --        $67,500       $ 135,000
Richard A. Alston.............            --          12/31/97              --         28,407          56,814
Robert E. Johnson.............            --          12/31/97              --         31,500          63,000
Kurt S. Knipp.................            --          12/31/97              --         29,890          59,781
Thomas A. Wimsett.............            --          12/31/97              --         20,767          41,533
David R. Zook.................            --          12/31/97              --         31,500          63,000

- ---------------

(1) The Company's LTP covers Executive Officers only. The LTP provides for cash awards based on a percentage of the individual's base pay. No shares or other rights are granted.

(2) Payouts under the LTP are based upon the Company's three year compound net income growth. Rolling three year performance cycles begin on January 1, 1995. Payouts occur at the end of the cycle.

(3) Payouts of "Target" and "Maximum" awards are made in the event the Company attains 10% and 15% compound annual growth rates, respectively. Executive Officers other than the President receive 20% and 40% of base salary for Target and Maximum awards, respectively. The President receives 30% and 60% of base salary for Target and Maximum awards, respectively.

  INCENTIVE COMPENSATION PLAN

     Under the Company's 1995 Short Term Incentive Plan ("STP"), all NPC officers are eligible to receive incentive cash bonus awards based on a combination of individual, department and Company performance standards. The goals of the plan are to (i) reward and encourage individual accomplishment,
(ii) encourage eligible employees to achieve broad corporate goals, and (iii) focus senior management on objectives that improve the intrinsic value of the Company.

     In order to determine the amount of bonus payments, a formula has been developed under the STP that establishes performance standards required to earn "minimum", "target", and "maximum" bonus payments. Net income must equal the amount established in the Company's annual budget in order to achieve a "minimum" bonus. Net income must exceed the annual budget by 15% during a year in order to achieve a "target" bonus. Net income must exceed the annual budget by 20% during a year in order to achieve a "maximum" bonus.

     The maximum bonus level attainable under the STP varies by salary grade. The Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents may attain "maximum" bonus levels of 80%, 55%, 40% and 20% of base salary, respectively. Bonus payments are made annually each March for performance by the individual during the preceding year.

  1996 STOCK OPTION PLAN

     General.  The Board of Directors adopted the 1996 Stock Option Plan (the
"Option Plan") on       , 1996, and National City as sole shareholder approved
the Option Plan on        , 1996. The purpose of the Option Plan is to enable
the Company to attract, compensate and retain officers and other key employees and provide them with appropriate employment incentives and rewards for superior performance by encouraging capital accumulation and stock ownership.

     The Option Plan authorizes the granting of options to purchase shares of Common Stock (the "Option Rights") and provides the Compensation Committee of the Board of Directors (the "Committee"), which has been authorized by the Board of Directors to administer the Option Plan, with flexibility to respond to changes in the competitive and legal environment, thereby protecting and enhancing the Company's current and future ability to attract and retain officers and other key executives.

     In furtherance of the purpose of the Option Plan, it is intended that concurrently with the Offering the Committee will grant Option Rights with respect to an aggregate of 2,050,000 shares of Common Stock to a group of key employees including Executive Officers (the "Initial Awards").

     The Option Plan is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. A general description of the Option Plan and the Initial Awards is set forth below. The following description of the Option Plan is qualified in its entirety by reference to the full text of the Option Plan.

     Shares Available. Subject to adjustment as described below under "Adjustments," the aggregate number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the Option Plan will not exceed 4,000,000 shares, which may be shares of original issuance or treasury shares or a combination thereof. In addition, the Option Plan provides that the number of shares of Common Stock that may be sold under the Option Plan will be increased by the number of shares of Common Stock that are delivered to the Company in connection with the exercise of a stock option and shares delivered or relinquished in a payment of federal, state and local income tax withholding liabilities upon exercise of a stock option.

     Eligibility. Upon adoption of the Option Plan, grants of Option Rights may be made to officers (including officers who are members of the Board of Directors) and other key employees of the Company or of any of its subsidiaries. Appreciation Rights (as defined below) may be granted to any present or future holder of outstanding Option Rights.

     Terms of Option Grants. The Option Plan contemplates that Option Rights may be granted by the Committee with respect to unrestricted shares of Common Stock, in accordance with the provisions of the Option Plan, which include:

          (a) Each grant must specify the number of shares of Common Stock to which it pertains or a method for determining such number.

          (b) Each grant shall be at an option price which is not less than the market value of Common Stock on the date of grant.

          (c) Successive grants may be made to the same executive whether or not any Option Rights previously granted to such participant remain unexercised. Pursuant to the Option Plan no participant may be granted more than 400,000 Option Rights, subject to adjustment during the life of the Option Plan. Nothing in the Option Plan would require that earlier options be exercised or expire before later options are exercised.

          (d) Option Rights granted under the Option Plan may be stock options intended to qualify under particular provisions of the Internal Revenue Code of 1986, as amended (the "Code") or stock options not intended to be so qualified or a combination of the foregoing.

          (e) No Option Rights may be exercised later than 10 years from the date of grant.

     Agreements evidencing Option Rights may contain such other terms and provisions, consistent with the Option Plan, as the Committee may approve. The Company anticipates that grants of Option Rights normally will specify a period of service before they will become exercisable. Shares covered by Option Rights which are terminated for any reason or expire unexercised may be made the subject of new Option Rights.

     Upon exercise of an Option Right, the option price will be payable (i) in cash, (ii) by the transfer to the Company of previously owned shares of Common Stock with a value equal to the total option price, or (iii) by a combination of such methods.

     No Option Rights intended to be "incentive stock options" under the Code will be granted which would allow the aggregate fair market value (at date of grant) of all incentive stock options that may be exercised for the first time during any calendar year to exceed $100,000.

     Appreciation Rights. The Committee is authorized to issue appreciation rights ("Appreciation Rights") in respect of up to 4,000,000 shares in order to provide optionees an alternative means of realizing Option Rights benefits. The holder of an Appreciation Right may, in lieu of exercising all or any part of his Option Rights, receive from the Company an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the option price and the current market value of the shares subject to the Option Rights. Exercise of an Appreciation Right will result in cancellation of the related Option Right, and the exercise of the Option Right will result in the cancellation of the related Appreciation Right. The Plan does not provide for the granting of Additional Options (as defined below) on Appreciation Rights.

     Additional Options. The Committee may, at or after the date of grant with respect to any outstanding option, grant additional options ("Additional Options") and may establish the terms and conditions of such Additional Options. Pursuant to an Additional Option, the option holder would be granted a new option at the then prevailing market price when the payment of the exercise price of the option to which such Additional Option relates is made by using shares of Common Stock owned by the option holder and/or when shares of Common Stock are tendered or relinquished as payment of the amount to be withheld under federal, state and local income tax laws in connection with the exercise of the option to which such Additional Option relates. The new option granted upon such exercise would be an option to purchase the number of shares not exceeding the sum of (i) the number of shares of Common Stock tendered as payment upon the exercise of the option to which such "Additional Option" is related and (ii) the number of shares of Common Stock tendered or relinquished as payment of the amount to be withheld under income tax laws (at a rate not to exceed the participant's marginal tax rate) in connection with the exercise of the option to which such Additional Option relates. Additional Options may be granted with respect to options previously granted under the Option Plan or any other stock option plan of the Company or any of its subsidiaries now or hereafter in effect, or pursuant to any stock option plan of any corporation which is merged into the Company and where the Company has assumed the obligations of such corporation under such option plan. The Option Plan provides that the Committee has the discretion as to setting terms and conditions of the Additional Options subject to the following provisions: (1) the Additional Option exercise price shall be the closing price, per share, of the shares of Common Stock, on the NYSE on the date the employee delivers shares of Common Stock to exercise the Option that has the Additional Option feature and/or delivers or relinquishes shares of Common Stock in payment of income tax withholding on the exercise of an Option that has the Additional Option feature; (2) the Additional Option shall not be exercised within six months after it is granted and (3) the Additional Option shall have the same termination provisions as the underlying option to which such Additional Option relates.

     Initial Awards. The Initial Awards will be granted at price equal to the price set forth on the cover page of the Prospectus (the "IPO Price"). The Initial Awards will be nonqualified Option Rights and will become exercisable to the extent of one-third of the shares covered thereby on each of the first through the third anniversaries of the date of grant, in each case for so long as the optionee remains in the continuous employ of the Company or one of its subsidiaries, provided that the Option Rights will immediately become fully exercisable (i) if the option holder dies or becomes permanently disabled while in the employ of the Company, (ii) if the option holder voluntarily terminates his employment (a) at or after age 62 with at least 20 years of continuous service with the Company or any of its affiliates or (b) at or after age 65 with at least 5 years of continuous service with the Company or any of its affiliates ("Retirement") or (iii) upon the occurrence of a change in control of the Company.

     The Initial Awards will terminate automatically and without further notice on the earliest of the following dates: (i) the date the option holder ceases to be employed by the Company or one of its subsidiaries for any reason other than death or permanent disability, (ii) 90 days after the option holder ceases to be employed by the Company or one of its subsidiaries by reason of either Retirement or under circumstances determined by the Board of Directors to be for the convenience of the Company, (iii) one year after the option holder dies or becomes permanently disabled either while he is employed by the Company or within such 90 day period, or (iv) 10 years from the date of grant. In the event that the option holder commits an act that the Committee determines to have been intentionally committed and materially inimical to the interests of the Company, his or her Initial Award, as the case may be, will terminate immediately at the time of that determination notwithstanding any other provision of the agreement evidencing such Option Rights.

     Transferability. No Option Right or Appreciation Right within the meaning of Rule 16b-3 under the Exchange Act is transferable by a participant except by will or the laws of descent and distribution. Option Rights may not be exercised during a participant's lifetime except by the participant or, in the event of his incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the participant under state law and court supervision.

     Adjustments. The Board of Directors may make or provide for such adjustments in the maximum number of shares of Common Stock covered by Option Rights and Appreciation Rights granted, and in the prices per share applicable under such Option Rights and Appreciation Rights, as the Board of Directors in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of Option Rights that would otherwise result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. The Committee may also make or provide for such adjustments in the aggregate number of shares that may be issued or transferred and covered by outstanding awards granted under the Option

Plan and the maximum number of shares with respect to which Option Rights may be granted to any one participant as it may in good faith determine to be appropriate in order to reflect any transaction or event described in the immediately preceding sentence.

     Amendment or Termination of the Option Plan. The Board of Directors may, at any time, suspend or discontinue the Option Plan or revise or amend it in any respect whatsoever; provided, however, that if and to the extent required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act or by any comparable or successor exemption under which the Board of Directors believes it is appropriate for the Option Plan to qualify, if and to the extent required under Section 422 of the Code (if and to the extent that the Board of Directors deems it appropriate to comply with Section 422) and if and to the extent required to treat some or all of the Option Rights, Appreciation Rights or Additional Options (collectively "Incentive Awards") as "performance-based compensation" within the meaning of Section 162(m) of the Code (if and to the extent that the Board of Directors deems it appropriate to meet such requirements), no amendment shall be effective without the approval of the shareholders of the Company, that (i) except for the adjustments described above, increases the aggregate number of shares of Common Stock that may be issued under or the number of Option Rights that may be awarded to any one participant under the Option Plan, (ii) materially increase the benefits accruing to participants under the Option Plan or (iii) materially modifies the requirements as to eligibility for participation in the Option Plan. No amendment may, without the consent of an Option Rights holder, reduce such holder's rights under any previously granted and outstanding award.

  NONEMPLOYEE DIRECTORS STOCK OPTION PLAN

     General. The Board of Directors adopted the Nonemployee Directors Plan (the
"Director Plan") on                , 1996 and National City as sole shareholder
approved the Director Plan on                , 1996. The purpose of the Director
Plan is to attract, retain and compensate highly qualified individuals who are not current employees of the Company as members of the Board of Directors and to enable them to increase their ownership of shares of Common Stock. The Director Plan will be beneficial to the Company and its shareholders since it will allow these directors to have a greater personal financial stake in the Company through stock ownership, in addition to underscoring their common interest and identification with shareholders in increasing the value of Company Stock.

     In furtherance of the purpose of the Director Plan, it is intended that concurrently with the Offering, each participant will be granted options with respect to an aggregate of 100,000 shares of Common Stock to all current directors eligible to participate in the Director Plan (the "Initial Director Options").

     The full text of the Director Plan has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     Set forth below is a general description of the Director Plan and the Initial Director Options. The following description of the Plan is qualified in its entirety by reference to the full text of the Director Plan.

     Shares Available. Subject to adjustment as described below under "Adjustments", the aggregate number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the Director Plan will not exceed 200,000 shares, which may be authorized and unissued shares or treasury shares or a combination thereof.

     Eligibility. All members of the Company's Board of Directors who are not current employees of the Company or any of its subsidiaries or National City at the time of option award ("Nonemployee Director") are eligible to participate in the Plan.

     Terms of Option Grants. All Option Rights granted under the Director Plan will be evidenced by stock option agreements in writing ("Option Agreements") in such form as the Director Plan Committee (as hereinafter defined) may approve and which will in substantial form provide the following:

          (a) Each grant shall be at an option price which is equal to the market value of Company Common Stock on the date of grant; Initial Director Options will be granted at the IPO Price.

          (b) Each Option granted under the Director Plan will be exercisable to the extent of one-third of the shares covered thereby on each of the first through the third anniversaries of the date of grant. No Option Right may be exercised more than 10 years from the date of grant.

          (c) No option will be exercisable after the date of cessation of an option holder's services as a Director of the Company. Upon the death of an option holder at any time, all of the then outstanding Formula Award options (as described below) of such option holders will become immediately exercisable. If an option holder's service ceases for any reason, any exercisable Formula Award options may be exercised by the option holder within three months after such cessation of service. If an option holder dies within such three-month period, or if cessation of his service is due to such option holder's death, such Formula Award options may be exercised at any time within one year after such death by the option holder's estate in accordance with applicable law. The effects of cessation of an option holder's service as a Director of the Company will be determined by the Committee in its sole discretion and set forth in an Option Agreement; provided the cessation of service terms for Discretionary Awards (as described below) will be no more favorable than those set forth above for Formula Awards.

          (d) Upon exercise of an Option Right, the option price will be payable
     (i) in cash, (ii) by the transfer to the Company of previously owned shares of Common Stock with a value equal to the total option price, or (iii) from the proceeds of a sale through a broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates.

          (e) Each option granted is not transferable by the option holder other than by will or by the laws of descent and distribution.

     Options granted under the Director Plan are not intended to qualify under
Section 422 of the Code.

     Formula Awards. Options to purchase 25,000 shares of Common Stock will be granted to each Nonemployee Director who is not an employee of National City or any of its affiliates ("Nonaffiliated Director") serving on the Company's Board of Directors at the time of the Company's IPO ("Automatic Initial Awards"). Options to purchase 2,500 shares of Common Stock will be granted automatically to each Nonaffiliated Director on the first Friday following each of the Company's Annual Meetings of Shareholders. ("Automatic Annual Awards")

     Discretionary Awards. The Director Plan Committee may grant options to Nonemployee Directors who have previously been employed by the Company. The recipients, dates of grant, and number of shares covered by each option will be determined in the sole discretion of the Director Plan Committee. No Nonaffiliated Director may receive Discretionary Awards, and no Nonemployee Director who is eligible to receive Discretionary Awards may receive Formula Awards.

     Administration. The Director Plan is administered by a committee consisting of Nonaffiliated Directors (the "Director Plan Committee"). Subject to the provisions of the Director Plan, the Director Plan Committee is authorized to interpret the Director Plan, to establish, amend and rescind any rules and regulations relating to the Director Plan, and to make all other determinations necessary or advisable for the administration of the Director Plan.

     Adjustments. The Board of Directors is required to make or provide for adjustments in (i) the option price; (ii) the number or kind of shares or other securities covered by outstanding options; (iii) the number or kind of shares of the Company's capital stock or other securities which may be acquired pursuant to options granted under the Director Plan; and (iv) the number of such securities to be awarded to each option holder as the Board of Directors in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of rights of option holder that would otherwise result from (a) any stock dividend, stock split, combination of shares, issuance of rights or warrants to purchase stock, spin-off, recapitalization or other changes in the capital structure of the Company, (b) any merger, consolidation, reorganization or partial or complete liquidations, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. The determination of the Board of Directors as to what adjustments will be made, and the extent thereof, will be final, binding and conclusive.

     Amendment, Suspension or Termination of the Director Plan. The Board of Directors may, at any time, suspend or discontinue the Director Plan or revise or amend it in any respect whatsoever; provided, however, that if and to the extent required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act or by any comparable or successor exemption under which the Board of Directors believes it is appropriate for the Director Plan to qualify, no amendment shall be effective without the approval of the shareholders of the Company, that (i) except as described above under "adjustments" materially increases the number of shares of Common Stock that may be issued under the Plan, (ii) materially increases the benefits accruing to individuals pursuant to the Director Plan or (iii) materially modifies the requirements as to eligibility for participation in the Director Plan; and provided further, however, if and to the extent required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act or by any comparable or successor exemption under which the Board of Directors believes it is appropriate for the Director Plan to qualify the provisions of the Director Plan may not be amended more than once every six months, other than to comply with changes in the Code, the Employment Retirement Income Security Act of 1974, as amended or the rules thereunder. No action may, without the consent of a participant, reduce the participant's rights under any previously granted and outstanding Option Right.

  PLAN BENEFITS

     Set forth in the table below are the numbers of shares of Common Stock covered by the Initial Awards that are intended to be granted concurrently with the Offering under the Option Plan and the Director Plan.

                                                      OPTION        DIRECTOR       DOLLAR
                   NAME AND POSITION                   PLAN           PLAN        VALUE(1)
     ---------------------------------------------   ---------      --------      --------
     Tony G. Holcombe.............................     200,000            --            --
       President and Chief
       Executive Officer
     Richard A. Alston............................     100,000            --            --
       Executive Vice President
     Robert E. Johnson............................     100,000            --            --
       Executive Vice President
     Kurt S. Knipp................................     100,000            --            --
       Executive Vice President
     Thomas A. Wimsett............................     100,000            --            --
       Executive Vice President
     David R. Zook................................     100,000            --            --
       Executive Vice President
     Executive Group (6 persons)..................     700,000            --            --
     Non-Executive Director Group.................          --       100,000            --
     Non-Executive Officer........................   1,350,000            --            --
       Employee Group

- ---------------

(1) The Option Rights granted to date are priced at the IPO Price. Therefore there is no value assignable as of the IPO date.

  FEDERAL INCOME TAX CONSEQUENCES

     The Company presently anticipates that Option Rights granted pursuant to the Option Plan will be either "non-qualified" or "incentive stock" options.

     Non-qualified Option Rights and Additional Options will not result in any taxable income to the optionee or deduction to the Company at the time they are granted. In general, the holder of non-qualified Option Rights will recognize taxable ordinary compensation income at the time of the exercise of the Option Rights or related Additional Options in an amount measured by the excess of the fair market value of the shares at that time over the option price. The tax basis to the option holder for non-qualified option shares acquired will be the option price plus such taxable ordinary compensation income and when the option holder disposes of the shares capital gain or loss will be recognized, either long or short term, depending on the holding period of the shares.

     The amount included in the income of the option holder of non-qualified Option Rights or related Additional Options as ordinary taxable income generally determines the amount of the deduction to which the Company will be entitled.

     Option Rights or Additional Options which are incentive stock options will not result in taxable income to the option holder or a deduction to the Company at the time granted nor at the time exercised if certain holding period requirements are observed. The option holder must hold the stock more than two years from date of grant and one year from date of exercise. If these holding requirements are met, the option holder will be entitled to capital gain treatment and the Company will not be entitled to any deduction. If these holding requirements are not met, in general, the option holder will recognize taxable ordinary income and the corporation will be entitled to a deduction measured by the excess of the fair market value of the shares of Common Stock at the time of exercise or disqualifying sale over the option price, whichever produces a lesser gain.

     The tax basis to the option holder for Common Stock acquired on exercise of an Option Right or Additional Option that is an incentive stock option will be the option price. The difference between the fair market value at the date of exercise and the option price of the incentive stock option, however, will be an item of tax preference. Thus, it will have to be included when making the alternative minimum tax calculation for the year in which the incentive stock option was exercised.

     The granting of an Appreciation Right will not produce taxable income to the option holder or a deduction to the Company. Upon exercise of Appreciation Rights, the amount of any cash received and the fair market value of any Common Stock received will be taxable to the option holder as ordinary income and in general, determines the amount of the deduction to which the Company is entitled.

     In the case of officers and directors, the tax consequences may differ from those described above in limited circumstances where the sale of stock that is received as a result of an award could subject the officer or director to suit under Section 16(b) of the Exchange Act.

     The Company believes that it is in the best interests of shareholders to retain as much flexibility as possible with respect to the design and payment of compensation to key employees. The Company does, however, recognize the constraints imposed on this flexibility by Section 162(m) of the Code, which disallows a tax deduction for non-exempted compensation paid by the Company in excess of $1,000,000 to key employees. The Company's compensation plans are currently structured in such a manner that it is unlikely that non-exempted compensation paid to any executive officer in any year will exceed the limitation on deductions established by Section 162(m).

  LONG TERM INCENTIVE PLAN

     The Company's Long Term Incentive Plan ("LTP") focuses upon providing superior returns for the Company. Payments under the LTP are based upon the Company's attainment of established performance standards for annual compound growth rates over three years. Payments under the LTP are made at the end of each three year period, the first of which began on January 1, 1995.

     Executive Officers of the Company are eligible to participate in the LTP. Directors of the Company who are not also employees are not eligible to participate.

     The amount of an award under the LTP varies based upon the actual compound growth rate achieved. The performance standard set under the LTP requires a 10% net income growth rate in order to achieve a bonus payout of 20%-30% of base salary and a 15% growth rate in order to achieve a bonus payout of 40%-60% of base salary, depending upon grade.

     Awards under LTP are in cash, in unfunded future benefits, or in a combination of both. In the event of a change in control of the Company, the LTP permits officers to participate to the end of all current plan cycles, a right which becomes vested in each such participant as of the date of the change in control.

  EMPLOYER MATCHING PLANS

     Savings Plan. The Executive Officers participate in the National City Savings and Investment Plan (the "Savings Plan"), a qualified salary reduction profit-sharing plan within the meaning of Section 401(k) of the Code. Under the Savings Plan, all eligible employees (generally, an eligible employee is one who has completed one year of continuous service, is 21 years of age or older and has completed 1,000 hours of service) of National City and its adopting subsidiaries may participate in the Savings Plan by directing their employers to make Salary Reduction Contributions (as defined in the Savings Plan) to the Savings Plan Trust (the "Trust") for their accounts and to reduce their compensation by an equal amount. Contributions may be directed in any whole percentage between 1% and 10% of the employee's base compensation. The Company makes contributions to the Trust ("Employer Matching Contributions") in an amount equal to the Employer Matching Contribution Percentage then in effect. (The Employer Matching Contribution Percentage is currently an amount equal to 100% of the first 3% of the employee's pay contributed as a Salary Reduction Contribution, plus 50% of the next 4% of the employee's pay similarly contributed as a Salary Reduction Contribution.)

     The Savings Plan has a profit-sharing feature based upon National City's profitability, as measured by the percentage return on common equity ("ROE") from year to year. The profit-sharing contribution is in addition to the regular Employer Matching Contributions. The additional amount of this profit-sharing contribution in any year depends on National City's ROE for that year and ranges, in five cent increments from no additional contributions if a minimum ROE of 12% is not attained to a maximum of 50 cents for each $1.00 of an individual's Salary Reduction Contributions for the year if National City's ROE is equal to or greater than 18.5%. In 1995, the profit-sharing contribution was 40 cents for each $1.00 of an individual's Salary Reduction Contribution.

     Executive Plan. The National City Executive Savings Plan (the "Executive Plan") is a non-qualified salary reduction profit-sharing plan, similar to the Savings Plan. The Executive Plan is to supplement the Savings Plan with respect to employee Salary Reduction Contributions and the attendant Employer Matching Contributions which by reason of an individual's annual compensation would not be otherwise allowed because of the annual maximum limit of the Code or because of the application, under the Code, of actual deferral percentage testing against prohibited excessive deferrals by highly compensated employees. The Executive Plan is substantially similar to the Savings Plan as to amounts of employee Salary Reduction Contributions and Employer Matching Contributions.

     The benefits of the Executive Plan are without regard to any limitation imposed by the Code, or any other applicable law limiting the amount payable under a qualified plan (such as the Savings Plan), and represent unfunded general obligations of National City. Portions of such benefits are subject to certain provisions for forfeiture as set forth in the Executive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the Chief Executive Officer ("CEO") of the Company (Tony G. Holcombe serving from August 1 and Delroy R. Hayunga serving from January 1 to August 1) participated in deliberations of the Company's Board of Directors concerning Executive Officer Compensation. In addition, the CEO serves on the committee that administers the Long Term Incentive Plan for Senior Officers, which includes payouts awarded to the Chief Executive Officer and the Incentive Compensation Plan, which includes bonus payments to the Chief Executive Officer. See "Compensation Pursuant to Employee Benefit Plans -- Long Term Incentive Plan."

COMPENSATION OF DIRECTORS

     The two appointed outside directors will receive an annual retainer of $12,000 to be paid in four quarterly installments of $3,000 each. In addition, the outside directors will receive $1,000 for each board meeting attended and $1,000 for each committee meeting attended (committee chairmen receive an additional $500 per committee meeting) whether or not held on the same day as a board meeting. No other director will receive cash compensation for his services as a director.

     The two appointed outside directors and Mr. Hayunga are currently eligible to receive non-qualified stock options to purchase shares of Common Stock at a price equal to the IPO Price pursuant to the Company's Nonemployee Directors Stock Option Plan. See "-- Compensation Pursuant to Employee Benefit
Plans -- Nonemployee Directors Stock Option Plan."

                              CERTAIN TRANSACTIONS

     In connection with the Offering, the Company intends to enter into the following agreements with National City or its affiliates.

SPONSORSHIP AGREEMENT

     In connection with the Offering, the Company and NCBK will enter into a sponsorship agreement (the "Sponsorship Agreement") whereby the Company will act as NCBK's sole agent for the purposes of providing electronic data authorization and capture, reporting, settlement and clearing services for merchants who participate in the VISA(R) and MasterCard(R) programs. The Company, along with other nonbank transaction processors, must be sponsored by a financial institution that is a member of the VISA(R) and MasterCard(R) associations. NCBK, being a member of such associations, will act as the Company's sole sponsor under the terms of the Sponsorship Agreement.

     The Company will retain full responsibility for performance of Merchant Card Services, except for certain obligations or responsibilities that NCBK will assume pursuant to the Sponsorship Agreement. The Sponsorship Agreement provides that the Company will comply with (i) all VISA(R) and MasterCard(R) bylaws, manuals, operating regulations and other written materials as they may from time to time be amended which bind or apply to NCBK as a member of VISA(R) and MasterCard(R) with respect to Merchant Card Services or to the Company as a third party processor, (ii) all agreements between merchants and NCBK with respect to Merchant Card Services, and (iii) all applicable federal or state laws and regulations. Under the Sponsorship Agreement, the Company will receive all fees, discounts and other amounts payable by merchants for Merchant Card Services and will bear the expenses of maintaining facilities necessary to provide such services. The term of the Sponsorship Agreement will be for a period of five years, subject to automatic renewals for successive one-year terms. Either party may, however, decline to renew the Sponsorship Agreement upon six months notice to the other party prior to the automatic renewal date.

     Certain indemnification provisions are also contained in the Sponsorship Agreement, under which the Company will indemnify NCBK against losses, claims and other amounts arising out of the Company's failure to perform in accordance with the terms of the Sponsorship Agreement or due to the negligence of the Company.

LEASE AGREEMENT

     The Company is party to a lease agreement with NCBK for its facility in Louisville, Kentucky, which serves as the Company's principal executive offices and one of its main processing facilities and comprises approximately 178,000 square feet. The term of this lease ends on August 31, 2019, and the Company has the option to renew the lease in ten-year increments for up to 40 years. NCBK leases the property on which the Company's facilities are located from a third party. NCBK's lease is scheduled to expire on February 28, 2019, and NCBK has the option to renew this lease in ten-year increments for up to 40 years.

ADMINISTRATIVE SERVICES AGREEMENT

     The Company and National City will enter into an Administrative Services Agreement (the "Services Agreement") whereby National City will provide certain support and administrative services to the Company. Such services will include human resources, internal audit, legal and tax services. National City will charge the Company for such services based on a mutually agreeable competitive market price. National City will also have the option to increase its prices any time the contract is renewed. The Company will reimburse National City for reasonable out-of-pocket expenses incurred in connection with the rendering of services to the Company. These expenses may include items such as travel expenses, lodging and meals, clerical expenses and miscellaneous expenses. Those expenses, however, may not exceed $2,000 per month without prior approval from the Company. The Administrative Services Agreement will have a term of one year, subject to renewal for successive one-year terms unless terminated by either party. Certain indemnification provisions are also set forth in the Services Agreement under which the Company will indemnify National City against claims which may arise in connection with rendering of such services, subject to certain exceptions.

CARD SERVICES AGREEMENTS

     The Company will enter into Card Services Agreements (the "Card Services Agreements") with various banking subsidiaries of National City (the "Banks") pursuant to which the Company will provide, on the Bank's behalf, a broad range of services for merchants with whom the Banks have contracted to provide Merchant Services. Under the terms of the Card Services Agreements, the Company will provide various Merchant Services and shall be compensated based on market-competitive pricing to be agreed upon by the Company and such Banks, which may be adjusted from time to time based on market considerations. Each Card Services Agreement will have a term of five years, subject to renewal for successive one-year terms unless terminated by either party. Under the Card Services Agreements, the Company will agree to indemnify the Banks against certain claims.

REMITTANCE PROCESSING SERVICES AGREEMENT

     The Company will enter into a Remittance Processing Services Agreement (the "Lockbox Agreement") with the Banks for the purpose of processing day-to-day remittances for collection. The Company will perform these remittance processing services for the Banks' existing and future remittance processing services customers. Such services include processing, equipment, facilities, staffing and customer service. The Banks will be responsible for all mailroom and facilities costs related to such services for the calendar year 1996. Thereafter, the Company will assume such costs. The Company will not be responsible for any other kind of service not specifically identified in the Lockbox Agreement, including research and photocopying.

     For the Banks' existing customers as of the date of the Lockbox Agreement, the Company will charge the Banks the fees set forth in the Banks' contracts with such customers until June 30, 1996. For basic remittance processing for all customers acquired by the Banks subsequent to the date of the Lockbox Agreement and after June 30, 1996, as well as existing customers, the Company will charge a cost-plus markup necessary to yield a negotiated percentage after-tax return on revenue. Basic remittance processing services shall include opening envelopes, extracting payments, encoding and endorsing checks, preparing and delivering deposits to the Banks, fulfilling any other specific processing requirements for a customer as negotiated, and electronically transmitting accounts receivable information to the customer on a daily basis.

     For all new customers acquired by the Banks subsequent to the date of the Lockbox Agreement and after June 30, 1996 and for all existing customers as well, the Banks will pay the Company fees set forth in the negotiated pricing schedule for services in addition to basic remittance processing fees. During the third year of the initial term of the Lockbox Agreement, and on the anniversary date of the agreement every year thereafter, the Company will be able to review and adjust the pricing schedule. The initial term of the Lockbox Agreement will expire December 31, 1999, and shall be automatically renewed for successive three-year terms unless terminated by either party.

REGISTRATION RIGHTS AGREEMENT

     In connection with the Offering, National City and the Company will enter into a Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, in the event the Offering is consummated, National City would have the right to require the Company to use its best efforts to register under the Securities Act and the securities or blue sky laws of any jurisdiction designated by National City all or a portion of the issued and outstanding Common Stock held by National City (the "Registrable Shares") for sale in accordance with National City's intended method of disposition thereof. Such demand rights would be subject to the condition that the Company would not be required to effect more than two demand registrations. National City will also have the right to participate, or "piggy-back," in equity offerings initiated by the Company, subject to reduction of the size of the Offering on the advice of the managing underwriter. National City will pay all expenses relating to the performance of, or compliance with, demand registration requests under the Registration Rights Agreement and the Company will pay all expenses relating to the performance of, or compliance with, "piggy-back" registrations under the Registration Rights Agreement. In either case, however, National City will be responsible for underwriters' discounts and selling commissions with respect to the Registrable Shares being sold and the fees and expenses of its counsel in connection with such registration. National City's rights under the Registration Rights Agreement shall be fully assignable.

TAX ALLOCATION AGREEMENT

     In connection with the Offering, the Company will enter into a Tax Allocation Agreement (the "Tax Allocation Agreement"), which will govern tax related matters affecting taxable periods ending prior to and subsequent to the Offering, including preparation and filing of tax returns, payment of taxes and indemnification for tax liabilities. In general, under the Tax Allocation Agreement, the Company will be responsible for filing tax returns and paying taxes of the Company, other than returns that are filed on a consolidated, combined or unitary basis with National City, in which case the Company will be responsible for its proportionate share of such taxes, determined as if the Company and its subsidiaries were a separate consolidated group. The Tax Allocation Agreement provides that National City will retain control of audits affecting its consolidated, combined or unitary returns, which include the Company and its subsidiaries. The Company will be allowed to participate in, but not control, any such audits with respect to matters for which it may be required to indemnify National City under the Tax Allocation Agreement.

SVS AGREEMENT

     The Company and SVS, a wholly owned subsidiary of National City, will enter into an Administrative Services Agreement (the "SVS Agreement") for certain support services to be provided by NPC to SVS, including, without limitation, data center operations, human resources, purchasing facilities and accounting. The Company will be compensated based on mutually agreeable market based pricing which may be adjusted from time to time based on market considerations. SVS will also reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with the services provided pursuant to the SVS Agreement. The Agreement will have a term of not less than one year, subject to renewal for successive one-year terms unless terminated by either party. Under the SVS Agreement, SVS will indemnify the Company against certain claims.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of 95,000,000 shares of Common Stock, without par value, and 5,000,000 shares of Preferred Stock, without par value, issuable in series. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the form of Amended Articles of Incorporation of the Company and the Code of Regulations of the Company, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     As of June 7, 1996 there were 43,100,000 shares of Common Stock outstanding and held of record by National City. There will be 49,100,000 shares of Common Stock outstanding after giving effect to the sale of shares of Common Stock offered hereby and assuming no exercise of the Underwriters' over-allotment option. All outstanding shares are, and all shares to be outstanding after completion of the offering will be duly authorized, validly issued, fully paid and nonassessable.

     Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of Common Stock are not entitled to cumulative voting rights. Holders of Common Stock are entitled to receive dividends and other distributions when, as and if declared from time to time by the Board of Directors out of funds legally available for such purposes subject to any preferential rights of, and sinking fund or redemption or purchase rights with respect to, outstanding shares of Preferred Stock, if any. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights and payment of any distributions owing to holders of shares of Preferred Stock then outstanding, if any. Holders of the shares of Common Stock have no preemptive or conversion rights, and the shares of Common Stock are not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

PREFERRED STOCK

     There are no shares of Preferred Stock outstanding. The Board of Directors has the authority, without further action by the shareholders, to issue Preferred Stock in one or more series and to fix the rights, designations, preferences, privileges, qualifications, and restrictions thereof, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences, and sinking fund terms (any or all of which may be greater than the rights of the Common Stock). The Board of Directors also has the authority, without further action by the shareholders and to the extent now or hereafter permitted by law, to amend the Articles of Incorporation to fix the voting rights of the entire class of Preferred Stock. The Board of Directors, without shareholder approval, can issue shares of Preferred Stock with conversion, voting and other rights which could adversely affect the rights of the holders of shares of Common Stock.

OHIO LAW AND CERTAIN CHARTER PROVISIONS

     Control of the Company by National City, as well as certain statutory provisions of Ohio law and the Company's Amended Articles of Incorporation and Code of Regulations, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of the Company, including transactions in which shareholders of the Company might otherwise receive a premium over the then current market price for their shares. The Company has a classified Board of Directors so that only one-half of the directors are subject to election at any one annual meeting of the shareholders. In addition to having a potential anti-takeover effect, classification reduces the ability to alter the composition of the Board of Directors.

     The Company's Amended Articles of Incorporation and Code of Regulations contain various provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of the Company that is not approved by the Board of Directors. These provisions include (i) the right of the Board of Directors to issue unissued and unreserved shares of Common Stock without shareholder approval, (ii) the right of the Board of Directors to issue shares of Preferred Stock in one or more series and to designate the number of shares of each such series and the relative rights and preferences of such series, including voting rights (to the extent now or hereafter permitted by law), terms of redemption, redemption prices and conversion rights, without further shareholder approval, (iii) a Board of Directors divided into two classes such that directors are elected to serve for two-year, staggered terms, (iv) provisions prohibiting the removal of directors except upon the vote of 65% of the outstanding shares, (v) restricting the ability of shareholders to call a special meeting except upon the consent of shareholders representing 50% of the outstanding shares entitled to vote at such meeting; and (vi) restricting the ability of shareholders to fill vacancies in the Board of Directors except after a vote to increase the number of directors at a meeting called for that purpose.

     The Company's Code of Regulations also contains provisions requiring advance notice to the Company of (i) nominations of candidates for election to the Board of Directors who are not nominated by the Company and (ii) proposals to be brought before the Company's annual meeting of shareholders (other than proposals made by the Company). Without compliance with these provisions, any such nominations or shareholder proposals may not be considered by the Company.

     Further, Ohio law prohibits any person who owns 10% or more of a company's stock from engaging in mergers, consolidations, majority share acquisitions, asset sales, loans and certain other transactions with the corporation for a three-year period after acquiring the 10% ownership, unless approval is first obtained from the corporation's board of directors. After the three-year waiting period, the 10% shareholder can complete the transaction only if, among other things: (i) approval is received from two-thirds of all voting shares and from a majority of shares not held by the 10% shareholder or certain affiliated persons; or (ii) the transaction meets certain criteria designed to ensure fairness to all remaining shareholders.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

     Generally, a director of an Ohio corporation will not be found to have violated his fiduciary duties unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In general, a director is liable for monetary damages for any action or omission as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

     Under Ohio law, a corporation must indemnify its directors, as well as its officers, employees and agents, against expenses where any such person is successful on the merits or otherwise in defense of an action, suit or proceeding. A corporation may indemnify such persons in actions, suits and proceedings (including derivative suits) if the individual has acted in good faith and in a manner that he believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his conduct was unlawful. Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel or by the shareholders. In order to obtain reimbursement for expenses in advance of the final disposition of any action, the individual must provide an undertaking to repay the amount if it is ultimately determined that he is not entitled to be indemnified.

     In general, Ohio law requires that all expenses, including attorneys fees, incurred by a director in defending any action, suit or proceeding be paid by the corporation as they are incurred in advance of final disposition if the director agrees to repay such amounts if it is proved by clear and convincing evidence that his action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and if the director reasonably cooperates with the corporation concerning the action, suit or proceeding.

     The Company's Code of Regulations provides for indemnification which is coextensive with that permitted under Ohio law. The Company's Code of Regulations authorize the Company to enter into indemnification agreements with each present and future director and such officers, employees or agents as specified in the Code of Regulations. The Code of Regulations also authorizes the Company to enter into agreements to indemnify such persons to the maximum extent permitted by applicable law. The indemnification so granted is not limited to the indemnification specifically authorized by the Ohio General Corporation Law. Each agreement represents a contractual obligation of the Company which cannot be altered unilaterally.

NEW YORK STOCK EXCHANGE LISTING

     Prior to the date of this Prospectus, there has been no established public trading market for the Common Stock. The Company has applied to have the Common Stock approved for trading on the New York Stock Exchange under the symbol NAP.

TRANSFER AGENT AND REGISTRAR

     The Company presently intends to use National City Bank, Cleveland as the Transfer Agent and Registrar for the Common Stock.

                        SHARES AVAILABLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 49,100,000 shares of Common Stock outstanding. The 6,000,000 shares sold in the Offering (6,900,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any such shares acquired by a Restricted Person. The 43,100,000 shares of Common Stock which are held by National City are subject to a "lock-up" agreement under which National City has agreed, subject to certain exceptions, not to offer, sell, pledge, or otherwise dispose of any shares of Common Stock without the prior written consent of a representative of the Underwriters for a period of 360 days after the date of this Prospectus. Shares of Common Stock held by Restricted Persons are subject to a similar "lock-up" agreement for a period of 90 days after the date of this Prospectus. Following such times, National City and any such Restricted Person who is an "affiliate," of the Company as such term is defined in Rule 144 under the Securities Act ("Rule 144"), may sell such shares only pursuant to the requirements of Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act. Furthermore, the shares held by National City are "restricted securities" within the meaning of Rule 144.

     In general, under Rule 144, a person (or group of persons whose shares are aggregated) who has beneficially owned for at least two years shares of Common Stock which are treated as "restricted securities," including persons who may be deemed affiliates of the Company, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the company. A person who is not deemed to be an affiliate and who has beneficially owned restricted shares for at least three years is entitled to sell such shares to the public without regard to such limitations of Rule 144. Under Rule 144, a Restricted Person who is deemed an affiliate is entitled to sell shares purchased in the Offering subject to the volume, manner of sale and other
requirements described above.               of the currently outstanding shares
of Common Stock will have been held for two years as of             , 1996.

     In connection with the Offering, the Company has granted options to key employees and directors to purchase 2,150,000 shares of Common Stock under the Company's stock option plans. Such plans authorize up to 4,200,000 shares of Common Stock to be issuable upon the grant of stock options under such plans. See "Executive Compensation -- Compensation Pursuant to Employee Benefit Plans."

     Prior to the offering, there has been no active public market for the Company's Common Stock, and no prediction can be made as to the effect, if any, that sales of shares under Rule 144 or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after this offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, because such amount will depend on the trading volume in and market price for the Common Stock and other factors. Nevertheless, sales of substantial amounts of shares in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock or the Company's ability to raise equity in the future.

                                  UNDERWRITING

     Upon the terms and subject to the conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, (the "Underwriters"), for whom Salomon Brothers Inc, Montgomery Securities, NatCity Investments, Inc. and Smith Barney Inc. are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite of its name below.

                               UNDERWRITERS                        NUMBER OF SHARES
          ------------------------------------------------------   ----------------
          Salomon Brothers Inc..................................
          Montgomery Securities.................................
          NatCity Investments, Inc..............................
          Smith Barney Inc......................................
                                                                   ----------------
          Total.................................................       6,000,000
                                                                   ================

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Shares offered hereby (other than those subject to the over-allotment option described below) if any such Shares are purchased. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Representatives have advised the Company that the several Underwriters propose initially to offer the Shares to the public at the price to public set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession not in excess of $          per share. The Underwriters may
allow and such dealers may reallow a concession not in excess of $          per
share to other dealers. After the initial public offering, the price to public and such concessions may be changed.

     The Company has granted the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 900,000 additional shares of Common Stock from the Company at the same price per share as the initial 6,000,000 shares of Common Stock to be purchased by the Underwriters. The Underwriters may exercise such option only to cover over-allotments, if any, incurred in connection with the Offering. To the extent the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of such additional shares of Common Stock as the number of shares of Common Stock to be purchased and offered by such Underwriter in the table above bears to the total number of shares of Common Stock initially offered by the Underwriters hereby.

     At the request of the Company, up to 200,000 shares of Common Stock in the Offering have been reserved for sale at the public offering price to officers, directors, prospective directors and employees of the Company and to certain executive officers of National City. The number of shares of Common Stock available for sale in the Offering will be reduced to the extent such persons purchase such shares. Purchases will be prohibited to the extent that they are requested in lots of less than 150 shares. Any reserved shares not so purchased will be offered by the Underwriters on the same basis as the other shares available through the Offering.

     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, National City and their respective directors and officers have each agreed with the Underwriters not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, or file or cause to be filed a registration statement (other than a registration statement on Form S-8) under the Securities Act with respect to any shares of Common Stock or any securities or options convertible into or exchangeable or exercisable for shares of Common Stock for a period of 90 days, or, in the case of National City, 360 days, from the date of the Underwriting Agreement without the prior written consent of Salomon Brothers Inc; provided, that the Company may grant options pursuant to the Option Plan and the Director Plan as in effect on the date of the Underwriting Agreement, as long as any option so granted shall not become exercisable within the 90-day period immediately following the date of the Underwriting Agreement.

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the Company's record of operations, its current financial condition, its future prospects, the market for its services, the experience of management, the economic conditions of the Company's industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to the Company and other relevant factors. There can be no assurance, however, that the prices at which the Common Stock will sell in the public market after this Offering will not be lower than the price at which the Shares are sold by the Underwriters.

     The rules of the National Association of Securities Dealers, Inc. ("NASD") provide that no NASD member shall participate in a public offering of an issuer's securities where the issuer is an affiliate of such NASD member, unless a "qualified independent underwriter" shall have been engaged on the terms provided in such rules. NatCity Investments, Inc., one of the Underwriters of this Offering, is a wholly-owned subsidiary of National City and an affiliate of the Company.

     In view of such affiliation, the offering made hereby is being conducted in accordance with the rules of the NASD, and Salomon Brothers Inc, one of the Representatives of the Underwriters, is acting as "qualified independent underwriter" within the meaning of such rules. In connection therewith, Salomon Brothers Inc has exercised its usual standards of "due diligence" with respect to the Registration Statement of which this Prospectus forms a part and has recommended the maximum price at which the shares of Common Stock may be offered hereby. Salomon Brothers Inc will receive no separate fee for its services as qualified independent underwriter.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Cleveland, Ohio. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The consolidated financial statements of National Processing, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
NATIONAL PROCESSING, INC.
Report of Independent Auditors.......................................................    F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and
  March 31, 1996 (unaudited).........................................................    F-3
Consolidated Statements of Income for each of the three years in the period ended
  December 31, 1995, and for the three-month periods ended
  March 31, 1995 and 1996 (unaudited)................................................    F-5
Consolidated Statements of Changes in Shareholder's Equity for each of the three years in the period ended December 31, 1995, and for the
  three-month period ended March 31, 1996 (unaudited)................................    F-6
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1995, and for the three-month periods
  ended March 31, 1995 and 1996 (unaudited)..........................................    F-7
Notes to Consolidated Financial Statements...........................................    F-8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
National Processing, Inc.

     We have audited the accompanying consolidated balance sheets of National Processing, Inc. and subsidiaries (a wholly owned subsidiary of National City Corporation) as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Processing, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Cleveland, Ohio
June 6, 1996

                           NATIONAL PROCESSING, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31,            MARCH
                                                          ----------------------        31,
                                                            1994          1995        --------
                                                          --------      --------        1996
                                                                                      --------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................   $ 16,779      $ 22,618      $ 36,062
  Accounts receivable..................................     70,624        82,409        61,814
  Check inventory......................................      7,846         6,376         6,272
  Restricted deposits--client funds....................     85,506        55,773        51,535
  Other current assets.................................        671         1,603         4,448
  Income tax receivable from NCC.......................      1,662            --            --
                                                          --------      --------      --------
Total current assets...................................    183,088       168,779       160,131

Property and equipment:
  Furniture and equipment..............................     49,115        62,456        65,007
  Building and leasehold improvements..................      8,383         9,199         9,218
  Property leased from affiliate.......................      6,955         4,173         4,173
  Land and improvements................................        636           616           616
                                                          --------      --------      --------
                                                            65,089        76,444        79,014
  Accumulated depreciation and amortization............     37,132        44,948        46,577
                                                          --------      --------      --------
                                                            27,957        31,496        32,437
Other assets:
  Goodwill, net of accumulated amortization
     of $4,049 in 1994, $5,982 in 1995 and
     $6,474 in 1996....................................     73,456        72,604        72,112
  Deferred contract costs, net.........................         --         4,816         4,736
  Other assets.........................................      3,907         3,601         3,609
                                                          --------      --------      --------
Total other assets.....................................     77,363        81,021        80,457
                                                          --------      --------      --------
Total assets...........................................   $288,408      $281,296      $273,025
                                                          =========     =========     =========

See notes to consolidated financial statements.

                           NATIONAL PROCESSING, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31,            MARCH
                                                          ----------------------        31,
                                                            1994          1995        --------
                                                          --------      --------        1996
                                                                                      --------
                                                                                      (UNAUDITED)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Restricted deposits--client funds....................   $ 85,506      $ 55,773      $ 51,535
  Accounts payable--trade..............................      4,462         9,625         6,157
  Merchant payable--check services.....................      9,147         7,307         8,783
  Accrued bankcard assessments.........................     12,789        17,297        12,893
  Income tax payable to NCC............................         --         1,045         4,000
  Other accrued liabilities............................     11,119        13,623         7,207
  Borrowings from affiliates...........................     14,421            --            --
                                                          --------      --------      --------
Total current liabilities..............................    137,444       104,670        90,575
Obligation under property leased from affiliate........      2,815         2,671         2,635
                                                          --------      --------      --------
Total liabilities......................................    140,259       107,341        93,210
Shareholder's equity:
  Preferred stock; without par value;
     5,000,000 shares authorized;
     no shares issued or outstanding...................         --            --            --
  Common stock, without par value;
     95,000,000 shares authorized; 43,100,000
     shares issued and outstanding.....................          1             1             1
  Contributed capital..................................     64,825        64,825        64,825
  Retained earnings....................................     83,323       109,129       114,989
                                                          --------      --------      --------
Total shareholder's equity.............................    148,149       173,955       179,815
                                                          --------      --------      --------
Total liabilities and shareholder's equity.............   $288,408      $281,296      $273,025
                                                          =========     =========     =========

See notes to consolidated financial statements.

                           NATIONAL PROCESSING, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,              MARCH 31,
                                          --------------------------------    --------------------
                                            1993        1994        1995        1995        1996
                                          --------    --------    --------    --------    --------
                                                                              (UNAUDITED)
Revenues................................  $272,511    $319,532    $339,295    $ 78,350    $ 83,947
Operating expenses......................   148,927     178,633     189,505      43,027      46,396
Wages and benefits......................    49,541      56,966      53,801      13,618      14,204
General and administrative expenses.....    36,048      40,214      41,807      10,413      10,650
Depreciation and amortization...........     7,402       9,554      10,423       2,503       2,786
                                          --------    --------    --------    --------    --------
Operating profit........................    30,593      34,165      43,759       8,789       9,911
Net interest (expense) income...........      (363)       (582)        620          87         294
                                          --------    --------    --------    --------    --------
Income before income taxes..............    30,230      33,583      44,379       8,876      10,205
Provision for income taxes..............    12,846      14,327      18,573       3,709       4,345
                                          --------    --------    --------    --------    --------
Net income..............................  $ 17,384    $ 19,256    $ 25,806    $  5,167    $  5,860
                                          =========   =========   =========   =========   =========
Net income per share....................     $0.40       $0.45       $0.60       $0.12       $0.14
                                          =========   =========   =========   =========   =========
Shares used in computation..............    43,100      43,100      43,100      43,100      43,100
                                          =========   =========   =========   =========   =========

See notes to consolidated financial statements.

                           NATIONAL PROCESSING, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                            COMMON      CONTRIBUTED      RETAINED
                                            STOCK         CAPITAL        EARNINGS       TOTAL
                                            ------      -----------      --------      --------
Balance at January 1, 1993...............     $1          $11,214        $ 46,683      $ 57,898
Capital contribution from NCC............                  53,611                        53,611
Net income...............................                                  17,384        17,384
                                              --        -----------      --------      --------
Balance at December 31, 1993.............      1           64,825          64,067       128,893
Net income...............................                                  19,256        19,256
                                              --        -----------      --------      --------
Balance at December 31, 1994.............      1           64,825          83,323       148,149
Net income...............................                                  25,806        25,806
                                              --        -----------      --------      --------
Balance at December 31, 1995.............      1           64,825         109,129       173,955
Net income (unaudited)...................                                   5,860         5,860
                                              --        -----------      --------      --------
Balance at March 31, 1996 (unaudited)....     $1          $64,825        $114,989      $179,815
                                            ========    ===========      =========     =========

See notes to consolidated financial statements.

                           NATIONAL PROCESSING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                             THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                MARCH 31,
                                     ----------------------------------     ---------------------
                                       1993         1994         1995         1995         1996
                                     --------     --------     --------     --------     --------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net income........................   $ 17,384     $ 19,256     $ 25,806     $  5,167     $  5,860
Items not requiring cash
  currently:
  Uncollectible check expense.....     27,931       31,542       30,538        7,406        5,951
  Depreciation and amortization...      7,402        9,554       10,423        2,503        2,786
Changes in current assets and
  liabilities:
     Accounts receivable..........     (7,819)      (8,383)     (11,785)      13,546       20,595
     Check inventory..............    (34,515)     (27,256)     (29,068)      (6,292)      (5,847)
     Accounts payable--trade......      1,201        1,528        5,163          351       (3,468)
     Merchant payable--check
       services...................       (618)      (2,121)        (940)      (1,846)       1,476
     Accrued bankcard
       assessments................      2,374        1,804        4,508       (2,848)      (4,404)
     Income taxes
       payable/receivable.........     (4,414)      (2,343)       2,107        3,067        2,955
     Other current
       assets/liabilities.........         77        6,571        1,411        1,535       (9,261)
     Other, net...................     (1,687)        (537)         773         (525)         350
                                     --------     --------     --------     --------     --------
Net cash provided by operating
  activities......................      7,316       29,615       38,936       22,064       16,993
INVESTING ACTIVITIES
Capital expenditures..............    (10,035)     (10,825)     (10,066)      (1,678)      (3,513)
Acquisitions, net of cash
  acquired........................      4,221       (6,179)      (8,466)          --           --
                                     --------     --------     --------     --------     --------
Net cash used for investing
  activities......................     (5,814)     (17,004)     (18,532)      (1,678)      (3,513)
FINANCING ACTIVITIES
Principal payments under property
  leased from affiliate...........       (182)        (144)        (144)         (35)         (36)
Due to affiliates.................     (4,833)      (2,885)     (14,421)     (14,421)          --
                                     --------     --------     --------     --------     --------
Net cash used for financing
  activities......................     (5,015)      (3,029)     (14,565)     (14,456)         (36)
                                     --------     --------     --------     --------     --------
Net (decrease) increase in cash
  and
  cash equivalents................     (3,513)       9,582        5,839        5,930       13,444
Cash and cash equivalents,
  beginning of period.............     10,710        7,197       16,779       16,779       22,618
                                     --------     --------     --------     --------     --------
Cash and cash equivalents, end of
  period..........................   $  7,197     $ 16,779     $ 22,618     $ 22,709     $ 36,062
                                     =========    =========    =========    =========    =========

See notes to consolidated financial statements.

                           NATIONAL PROCESSING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    INFORMATION PERTAINING TO MARCH 31, 1996
                     AND FOR THE THREE-MONTH PERIODS ENDED
                       MARCH 31, 1995 AND MARCH 31, 1996
                                  IS UNAUDITED

A. ORGANIZATION AND BUSINESS

ORGANIZATION

     National Processing, Inc. (the Company) (a wholly owned subsidiary of National City Corporation (NCC), a bank holding company headquartered in Cleveland, Ohio) became the owner of all of the outstanding shares of National Processing Company (NPC) on June 5, 1996. In connection with its organization, the Company issued 750 shares of common stock to NCC, and NCC contributed the common stock of NPC (also a wholly owned subsidiary of NCC) to the Company. Since both the Company and NPC are wholly owned subsidiaries of NCC, this transfer of assets has been accounted for on the basis of historical cost. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions are eliminated in consolidation.

BUSINESS

     The Company is a leading provider of transaction processing services and customized processing solutions. The Company currently provides these services in three principal areas: Merchant Services, Corporate Services and Travel Services. Within Merchant Services, the Company focuses primarily on markets for credit and debit card processing and for check acceptance and collection. The Company's Corporate Services business provides integrated outsourcing solutions for customers' remittance processing, freight bill processing, corporate accounts payable and imaging functions. Customers of the Company's Merchant Services and Corporate Services are diverse in terms of both industries and size with no significant concentration in any particular industry or customer type. Through an exclusive long-term contract with the Airlines Reporting Corporation ("ARC"), which contract accounts for approximately $50 million in annual revenues for the Company, Travel Services acts as a processor and clearing house of all airline ticket payment transactions generated by travel agents in the United States.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     Financial statements prepared in accordance with generally accepted accounting principles necessitate the use of estimates and assumptions, by management, that influence the reported amounts of revenues and expenses, assets and liabilities and the disclosure requirement for contingent assets and liabilities during and at the date of the financial statements. As a consequence, actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes as fee income the amounts charged by its various businesses for the related processing activities. All revenues are recognized at the time services are rendered.

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid bank certificates of deposit which are readily convertible to cash.

                           NATIONAL PROCESSING, INC.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of accounts receivable, restricted deposits, accounts payable, merchants payable, and payables to affiliates. The carrying values of these financial instruments approximate their fair values.

CHECK INVENTORY

     The amount paid for checks submitted to the Company by merchants participating in its various check guarantee programs are recorded in an inventory account at the amount the Company deems ultimately collectible, subject to revision based on a continuous review of collection statistics. The check inventory is classified as current in accordance with trade practice.

RESTRICTED DEPOSITS--CLIENTS FUNDS

     The Company's travel and freight processing businesses regularly receive funds, as part of the settlement process, in advance of the related disbursement. Such monies are set aside in restricted accounts and a liability is recorded for an equal and offsetting amount.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful life or term of the lease, whichever is shorter. Maintenance and repairs are expensed as incurred, while improvements that extend the useful life of the related assets are capitalized and depreciated over the remaining life of the related assets. The ranges of estimated useful lives are as follows:

Furniture and equipment                       3 to 10 years
Building and leasehold improvements           5 to 20 years
Property leased from affiliates                    35 years
Land improvements                                  15 years

Upon the sale or disposal of property or equipment, the cost and accumulated depreciation accounts are adjusted accordingly and any gain or loss is recognized in income. Depreciation expense was $5.3 million, $7.3 million, and $8.1 million in 1993, 1994, and 1995, respectively, and $1.9 million and $2.2 million in the first three months of 1995 (unaudited) and 1996 (unaudited), respectively.

ACQUISITIONS

     Operations of companies acquired in purchase transactions are included in the statements of income from the respective acquisition dates. The excess of the purchase price over the net assets acquired (goodwill) is amortized on a straight-line basis over 40 years.

MERCHANT PAYABLE--CHECK SERVICES

     As part of its check services operations, the Company reimburses merchants for checks that are dishonored. The liability to merchants for returned checks guaranteed by the Company is established in part based upon an estimate of the volume of checks accepted by the various merchants which are expected to be dishonored. Differences between the estimated and actual merchant guaranteed check liability are recorded at the time the checks are acquired from the merchants.

                           NATIONAL PROCESSING, INC.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
ACCRUED BANKCARD ASSESSMENTS

     The liability to the VISA(R) and MasterCard(R) organizations originating from the Company's agreements with these agencies, as an authorized processor, is accrued and settled on a monthly and quarterly basis, respectively. The Company recovers these assessment charges through various contractual arrangements with its customers.

INCOME TAXES

     The Company is included in the consolidated federal income tax return of NCC. NCC's policy is to allocate income taxes to its subsidiaries on a separate return basis, which includes any net operating income or losses or alternative minimum taxes, subject to recognition of such items on a consolidated basis.

NET INCOME PER SHARE

     Net income per share is based upon the number of common shares outstanding during each period. The number of common shares used in the determination of per share amounts has been adjusted in all periods presented to give retroactive effect to the 57,465 2/3 for 1 stock split which was effective on June 6, 1996.

C. ACQUISITIONS

     In February 1993, NCC acquired JBS Associates, Inc. (JBS), a check guarantee and authorization business, for total consideration of $53.6 million, consisting of cash of $24.3 million and approximately 1.5 million shares of NCC common stock, and contributed the net assets of JBS to NPC. In January 1994, the Company acquired certain assets of CTI Logistics, Inc., a freight payment processor. These transactions were accounted for as purchases and, accordingly, the purchase prices were allocated to the assets acquired based on their estimated fair values.

     In December 1995, the Company acquired certain of the assets of the remittance processing business of First Data Resources Inc. (FDR) under an agreement wherein NPC will provide remittance processing for current and future customers of FDR. $4.8 million was allocated to the cost of the contract and is being amortized over 15 years beginning in 1996.

     On January 1, 1996, the Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This standard requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment is measured based on the present value of expected future cash flows from the use of the asset and its eventual disposition. If the expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized. The adoption of this statement did not have a material impact on financial position or results of operations.

D. TRANSACTIONS WITH AFFILIATES

     The Company maintains a line of credit with National City Bank of Kentucky
(NCBK), a wholly-owned subsidiary of NCC, for its short-term borrowing needs. The Company also leases certain facilities from NCBK under long-term agreements classified as "Property Leased From Affiliate" in the accompanying financial statements. Future minimum payments under these leases, which expire between 1999 and 2019, are $5.1 million, including interest of $2.4 million.

                           NATIONAL PROCESSING, INC.

C. TRANSACTIONS WITH AFFILIATES -- (CONTINUED)
     Borrowings made are pursuant to formalized arrangements with NCBK. The borrowings outstanding totaled $14.4 million at December 31, 1994. No obligations were outstanding at December 31, 1995 or March 31, 1996 (unaudited). The interest rate on borrowings was 5.94%, 5.91%, and 5.38% at December 31, 1994 and 1995 and March 31, 1996 (unaudited), respectively. The Company paid $0.4 million, net, in 1993, and $0.6 million, net, in 1994, received $0.6 million, net, in 1995 for interest and received $0.1 million and $0.3 million, net, for the three month period ended March 31, 1995 (unaudited) and 1996 (unaudited), respectively.

     The Company uses the proof and transit department of NCBK to provide processing for remittances. The charges for these services, which are included in operating expenses, were $3.7 million each year in 1993, 1994, and 1995 and $1.0 million and $0.9 million for the three month period ended March 31, 1995 (unaudited) and 1996 (unaudited), respectively.

     The Company receives certain administrative services, such as internal audit and legal, from NCC and its affiliates. Charges for these services are included in general and administrative expenses and totalled $1.1 million, $1.8 million, and $2.1 million in 1993, 1994, and 1995, respectively, and $0.5 million and $0.5 million for the three month period ended March 31, 1995 (unaudited) and 1996 (unaudited), respectively.

E. OPERATING LEASES

     The Company leases various offices, facilities and equipment under noncancellable lease agreements with expiration dates through 2003. During the normal course of business, most of these leases will be renewed or replaced by other leases. Future minimum rental payments under these leases are $4.4 million in 1996; $2.9 million in 1997; $2.2 million in 1998; $1.9 million in 1999; $1.5 million in 2000 and $8.5 million thereafter. Rent expense under operating leases was $3.9 million, $5.1 million, and $5.6 million in 1993, 1994 and 1995, respectively, and $1.3 million and $1.5 million for the three month period ended March 31, 1995 (unaudited) and 1996 (unaudited), respectively.

F. PROVISION FOR INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                                               THREE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31                MARCH 31
                                        ---------------------------------      ------------------
                                         1993         1994         1995         1995        1996
                                        -------      -------      -------      ------      ------
                                                                                   (UNAUDITED)
Federal:
  Current............................   $12,075      $11,163      $14,826      $3,370      $3,778
  Deferred...........................      (776)        (843)        (812)       (484)        (54)
State................................     1,547        4,007        4,559         823         621
                                        -------      -------      -------      ------      ------
                                        $12,846      $14,327      $18,573      $3,709      $4,345
                                        ========     ========     ========     ======      ======

                           NATIONAL PROCESSING, INC.

F. PROVISION FOR INCOME TAXES -- (CONTINUED)
     The temporary differences that gave rise to deferred tax assets and liabilities, which are included in the income tax receivable from or payable to NCC, are as follows (in thousands):

                                                                DECEMBER 31,          MARCH 31,
                                                            --------------------      ---------
                                                             1994         1995          1996
                                                            -------      -------      ---------
                                                                                      (UNAUDITED)
Deferred tax assets:
  Bad debts..............................................   $   212      $   673       $   624
  Pension................................................        29          453           421
  Benefits and deferred compensation.....................     1,186          854           959
  Other..................................................        23           26            26
Deferred tax liabilities:
  Depreciation...........................................    (1,024)      (1,342)       (1,342)
  Amortization...........................................      (315)        (122)          (90)
  Other..................................................      (700)        (319)         (321)
                                                            -------      -------      ---------
Net deferred tax (liabilities) assets....................   $  (589)     $   223       $   277
                                                            ========     ========     =========

     The reconciliation of the U.S. statutory income tax rate to the Company's effective tax rate is as follows:

                                                                                   THREE MONTHS
                                                                                      ENDED
                                                    YEARS ENDED DECEMBER 31          MARCH 31
                                                    ------------------------      --------------
                                                    1993      1994      1995      1995      1996
                                                    ----      ----      ----      ----      ----
                                                                                   (UNAUDITED)
U.S. statutory rate..............................   35.0%     35.0%     35.0%     35.0%     35.0%
Non-deductible amortization......................   2.0       2.0       1.5       1.9       1.7
State taxes, net of federal benefit..............   3.3       7.8       6.7       6.0       4.0
Other............................................   2.2       (2.1)     (1.3)     (1.1)     1.9
                                                    ----      ----      ----      ----      ----
                                                    42.5%     42.7%     41.9%     41.8%     42.6%
                                                    =====     =====     =====     =====     =====

     Cash paid to NCC for income taxes was $11.9 million, $14.3 million, and $15.4 million in 1993, 1994, and 1995, respectively. Cash received from NCC for income taxes was $0.1 million and cash paid to NCC for income taxes was $0.9 million for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited), respectively.

G. EMPLOYEE BENEFIT PLANS

     An employee thrift plan offers all employees, who meet certain age and eligibility requirements, a program of regular savings and investment funded by their own contributions and discretionary matching contributions of NPC. NPC recorded $1.1 million, $1.6 million, and $2.1 million, respectively, in matching contributions during 1993, 1994, 1995 and $0.5 million and $0.6 million for the three month period ended March 31, 1995 (unaudited) and 1996 (unaudited), respectively.

     NPC receives a charge from NCC for the administration of the remaining assets and liabilities associated with a curtailed defined benefit retirement plan which amounted to $1.0 million, $0.5 million, and $0.2 million in 1993, 1994, and 1995, respectively, and $0.1 million and $0.1 million for the three month period ended March 31, 1995 (unaudited) and 1996 (unaudited), respectively.

                           NATIONAL PROCESSING, INC.

H. STOCK OPTIONS

     The Company was authorized on June 5, 1996 to grant options up to 4,000,000 and 200,000 shares of common stock under an employee stock option plan (the Employee Plan) and a directors stock option plan (the Directors Plan), respectively. The Employee Plan authorizes the issuance of options to purchase common stock to officers and key employees at the market price of the shares on the date of grant. Options generally become exercisable 33% annually beginning one year from the date of grant. The Directors Plan authorizes the issuance of options to purchase common stock to certain directors at the market price of the shares on the date of grant.

     In connection with its initial public offering of common stock, the Company expects to grant options of 2,050,000 and 100,000 shares under the Employee Plan and the Directors Plan, respectively, at the initial public offering price, which will be accounted for in accordance with APB Opinion No. 25.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair-value based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to measure compensation costs for its plans as prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." If an entity elects to use the accounting in Opinion 25, pro forma disclosures of net income and earnings per share must be made as if the fair value method of accounting, as defined by SFAS No. 123, had been applied. The disclosure requirements of SFAS No. 123 will be adopted as required for financial statements in 1996.

I. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company is involved in litigation from time to time. In the opinion of management, the ultimate liability, if any, arising from this litigation is not expected to have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

J. SELECTED QUARTERLY DATA (UNAUDITED)

     Selected quarterly data for the years ended December 31, 1995 and 1994 are as follows (in thousands, except per share amounts):

                                                     YEAR ENDED DECEMBER 31, 1995
                                     ------------------------------------------------------------
                                      FIRST       SECOND        THIRD       FOURTH
                                     QUARTER      QUARTER      QUARTER      QUARTER       TOTAL
                                     -------      -------      -------      -------      --------
Revenues..........................   $78,350      $84,902      $85,136      $90,907      $339,295
Operating profit..................     8,789       10,719       10,496       13,755        43,759
Net income........................     5,167        6,301        6,170        8,168        25,806
Net income per share..............      0.12         0.15         0.14         0.19          0.60

                                                     YEAR ENDED DECEMBER 31, 1994
                                     ------------------------------------------------------------
                                      FIRST       SECOND        THIRD       FOURTH
                                     QUARTER      QUARTER      QUARTER      QUARTER       TOTAL
                                     -------      -------      -------      -------      --------
Revenues..........................   $72,972      $79,102      $80,675      $86,783      $319,532
Operating profit..................     6,765        9,196        8,707        9,497        34,165
Net income........................     3,581        4,908        4,675        6,092        19,256
Net income per share..............      0.09         0.11         0.11         0.14          0.45

                           NATIONAL PROCESSING, INC.

                                     [MAP]

                                   [TO COME]

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Additional Information..................      3
Prospectus Summary......................      4
Risk Factors............................      8
Use of Proceeds.........................     16
Dividend Policy.........................     16
Capitalization..........................     17
Dilution................................     18
Selected Consolidated Financial Data....     19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................     20
Business................................     26
Management..............................     45
Executive Compensation..................     47
Certain Transactions....................     60
Description of Capital Stock............     63
Shares Available for Future Sale........     66
Underwriting............................     67
Legal Matters...........................     68
Experts.................................     68
Index to Financial Statements...........    F-1

UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

6,000,000 SHARES

NATIONAL PROCESSING, INC.

COMMON STOCK
(WITHOUT PAR VALUE)
                                     [LOGO]

SALOMON BROTHERS INC

MONTGOMERY SECURITIES

NATCITY INVESTMENTS, INC.

SMITH BARNEY INC.



PROSPECTUS

DATED             , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Common Stock being registered hereby, other than underwriting discounts and commissions.

     Securities and Exchange Commission registration fee.....................   $    38,069
     National Association of Securities Dealers, Inc. filing fee.............        11,540
     New York Stock Exchange application fee.................................             *
     Transfer Agent's and Registrar's fees...................................             *
     Printing costs..........................................................             *
     Accounting fees and expenses............................................             *
     Legal fees and expenses (not including Blue Sky)........................             *
     Blue Sky fees and expenses..............................................             *
     Miscellaneous expenses..................................................             *
                                                                             ---------------
               Total.........................................................   $         *
                                                                             ===============

- ---------------
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13 of the Ohio Revised Code sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 1701.13 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper. Moreover,
Section 1701.13 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13 establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any regulation, agreement, vote of stockholders or disinterested directors or otherwise.

     Under certain circumstances provided in Regulations 30, 31 and 32 of the Registrant's Code of Regulations and subject to Section 1701.13 of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers, directors and other persons), the Registrant will indemnify any director or officer or any former director or officer of the Registrant against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. A copy of the Registrant's Code of Regulations is included herein as Exhibit 3.1(ii).

     The Company intends to enter into indemnity agreements (the "Indemnity Agreements") with the current directors and executive officers of the Registrant and expects to enter into similar agreements with any director or executive officer elected or appointed in the future at the time of their election or appointment. Pursuant to the Indemnity Agreements, the Registrant will indemnify a director or executive officer of the Registrant (the "Indemnitee") if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is only available if the Indemnitee acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Registrant. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnity Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written promise to repay the advanced amounts in the event that it is determined that the conduct of the Indemnitee has not met the applicable standard of conduct. In addition, the Indemnity Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement. Copies of the forms of Indemnity Agreements for directors, officers and persons who serve in both capacities with the Company are included herein as Exhibits 10.33, 10.34 and 10.35.

     The Registrant currently is negotiating to obtain an insurance policy insuring the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Reference is made to the Form of Underwriting Agreement filed as Exhibit
1.1 hereto with respect to the indemnification provisions contained therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On June 5, 1996, the Registrant issued 750 shares of Common Stock to National City Corporation and National City Corporation contributed all of the shares of National Processing Company to the Registrant.

     On June 6, 1996, the Registrant effected a 57,465 2/3-to-one stock split in the form of a stock dividend of 43,099,250 shares to National City Corporation.

     The foregoing transactions were effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following Exhibits are filed herewith and made a part hereof:

    EXHIBIT
    NUMBER                                  DESCRIPTION OF DOCUMENT
- ---------------   ---------------------------------------------------------------------------
     * 1.1        Form of Underwriting Agreement.
       3.1(i)     Amended Articles of Incorporation of the Registrant.
       3.1(ii)    Code of Regulations of the Registrant.
     * 4.1        Specimen Certificate for the Common Stock, without par value, of the
                  Registrant.
     * 4.2        Registration Rights Agreement between the Registrant and National City
                  Corporation dated             , 1996.
       5.1        Form of Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.
      10.1        Absolute Net Ground Lease by and between Preston Manor, Inc. and Allied
                  Stores Corporation dated January 16, 1969.
      10.2        Second Amendment to Lease by and between William G. Earley, Plaza Centers,
                  Inc. and First National Bank of Louisville dated April 15, 1986.
     *10.3        Building Lease between First National Bank of Louisville and NPC of Arizona dated September 1, 1984.
     *10.4        Form of Sponsorship Agreement between the Registrant and National City Bank of Kentucky.
     *10.5        Form of Administrative Services Agreement between the Registrant and
                  National City Corporation.
     *10.6        Form of Remittance Processing Services Agreement by and among the
                  Registrant and certain bank subsidiaries of National City Corporation.
     *10.7        Form of Administrative Services Agreement by and among the Registrant and
                  Stored Value Systems, Inc.
     *10.8        Form of Card Services Agreement by and among the Registrant and certain bank subsidiaries of National City Corporation.
     *10.9        Form of Tax Allocation Agreement between the Registrant and National City
                  Corporation.
     *10.10       The Agreement between Airlines Reporting Corporation and First National
                  Bank of Louisville and the Registrant for Area Settlement Plan Processing
                  Services dated October 16, 1986.
      10.11       First Amendment to Agreements between Airlines Reporting Corporation and
                  First National Bank of Louisville and the Registrant dated December 12,
                  1991.
      10.12       1994 Amendment to Agreements between Airlines Reporting Corporation and the
                  Registrant dated December 31, 1994.
      10.13       Supplemental Agreement by and between the Registrant and Airlines Reporting
                  Corporation, dated February 24, 1995.
      10.14       Amendment to Agreement between Airlines Reporting Corporation and National
                  City Bank of Kentucky (formerly known as First National Bank of Louisville)
                  and the Registrant for Area Settlement Plan Processing Services, dated
                  August 19, 1995.
     *10.15       Agreement between the Registrant and VISA(R) U.S.A. Inc. dated January 1,
                  1996.
     *10.16       Point-of-Sale Service Agreement between the Registrant and Mastercard
                  International Incorporated dated January 25, 1994.

    EXHIBIT
    NUMBER                                  DESCRIPTION OF DOCUMENT
- ---------------   ---------------------------------------------------------------------------
      10.17       Employment Agreement and Undertaking of Confidentiality between the
                  Registrant and Tony G. Holcombe dated November 1, 1994.
      10.18       Employment Agreement and Undertaking of Confidentiality between the
                  Registrant and Richard A. Alston dated January 18, 1995.
      10.19       Employment Agreement and Undertaking of Confidentiality between the
                  Registrant and Robert E. Johnson dated April 4, 1995.
      10.20       Employment Agreement and Undertaking of Confidentiality between the
                  Registrant and Kurt S. Knipp dated February 6, 1995.
      10.21       Employment Agreement and Undertaking of Confidentiality between the
                  Registrant and Thomas A. Wimsett dated May 23, 1995.
      10.22       Employment, Non-Disclosure and Non-Competition Agreement between the
                  Registrant and David R. Zook dated March 17, 1995.
     *10.23       Severance Agreement between the Registrant and Tony G. Holcombe dated May
                  24, 1996.
     *10.24       Severance Agreement between the Registrant and Richard A. Alston dated May
                  24, 1996.
     *10.25       Severance Agreement between the Registrant and Robert E. Johnson dated May
                  24, 1996.
     *10.26       Severance Agreement between the Registrant and Kurt S. Knipp dated May 24,
                  1996.
     *10.27       Severance Agreement between the Registrant and Thomas A. Wimsett dated May
                  24, 1996.
     *10.28       Severance Agreement between the Registrant and David R. Zook dated May 24,
                  1996.
     *10.29       The Registrant's 1996 Stock Option Plan.
     *10.30       The Registrant's Nonemployee Directors Stock Option Plan.
     *10.31       The Registrant's Short-Term Incentive Compensation Plan for Senior
                  Executives.
      10.32       The Registrant's Long-Term Incentive Compensation Plan for Senior Officers.
      10.33       Form of Indemnification Agreement between the Registrant and its Executive
                  Officers who are Directors.
      10.34       Form of Indemnification Agreement between the Registrant and its Executive
                  Officers who are not Directors.
      10.35       Form of Indemnification Agreement between the Registrant and its Directors who are not Executive Officers.
      21.1        Subsidiaries of the Registrant.
      23.1        Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
      23.3        Consent of Ernst & Young, LLP, independent auditors.
      24.1        Powers of Attorney.

- ---------------
* To be filed by amendment.

     (b) Financial Statement Schedules.

     All schedules have been omitted because they are not applicable, not required or the required information is included in the financial statements and notes thereto.

ITEM 17.  UNDERTAKINGS

     (a) Equity Offerings of Nonreporting Registrants. The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Acceleration of Effectiveness. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) Rule 430A Prospectuses. The undersigned Registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on June 7, 1996.

                                            NATIONAL PROCESSING, INC.

                                            By: /s/ Richard A. Alston
                                               --------------------------------
                                              Executive Vice President,
                                              Finance and Corporate Development

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                        DATE
- ---------------------------------------- -----------------------------------   ----------------
                       *                 President, Chief Executive Officer        June 7, 1996
- ---------------------------------------  and Director (Principal Executive
Tony G. Holcombe                         Officer)

/s/ Richard A. Alston                    Executive Vice President, Finance         June 7, 1996
- ---------------------------------------  and Corporate Development
Richard A. Alston                        (Principal Financial Officer)


                       *                 Chief Accounting Officer                  June 7, 1996
- ---------------------------------------  (Principal Accounting Officer)
Glenn Rhodes

                       *                 Director                                  June 7, 1996
- ---------------------------------------
James R. Bell III

                       *                 Director                                  June 7, 1996
- ---------------------------------------
William R. Robertson

                       *                 Director                                  June 7, 1996
- ---------------------------------------
Robert G. Siefers

                       *                 Director                                  June 7, 1996
- ---------------------------------------
Delroy R. Hayunga

* The undersigned by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the Company and which have been filed with the Securities and Exchange Commission on behalf of such officers and directors.


  By: /s/Richard A. Alston
      ------------------------------------
      Richard A. Alston
      as Attorney-in-Fact

                               INDEX TO EXHIBITS

   EXHIBITS                               DESCRIPTION
- ---------------   -----------------------------------------------------------
      *1.1        Form of Underwriting Agreement.
       3.1(i)     Amended Articles of Incorporation of the Registrant.
       3.1(ii)    Code of Regulations of the Registrant.
      *4.1        Specimen Certificate for the Common Stock, without par
                  value, of the Registrant.
      *4.2        Registration Rights Agreement between the Registrant and
                  National City Corporation dated             , 1996.
       5.1        Form of Opinion of Jones, Day, Reavis & Pogue as to the
                  validity of the securities being offered.
      10.1        Absolute Net Ground Lease by and between Preston Manor,
                  Inc. and Allied Stores Corporation dated January 16, 1969.
      10.2        Second Amendment to Lease by and between William G. Earley,
                  Plaza Centers, Inc. and First National Bank of Louisville
                  dated April 15, 1986.
     *10.3        Building Lease between First National Bank of Louisville
                  and NPC of Arizona dated September 1, 1984.
     *10.4        Form of Sponsorship Agreement between the Registrant and
                  National City Bank of Kentucky.
     *10.5        Form of Administrative Agreement between the Registrant and
                  National City Corporation.
     *10.6        Form of Remittance Processing Services Agreement by and
                  among the Registrant and certain bank subsidiaries of
                  National City Corporation.
     *10.7        Form of Administrative Services Agreement by and among the
                  Registrant and Stored Value Systems, Inc.
     *10.8        Form of Card Services Agreement by and among the Registrant and certain bank subsidiaries of National City Corporation.
     *10.9        Form of Tax Allocation Agreement between the Registrant and
                  National City Corporation.
     *10.10       The Agreement between Airlines Reporting Corporation and
                  First National Bank of Louisville and the Registrant for
                  Area Settlement Plan Processing Services dated October 16,
                  1986.
      10.11       First Amendment to Agreements between Airlines Reporting
                  Corporation and First National Bank of Louisville and the
                  Registrant dated December 12, 1991.
      10.12       1994 Amendment to Agreements between Airlines Reporting
                  Corporation and the Registrant dated December 31, 1994.
      10.13       Supplemental Agreement by and between the Registrant and
                  Airlines Reporting Corporation, dated February 24, 1995.
      10.14       Amendment to Agreement between Airlines Reporting
                  Corporation and National City Bank of Kentucky (formerly
                  known as First National Bank of Louisville) and the
                  Registrant, for Area Settlement Plan Processing Services,
                  dated August 19, 1995.
     *10.15       Agreement between the Registrant and VISA(R) U.S.A. Inc.
                  dated January 1, 1996.

   EXHIBITS                               DESCRIPTION
- ---------------   -----------------------------------------------------------
     *10.16       Point-of-Sale Service Agreement between the Registrant and
                  Mastercard International Incorporated dated January 25,
                  1994.
      10.17       Employment Agreement and Undertaking of Confidentiality
                  between the Registrant and Tony G. Holcombe dated November
                  1, 1994.
      10.18       Employment Agreement and Undertaking of Confidentiality
                  between the Registrant and Richard A. Alston dated January
                  18, 1995.
      10.19       Employment Agreement and Undertaking of Confidentiality
                  between the Registrant and Robert E. Johnson dated April 4,
                  1995.
      10.20       Employment Agreement and Undertaking of Confidentiality
                  between the Registrant and Kurt S. Knipp dated February 6,
                  1995.
      10.21       Employment Agreement and Undertaking of Confidentiality
                  between the Registrant and Thomas A. Wimsett dated May 23,
                  1995.
      10.22       Employment, Non-Disclosure and Non-Competition Agreement
                  between the Registrant and David R. Zook dated March 17,
                  1995.
     *10.23       Severance Agreement between the Registrant and Tony G.
                  Holcombe dated May 24, 1996.
     *10.24       Severance Agreement between the Registrant and Richard A.
                  Alston dated May 24, 1996.
     *10.25       Severance Agreement between the Registrant and Robert E.
                  Johnson dated May 24, 1996.
     *10.26       Severance Agreement between the Registrant and Kurt S.
                  Knipp dated May 24, 1996.
     *10.27       Severance Agreement between the Registrant and Thomas A.
                  Wimsett dated May 24, 1996.
     *10.28       Severance Agreement between the Registrant and David R.
                  Zook dated May 24, 1996.
     *10.29       The Registrant's 1996 Stock Option Plan.
     *10.30       The Registrant's Nonemployee Directors Stock Option Plan.
     *10.31       The Registrant's Short-Term Incentive Compensation Plan for
                  Senior Executives.
      10.32       The Registrant's Long-Term Incentive Compensation Plan for
                  Senior Officers.
      10.33       Form of Indemnification Agreement between the Registrant
                  and its Executive Officers who are Directors.
      10.34       Form of Indemnification Agreement between the Registrant
                  and its Executive Officers who are not Directors.
      10.35       Form of Indemnification Agreement between the Registrant
                  and its Directors who are not Executive Officers.
      21.1        Subsidiaries of the Registrant.
      23.1        Consent of Jones, Day, Reavis & Pogue (included in Exhibit
                  5.1).
      23.3        Consent of Ernst & Young, LLP, independent auditors.
      24.1        Powers of Attorney.

- ---------------
* To be filed by amendment.
